                                                    Filed Pursuant to Rule 424B4
                                                      Registration No. 333-46784

                                  $300,000,000

                               ONI Systems Corp.

             5% Convertible Subordinated Notes due October 15, 2005

                               ----------------

[ONI Systems Corp. LOGO]
   You may convert the notes into shares of ONI Systems' common stock at any time before their maturity or their prior redemption or repurchase by ONI Systems. The notes will mature on October 15, 2005. The conversion rate is
10.9129 shares per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $91.64 per share. On October 23, 2000, the last reported sale price for the common stock on the Nasdaq National Market was $75.5625 per share. The common stock is quoted on the Nasdaq National Market under the symbol "ONIS".


   ONI Systems will pay interest on the notes on April 15 and October 15 of each year. The first interest payment will be made on April 15, 2001. The notes will be subordinated in right of payment to all of ONI Systems' future senior debt. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

   On or after October 16, 2003, ONI Systems has the option to redeem all or a portion of the notes that have not been previously converted at the redemption prices set forth in this prospectus. Prior to October 16, 2003, ONI Systems has the option to redeem all or a portion of the notes, subject to certain conditions set forth in this prospectus. You have the option, subject to certain conditions, to require ONI Systems to repurchase any notes held by you in the event of a "change in control", as described in this prospectus, at a price equal to 100% of the principal amount of the notes plus accrued interest to the date of repurchase.

   The notes will be evidenced by a global note deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company. Except as described in this prospectus, beneficial interests in the global note will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants.

   ONI Systems does not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

   Concurrently with this offering of notes, ONI Systems and some of its stockholders are conducting a separate offering of 8,000,000 shares of ONI Systems common stock. This offering of notes is not conditioned on the completion of the offering of our common stock.

   See "Risk Factors" beginning on page 9 of this prospectus to read about important factors you should consider before buying the notes.

                               ----------------

                              Offering Price: 100%

   The offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from the date of original issuance of the notes, expected to be October 27, 2000.

                               ----------------

   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

   To the extent that the underwriters sell more than $300,000,000 in principal amount of notes, the underwriters will have the option to purchase up to an additional $45,000,000 in principal amount of notes from ONI Systems at the offering price, less the underwriting discount.

   The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company in New York, New York on October 27, 2000.

Goldman, Sachs & Co.                                  Credit Suisse First Boston
                              Robertson Stephens
                                                                      Chase H&Q

                               ----------------

                       Prospectus dated October 23, 2000.

[LOGO OF ONI SYSTEMS]

                               PROSPECTUS SUMMARY

   You should read this summary together with the entire prospectus, including the more detailed information in our financial statements and accompanying notes appearing elsewhere in this prospectus.

                               ONI Systems Corp.

   We develop, market and sell communications networking equipment, based entirely on optical technology, for metropolitan area and regional networks. Our equipment uses pulses of light rather than electric current in the transmission and routing of telephone, Internet and other data communications in these networks. Our customers are communication service providers. Our products enable them to relieve traffic bottlenecks in their metropolitan and regional networks and to deliver new data communication services sought by their subscribers. Our products help our customers to rapidly build high-capacity metro networks that are flexible, easy to expand and capable of supporting multiple services for end-users.

   Internet usage has increased in terms of both the number of users and the quantity of information transmitted. In response, communication service providers have deployed optical technology to increase the transmission capacity in long-distance networks and in the local area networks used by enterprises. However, similar improvements have not been made to the metro networks that bridge the gap between enterprise networks and long-distance networks. Until recently, optical products available to metro network service providers have been based on technologies which were originally designed to serve long distance or enterprise networks, and are costly, difficult to expand and difficult to manage in the metro environment.

   Our first product, the ONLINE9000(TM), has been generally available since January 2000. Our second product, the ONLINE7000(TM), has been generally available since June 2000. These products incorporate our OPTX(TM) network operating system and our OLMP(TM) inter-network communications protocol to manage and support a diverse mix of service offerings by our customers.

   The benefits of our products include:

  . Multi-service capability. Our products allow service providers to introduce and support a changing mix of services without deploying dedicated equipment for each service type. Our products are also compatible with existing services based on the synchronous optical network standard.

  . Manageability and flexibility. Our products enable real time end-to-end management, surveillance, service activation, network inventory management and billing within our OPTX network operating system.

  . Cost effectiveness and scalability. Our products eliminate costly optical-to-electrical conversions within a metro network, and the scalability of our products allows service providers to build metro networks in a pay-as-you-grow fashion.

  . Rapid and efficient service restoration. Our products provide for rapid restoration of mission critical services without the need to dedicate network capacity carrying duplicated traffic for this capability.

   We anticipate that two new products, the SONET/SDH Multiplexer and the Data Multiplexer for use with our ONLINE products, will be generally available in November 2000. These new products will allow our customers to combine up to 16 lower-speed signals into a single wavelength channel, without traditional multiplexing equipment.

   In addition, we anticipate that our new ONLINE11000(TM) product will be generally available in December 2000. Like our existing ONLINE products, the ONLINE11000 will incorporate our OPTX network operating system and OLMP inter-networking protocol to manage and support a diverse mix of service offerings by our customers.

   The following are key elements of our strategy:

  . leverage our optical technology to achieve early design wins in metro networks;

  . work closely with service providers to identify and enable new revenue-generating services for their end-users;

  . extend our technology leadership through continued investment in research and development;

  . leverage our optical manufacturing expertise and relationships to reduce costs and increase flexibility to meet demand;

  . expand our direct sales and service and support capabilities worldwide;
    and

  . establish strategic alliances and pursue acquisitions to broaden our product, service and technology portfolios.

   Since commencing operations in December 1997, our expenses have significantly exceeded our revenue as we have developed our products and strategy. Through June 30, 2000, we incurred cumulative losses of $129.2 million. We expect to have large fixed expenses and to incur increasing sales, research, manufacturing and administrative expenses, and we expect to operate at a loss for a period of time. We expect to continue to need to raise capital to fund losses and expansion. Our first product has been generally available only since January 2000 and our second product only since June 2000, so the likelihood of success of these and future products is impossible to predict.

                             Corporate Information

   We were incorporated in California on October 20, 1997 as Optical Networks, Incorporated. In April 2000, we reincorporated in Delaware and changed our name to ONI Systems Corp. Our principal executive offices are located at 166 Baypointe Parkway, San Jose, California 95134-1621. Our telephone number is
(408) 965-2600.

                                  THE OFFERING

Securities offered...... $300,000,000 aggregate principal amount of 5% Convertible
                         Subordinated Notes due October 15, 2005, which does not
                         include an additional $45,000,000 aggregate principal
                         amount of notes that the underwriters have the option to
                         purchase.

Offering price.......... 100% of the principal amount of the notes.

Interest................ We will pay interest on the notes semi-annually on April
                         15 and October 15 of each year, commencing on April 15,
                         2001.

Conversion.............. The notes will be convertible at the option of the holder into shares of our common stock at a conversion rate of
                         10.9129 shares of common stock per $1,000 principal
                         amount of notes, which is equivalent to a conversion
                         price of approximately $91.64 per share. The conversion
                         rate is subject to adjustment in certain events. The
                         notes will be convertible at any time before the close of
                         business on the maturity date, unless we have previously
                         redeemed or repurchased the notes. Holders of notes
                         called for redemption or submitted for repurchase will be
                         entitled to convert the notes up to and including, but
                         not after, the date fixed for redemption or repurchase,
                         as the case may be. See "Description of the Notes--
                         Conversion Rights".

Subordination........... The notes will be subordinated to our future senior debt, as that term is defined in "Description of the Notes--
                         Subordination". The notes are also effectively
                         subordinated in right of payment to all indebtedness and
                         other liabilities of our subsidiaries. As of June 30,
                         2000, we had outstanding senior debt of $64.3 million,
                         consisting of lease obligations, and our aggregate amount
                         of liabilities was approximately $21.6 million. The
                         indenture under which the notes will be issued will not
                         restrict the incurrence of senior debt by us or any of
                         our subsidiaries or our incurrence of other indebtedness.
                         See "Description of the Notes--Subordination".

Global note; Book-entry  The notes will be issued only in fully registered form system................. without interest coupons and in minimum denominations of
                         $1,000. The notes will be evidenced by one or more global
                         notes deposited with the trustee, as custodian for the
                         Depository Trust Company, or DTC. Beneficial interest in
                         the global note will be shown on, and transfers of those
                         beneficial interest can only be made through, records
                         maintained by DTC and its participants. See "Description
                         of the Notes--Form, Denomination, Transfer, Exchange and
                         Book-Entry Procedures".

Use of proceeds......... We anticipate using the net proceeds from the offering of the notes for working capital and other general corporate
                         purposes.

Redemption by ONI        We may redeem the notes, at our option, in whole or in
 Systems................ part, on or after October 16, 2003, at the redemption prices set forth in this prospectus plus accrued and
                         unpaid interest to the

                         redemption date. See "Description of the Notes--Optional
                         Redemption by ONI Systems-Non-Provisional Redemption". In addition, if certain conditions are met, we may redeem the notes at our option, in whole or in part prior to October 16, 2003 at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the redemption date and specified make-whole amounts described below under "Description of the Notes--Optional Redemption by ONI
                         Systems--Provisional Redemption".

Repurchase at option of  Upon a "change in control", as that term is defined in
 holders upon a Change   "Description of the Notes--Repurchase at Option of
 in Control............. Holders Upon a Change in Control", you will have the right, subject to certain conditions and restrictions, to
                         require us to repurchase your notes, in whole or in part,
                         at 100% of their principal amount plus accrued and unpaid
                         interest to the repurchase date. The repurchase price is
                         payable in cash or, at our option, and subject to certain
                         conditions, in shares of common stock. If we pay the
                         repurchase price in common stock, the common stock will
                         be valued at 95% of the average closing sales prices of
                         the common stock for the five trading days preceding and
                         including the third trading day prior to the repurchase
                         date. See "Description of the Notes--Repurchase at Option
                         of Holders Upon a Change in Control".

Events of default....... The following will be events of default under the indenture for the notes:

                         . we fail to pay principal of or any premium on any note
                           when due, whether or not the payment is prohibited by the subordination provisions of the indenture;

                         . we fail to pay any interest on any note when due and
                           that default continues for 30 days, whether or not the payment is prohibited by the subordination provisions of the indenture;

                         . we fail to provide the notice that we are required to
                           give in the event of a "change in control", whether or not the notice is prohibited by the subordination provisions of the indenture;

                         . we fail to perform any other covenant in the indenture
                           and that failure continues for 60 days after written notice to us by the trustee or the holders of at least
                           25% in aggregate principal amount of outstanding notes;

                         . we or any of our significant subsidiaries fail to pay
                           when due at final maturity thereof (either at its maturity or upon acceleration) any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed (or any guarantee thereof) in excess of $10.0 million if the indebtedness is not discharged, or the acceleration is not rescinded or annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes; and

                      . events of bankruptcy, insolvency or reorganization with
                        respect to us or any of our significant subsidiaries specified in the indenture.

Nasdaq symbol........ ONIS

Governing law........ The indenture and the notes will be governed by the laws of the State of New York, without regard to conflicts of
                      laws principles.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

                            Period From
                            October 20,
                                1997         Year Ended         Six Months
                           (Inception) to   December 31,      Ended June 30,
                            December 31,  -----------------  ------------------
                                1997       1998      1999      1999      2000
                           -------------- -------  --------  --------  --------
                                                                (unaudited)
Statement of operations
 data:
Revenue..................      $  --      $ 1,733  $  3,034  $    965  $ 13,117
Gross profit.............         --          525     2,002       207     3,398
Operating expenses.......         198       9,559    49,195    12,721    79,286
Operating loss...........        (198)     (9,034)  (47,193)  (12,514)  (75,888)
Net loss.................        (199)     (8,852)  (46,572)  (12,109)  (73,544)
Beneficial conversion of
 preferred stock.........         --          --        --        --     (4,242)
Net loss attributable to
 common stockholders.....      $ (199)    $(8,852) $(46,572) $(12,109) $(77,786)
Basic and diluted net
 loss per share..........      $(0.77)    $ (0.74) $  (2.58) $  (0.85) $  (0.73)
Weighted average shares
 outstanding used in
 computing basic and
 diluted net loss per
 share...................         257      11,919    18,043    14,310   106,359
Deficiency of earnings
 available to cover fixed
 charges(1)..............      $ (199)    $(8,851) $(46,570) $(12,108) $(73,542)

--------
(1) Earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges, amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest. Earnings, as defined, were not sufficient to cover fixed charges in any of the periods presented.

                                                      As of June 30, 2000
                                                -------------------------------
                                                                     As Further
                                                 Actual  As Adjusted  Adjusted
                                                -------- ----------- ----------
Balance sheet data:
Cash and cash equivalents...................... $239,530  $529,780   $  931,316
Working capital................................  271,238   561,488      963,024
Total assets...................................  325,669   625,669    1,027,205
5% convertible subordinated notes due 2005.....      --    300,000      300,000
Capital lease obligations, less current
 portion.......................................      246       246          246
Total stockholders' equity..................... $304,107  $304,107   $  705,643

   The as adjusted balance sheet data as of June 30, 2000 gives effect to the sale of convertible subordinated notes with an aggregate principal amount of $300,000,000 that we are offering in this offering, after deducting the underwriting discount and estimated offering expenses.

   The as further adjusted balance sheet data as of June 30, 2000 also gives effect to the sale by ONI Systems of 5,646,643 shares of common stock at the public offering price of $74.50 per share in a concurrent public offering, after deducting the underwriting discount and estimated offering expenses.

   See note 1(r) of notes to our consolidated financial statements for a description of the method that we used to compute our basic and diluted net loss per share. See "Capitalization".

                                  RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock.

We have a history of losses, expect to continue to incur additional losses, and may never achieve profitability.

   Through June 30, 2000, we incurred cumulative losses of $129.2 million, and we expect to continue to incur losses in the future. If we do not become profitable, the value of our stock will decrease. We have large fixed expenses, and we plan to incur significant and increasing sales and marketing, research and development, manufacturing, and general and administrative expenses. In February 2000, we began to ship our first product, the ONLINE9000, and our revenue to date has been limited. In order for us to become profitable, we will need to generate and sustain higher revenue while maintaining reasonable cost and expense levels.

   We expect our operating expenses to increase significantly as we increase spending in order to fund more research and development, expand our sales and marketing operations, broaden our customer support capabilities and develop new distribution channels. We also plan to expand our general and administrative functions to address the increased reporting and other administrative demands that result from being a public company and the expected growth of our business. Our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are, and will continue to be, fixed in the short term. As a result, a delay in generating or recognizing revenue could cause significant variations in our operating results from quarter to quarter and annually and could result in substantial operating losses.

Our limited operating history makes forecasting our future revenue and operating results difficult, which may impair our ability to manage our business and your ability to assess our prospects.

   We commenced business as an independent company in December 1997. We announced general availability of our first product, the ONLINE9000, in January 2000 and our second product, the ONLINE7000, in June 2000. Consequently, we have a limited history upon which we can rely in planning and making the critical decisions that will affect our future operating results. Similarly, because of the relatively immature state of our business, it will be difficult for investors to evaluate our prospects. We will need to make decisions in the immediate future regarding resource allocations for research and development and marketing and sales. If our predictions about the best use of our resources turn out to be inaccurate, we may not make the best use of our resources and we may forego better opportunities. Our limited history makes it difficult for investors to gauge our capability in making these decisions.

The ONLINE9000 and the ONLINE7000 are our only currently available products and, if they are not commercially successful, our revenue will not grow and we may not achieve profitability.

   If our customers and potential customers do not adopt, purchase and successfully deploy our ONLINE9000 and ONLINE7000 products in large numbers, our revenue may not grow and our business, financial condition and results of operations will be seriously harmed. Since the market for our products is relatively new, future demand for our products is uncertain and will depend on the speed of adoption of optical networking, in general, and optical equipment in metro networks, in particular. No communications service provider has fully deployed our products in large network environments, and they may choose not to do so. Even if service providers do deploy our product fully, it may not operate as expected, which could delay or prevent its adoption.

If we fail to enhance existing products or to develop and achieve market acceptance for new products that meet customer requirements, our sales will suffer.

   The market in which we compete is characterized by more rapid technological change than most, because it is newly emerging. As a result, we expect there will be frequent new product introductions, changes in customer requirements and evolving industry standards. We have no significant track record of our ability to respond to these developments, and we may not be able to develop new products or product enhancements in a timely manner, or at all. Because we are new to this business, an investment in our stock is riskier than most.

Our new products and product enhancements may not achieve widespread market acceptance.

   Any failure of our future products to achieve market acceptance could harm our business and financial results. For example, we are developing new products, including our SONET/SDH Multiplexer, Data Multiplexer and ONLINE11000. We have devoted and expect to continue to devote significant engineering and financial resources to the development and marketing of new products and features. Unexpected technical challenges could prevent us from successfully developing new products and features in a timely manner or at all. In addition, new products and features could be more costly to develop and test than we anticipate. Even if we are able to develop and introduce new products and features, they may not achieve market acceptance if they do not offer performance desired by customers or if competitors develop products that customers prefer.

We expect that substantially all of our revenue will be generated from a small number of customers, and our revenue will not grow if we do not sell products to them in large numbers and if we do not add customers.

   We expect that substantially all of our revenue will depend on sales of our products to a small number of customers and that our revenue will only grow if these customers purchase substantial quantities of our products. As of September 30, 2000, we had thirteen customers. Most of these customers are not contractually committed to purchase any minimum quantities of our products. If these customers or future customers do not purchase large quantities of our products for any reason, our ability to succeed would be harmed. The decision to purchase substantial quantities of our products will depend, in part, on our customers' and potential customers' desire and ability to introduce or expand commercial services. We cannot be sure that any customer will introduce or expand commercial services utilizing our products on a timely basis, if at all. Any delay in introducing, or failure to introduce, these services would seriously harm our revenue, results of operations and financial condition.

   In addition, if we fail to attract new customers, our growth will be limited. The growth of our customer base could be limited by:

  . unwillingness of potential customers to adopt our optical networking architecture;

  . delays or difficulties in completing the development and introduction of our planned products or product enhancements;

  . failure of our products to perform as expected;

  . difficulties in meeting customers' delivery requirements;

  . introductions of new products by our competitors; and

  . other competitive factors such as aggressive pricing or financing by our competitors.

We face intense competition that could prevent us from growing and could prevent us from becoming profitable.

   The market for communications equipment is rapidly evolving and is marked by intense competition and technical innovations. We expect the pace of change to accelerate in the future. We also expect many new competitors to emerge as the market for optical networking equipment expands and evolves in response to technical innovations and increasing demand for new broadband and wavelength-based services. We currently compete with both public and private companies providing solutions for network and bandwidth management in the metropolitan market. Many of these companies have existing relationships with communication service providers, making it more difficult for us to sell our products to these potential customers.

   Some of our current and potential competitors are large public companies that have longer operating histories, significantly greater financial, technical and marketing resources, wider customer relationships and a broader product line than we do. Consequently, these competitors are able to devote greater resources to the development, promotion, sale and support of their products. These large public companies are better positioned than we are to acquire companies and new technologies that may displace our products or make them obsolete. Any of these acquisitions could give the acquiring competitor a strategic advantage. Unlike these large public companies, we have limited ability to provide vendor-sponsored financing, which may influence the purchasing decisions of customers and prospective customers. In addition, a number of start-up companies are attracting large amounts of capital and rapidly developing competing technologies in an attempt to market products to communication service providers. These private companies can offer certain investment opportunities that we may be unable to offer to induce potential customers to purchase their products.

We expect the average selling prices of our products to decline, which may reduce gross margins and revenue.

   Our industry has experienced rapid erosion of average product selling prices. We anticipate that the average selling prices of our products will decline in response to competitive pressures, increased sales discounts, new product introductions by our competitors or other factors. If we are unable to achieve sufficient cost reductions and increases in sales volumes, this decline in average selling prices will reduce our gross margins and revenue.

We face risks associated with our international operations that could limit our sales and add to our cost of operations.

   We market and sell our products in the United States and internationally. We intend to expand our international operations substantially and to enter new international markets. This expansion will require significant management attention and financial resources. We may not be able to maintain or increase international market demand for our products.

   We have limited experience in marketing and distributing our products internationally. International operations are subject to inherent risks, including:

  . tariffs, export controls and other trade barriers;

  . longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

  . difficulties and costs of staffing and managing foreign operations;

  . certification requirements with which we may be unfamiliar; and

  . reduced protection for intellectual property rights in some countries.

If we do not expand our direct sales operations, we may be unable to increase market awareness and sales of our products.

   If we are unable to expand our direct sales force, we may not be able to increase market awareness and sales of our products, which may prevent us from achieving and maintaining profitability. Our products and services require a technical sales effort targeted at several key people within each of our prospective customers' organizations. Our sales efforts require the attention of sales personnel and specialized system engineers with extensive experience in networking technologies. Competition for these individuals is intense, and we may not be able to hire sufficient numbers of qualified sales personnel and specialized system engineers.

If we do not expand our customer service and support organization, we may be unable to increase our sales.

   We currently have a small customer service and support organization and will need to increase our staff to support new and existing customers. Our products are complex and require highly-trained customer service and support personnel. Hiring customer service and support personnel is difficult in our industry due to the limited number of people available with the necessary technical skills. If we are unable to expand our customer service and support organization, we may not be able to increase sales.

We depend on sole or limited source suppliers for key components of our products, and if we are unable to buy these components on a timely basis, we will not be able to deliver products to our customers.

   If we are unable to buy components on a timely basis, we will not be able to deliver our products to customers, which would harm our sales and revenue. We currently purchase key components, including optical filters, amplifiers, transmitters, receivers and switches and electronic microprocessors, from limited sources. In addition, we rely on a sole supplier for some optical components, and we are required to purchase at least half of some optical components from E-TEK Dynamics under our supply agreement with E-TEK, which has been acquired by JDS Uniphase. Optical components are complex, and we may not be able to develop multiple or alternate sources of supply in a timely manner, which could hurt our ability to deliver our products to customers. Sole or limited source suppliers may be vulnerable to pressure from large purchasers of their products, who may be competitors of ours, not to sell their products to us.

We rely on contract manufacturers to produce our products, and our business would be harmed if they were to stop meeting our manufacturing requirements.

   We rely on contract manufacturers to complete most of the manufacturing of optical assemblies for our products. If for any reason these manufacturers were to stop satisfying our needs without providing us with sufficient warning to procure an alternate source, our ability to sell our products would be harmed. Except for our agreement with E-TEK, we have no material long term contracts with our manufacturers. As a result, our contract manufacturers are not obligated to supply products to us for any specific period, in any specific quantity or at any certain price, except as may be provided in a particular purchase order.

   The process of qualifying a new contract manufacturer for complex products such as our optical assemblies is lengthy and would consume a substantial amount of the time of our technical personnel and management. If we sought to change manufacturers in a short period of time, our business would be disrupted. In addition, we may be unsuccessful in identifying a new manufacturer capable of and willing to meet our needs on terms that we would find acceptable.

If we fail to predict our manufacturing and component requirements accurately, we could incur additional costs or experience manufacturing delays.

   We provide forecasts of our demand to our contract manufacturers and component vendors up to six months prior to scheduled delivery of products to our customers. If we overestimate our requirements, we may have excess inventory, which could increase our costs and harm our relationships with our contract manufacturers and component vendors due to reduced future orders. If we underestimate our requirements, we may have an inadequate inventory of components and optical assemblies. Inadequate inventory could interrupt manufacturing of our products and result in delays in shipments. In addition, lead times for materials and components that we order are long and depend on factors such as the procedures of, or contract terms with, a specific supplier and demand for each component at a given time. In the case of some optical components in short supply, component suppliers have imposed strict allocations that limit the number of these components they will supply to a given customer in a specified time period. These suppliers may choose to increase allocations to larger, more established companies, which could reduce our allocations and harm our ability to manufacture our products.

We expect that our revenue and operating results will vary significantly from quarter to quarter, which may cause our stock price to decline.

   Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. It is likely that in some future quarters, our operating results may be below the expectations of market analysts and investors, which could cause the trading price of our common stock to fall.

   In addition, we expect to experience seasonality in the sales of our products. Historically, the communications equipment market has higher sales in the first and fourth quarters of the year, due in part to purchasers' budgetary cycles. In addition, we expect that sales may decline during summer months, particularly in European markets, which we expect to represent a significant portion of the market for our products for the foreseeable future. These seasonal variations in our sales may lead to fluctuations in our quarterly operating results.

Due to the long sales cycle for our products, the timing of revenue is difficult to predict and may cause our operating results to fluctuate unexpectedly.

   The sales and deployment cycle for our products is lengthy; it may extend for six months or more. The length of our sales cycle may cause our revenue and operating results to vary unexpectedly from quarter to quarter. A customer's decision to purchase our products involves a significant commitment of its resources and a lengthy evaluation and product qualification process. Consequently, we may incur substantial expenses and devote senior management attention to potential relationships that never materialize, in which event our investments will largely be lost and we may miss other opportunities. In addition, our lengthy sales cycle makes it difficult to predict the quarter in which we may recognize revenue from any sale.

If we do not manage growth, improve existing processes and implement new systems, procedures and controls, we may use resources, including your investment, inefficiently and we may not achieve profitability.

   We are still a relatively small company and our success depends on growth. At December 31, 1998, we had 63 employees, at December 31, 1999, we had 202 employees and at September 30, 2000, we had 447 employees. We plan to hire a significant number of additional employees this year. Our growth has placed, and we expect it to continue to place, a significant strain on our management systems and resources. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force worldwide.

If we are unable to hire additional qualified personnel as necessary, or if we lose key personnel, we may be unable to manage or grow our business.

   If we are unable to identify, attract or retain qualified personnel or to retain the services of key personnel, especially engineers and sales personnel, it would be difficult for us to manage our business, make timely product introductions and increase sales. We intend to continue to hire many engineering, sales, marketing and support personnel. Competition for these employees, particularly optical engineers, is intense, especially in the San Francisco Bay area. We may not be successful in attracting and retaining qualified personnel.

   Our future success depends upon the continued services of our executive officers and other key engineering, sales, marketing and support personnel, including Hugh C. Martin, our President, Chief Executive Officer and Chairman of our board of directors. None of our officers or key employees is bound by an employment agreement for any specific term, and we do not have "key person" life insurance policies covering any of our employees.

If we or our employees become subject to unfair hiring claims, we could be precluded from hiring needed personnel, incur substantial costs in defending ourselves and incur damages.

   Companies in our industry frequently claim that their competitors have engaged in unfair hiring practices. As a result of these types of claims, we may incur damages, lose potential employees or encounter disruptions in the operation of our business. We have received claims of this kind in the past and we may receive claims of this kind in the future. We could incur substantial costs, including management time and attention, in defending ourselves and our employees against these types of claims, regardless of their merits.

Our success depends on our customers and potential customers building new communications systems and offering new communications services to their end-user customers, which we have no ability to foresee or control.

   If our customers and potential customers are not successful in building their communications systems, promoting their products, including new revenue-generating data services, receiving requisite approvals and accomplishing the many other requirements for the success of their businesses, our growth will be limited. Many factors in addition to the effectiveness of our products influence the ultimate success of our customers, and we have no control over these factors. Many of our customers and potential customers require substantial capital for the expansion of their networks. The inability of customers or potential customers to obtain sufficient financing on attractive terms, or any downturn in their business, could impair our ability to make future sales. In addition, we have limited ability to foresee the competitive success of our customers and to plan accordingly.

If our products do not operate properly with other equipment in our customers' networks, we may suffer product installations delays, order cancellations or product returns, and our reputation could be harmed.

   Our products are designed to interface with our customers' existing networks, each of which has its own specifications and is based on various industry standards. Many of our customers' networks contain multiple generations of products that were added as their networks grew and evolved. Our products must interoperate with other existing and future products within these networks. When interoperability problems occur, it may be difficult to identify their source. Whether or not these problems are due to our products, they may cause us to incur warranty, support and repair costs, divert the attention of our engineering personnel from our product development efforts and suffer customer relations problems.

Our products may have defects that we find only after full deployment in complex networks, which could seriously harm our business.

   Our currently available products and their OPTX operating system and OLMP inter-network communication protocol are technically advanced and highly complex and have been tested or deployed on only a limited basis. It is common for complex hardware and software to have defects, some of which are significant, that are not discovered in limited trials. The ONLINE9000, ONLINE7000, OPTX, OLMP and any future products or releases can only be fully tested when deployed for an extended period of time as part of networks that include equipment from other vendors. Consequently, our customers may discover defects in our hardware or software after deployment, and we could experience:

  . loss of or delay in revenue and loss of market share;

  . loss of customers;

  . damage to our reputation;

  . diversion of development resources;

  . increased service and warranty costs;

  . legal actions by customers exposing us to product liability claims and significant legal expenses; and

  . increased insurance costs.

Our products may become obsolete if we do not quickly meet industry standards that may emerge.

   Our success depends in part on both the adoption of industry standards for new technologies in our market and our products' compliance with industry standards. To date, no industry standard for our products has been adopted. The absence of an industry standard may prevent market acceptance of our products if potential customers delay purchases of new equipment until standards are adopted. In addition, if our products cannot support an industry standard, potential customers may not choose our products. As a result, we may incur significant losses due to lack of customer demand, excess inventory and diversion of our engineers from product development efforts.

If we are unable to protect and enforce our intellectual property rights, we may be unable to compete effectively.

   We regard substantial elements of our products and services as proprietary and attempt to protect them by relying on patent, trademark, service mark, copyright and trade secret laws. We also rely on confidentiality procedures and contractual provisions with our employees, consultants and corporate partners. Any steps we take to protect our intellectual property may be inadequate, time consuming and expensive. Furthermore, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property, which could harm our business.

   It is possible that no patents will be issued from our currently pending or future patent applications. Moreover, any issued patents may not provide us with any competitive advantages over, or may be challenged by, third parties.

   Because legal standards relating to the validity, enforceability and scope of protection of intellectual property rights of software are uncertain and still evolving, the future viability or value of our intellectual property rights is uncertain. Effective patent, trademark, copyright and trade secret protection may not be available in some countries in which our products are distributed. Furthermore, our competitors may independently develop similar technologies that limit the value of our intellectual property or design around patents issued to us. See "Business--Intellectual Property".

Necessary licenses for third-party software may not be available to us or may be very expensive.

   In the future, we may be required to license from third parties software that is used in our products or is required to develop new products or product enhancements. While we have been able to license third-party software to date, in the future third-party licenses may not be available to us on commercially reasonable terms or at all. Third parties who hold exclusive rights to software technology that we seek to license may include our competitors. If we are unable to obtain any necessary third-party licenses, we would be required to redesign our product or obtain substitute technology, which may perform less well, be of lower quality or be more costly.

We are involved in an intellectual property dispute and in the future we may become involved in similar disputes, which could subject us to significant liability, divert the time and attention of our management and prevent us from selling our products.

   In March 2000, Nortel Networks filed suit against us in the United States District Court for the Northern District of California. The suit alleges that our products infringe five patents held by Nortel Networks, and sets forth allegations of misappropriation of trade secrets, unlawful business practices and common law unfair competition. We are in the process of investigating these allegations. Nortel Networks is seeking preliminary and permanent injunctions and damages against us in connection with these claims. If Nortel Networks is able to obtain an injunction preventing us from selling our products, we would suffer a substantial reduction in our revenues and incur losses over an extended period of time. We expect to incur substantial legal and other expenses as well as diversion of management and technical time and attention in connection with this litigation. The expenses and diversion of resources associated with this litigation could seriously harm our business and financial condition and could affect our ability to raise capital in the future. In the event of an adverse ruling, we may be unable to sell our products or be required to pay substantial damages to Nortel Networks, and if this litigation is resolved by settlement, we might need to make substantial payments to Nortel Networks. See "Business--Legal Proceedings".

   In the future, we may be a party to litigation to protect our intellectual property or as a result of other alleged infringements of intellectual property. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidate our proprietary rights. These lawsuits, regardless of their success, would be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

  . stop selling, incorporating or using our products that use the challenged intellectual property;

  . obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

  . redesign those products that use the challenged technology.

   If we are forced to take any of these actions, our business may be harmed. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. For more information concerning our intellectual property rights, see "Business--Intellectual Property".

We may not be able to obtain additional financing to satisfy our future capital needs.

   Unlike many companies, we intend to expand our sales and marketing activities, manufacturing activities and inventory faster than increases in actual or forecasted revenue. If we achieve our growth targets, our working capital needs will increase, so we may need to raise additional capital in order to fund expansion. We may also need additional capital in order to develop new services or products, or to acquire complementary services, businesses or technologies. Product development and acquisition activities are particularly capital-intensive in our industry. Additional financing may not be available on terms favorable to us, or at all. Future debt financing may limit our financial and operating flexibility. If we issue additional equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of the then-existing holders of common stock.

Any acquisitions we make could disrupt our business and harm our financial condition.

   We intend to acquire or invest in complementary businesses, products and technologies. We may not successfully integrate any businesses, products, technologies or personnel that we might acquire in the future, and, as a result, our operating results could suffer. These acquisitions or investments could lead to:

  . stock issuances that would reduce our current stockholders' percentage ownership;

  . debt that will give rise to interest charges and may impose material restrictions on the manner in which we operate our business;

  . responsibility for unanticipated liabilities;

  . amortization expenses related to goodwill and other intangible assets;

  . large and immediate write-offs;

  . problems combining the purchased operations, technologies or products with ours;

  . unanticipated costs;

  . diversion of management's attention from our core business;

  . adverse effects on existing relationships with suppliers and customers;

  . risks associated with entering markets in which we have limited prior experience; and

  . potential loss of key employees, particularly those of the acquired organizations.

The continuing control of ONI Systems by insiders after this offering could delay or prevent a change in corporate control, which could prevent you from realizing a premium over the market price of our common stock.

   As of September 30, 2000, our executive officers, directors and entities affiliated with them beneficially owned approximately 34.8% of our outstanding common stock. We anticipate that our executive officers, directors and entities affiliated with them will beneficially own approximately 33.0% of our outstanding common stock following the completion of this offering, based on shares outstanding as of September 30, 2000. These stockholders, if acting together, would be able to influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. This ability to exercise influence over all matters requiring stockholder approval could prevent or significantly delay another company or person from acquiring or merging with us. As a result, offers to acquire ONI Systems which represent a premium over the available market price of our common stock may be withdrawn or otherwise fail to be realized. See "Principal Stockholders".

The continuing control of ONI Systems by insiders could permit insiders to engage in transactions to the detriment of stockholder value.

   We have engaged in transactions with related parties, including loans to executive officers. The ability of executive officers, directors and their affiliated entities to exercise influence over all matters requiring stockholder approval could enable insiders to approve transactions involving each other that might otherwise not be approved and which could reduce the market price of our common stock. See "Related Party Transactions".

We have experienced and expect to continue to experience volatility in our share price which could negatively affect our stock price and therefore the price of our notes.

   The market price of our common stock, and therefore the market price of our notes, may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

  . changes in financial estimates by securities analysts;

  . changes in market valuations of communications and Internet infrastructure-related companies;

  . announcements, by us or our competitors, of new products or of significant acquisitions, strategic partnerships or joint ventures; and

  . volume fluctuations, which are particularly common among highly volatile securities of Internet-related companies.

Stock market volatility has increased, making your investment more risky and litigation more likely.

   The stock markets, particularly the Nasdaq National Market on which our common stock is listed, have experienced substantial price and volume fluctuations. These market fluctuations have particularly affected the market prices of equity securities of many technology, networking and Internet-related companies and have often been unrelated or disproportionate to the operating performance of those companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. Litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources.

Future sales of a substantial amount of our common stock after this offering could cause our stock price and therefore the price of our notes to fall.

   Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. For example, on the third business day following the release of our third quarter financial results, approximately 1,588,011 shares will first be eligible for resale in the public market, and on November 28, 2000, approximately 4,128,828 additional shares will first be eligible for resale. Future sales of a substantial number of shares of our common stock after this offering could cause the price of our common stock, and therefore the price of our notes, to fall. In addition, the future sale of shares by existing stockholders could impair our ability to raise capital through the sale of additional stock. See "Shares Eligible for Future Sale".

Leverage and debt service obligations may adversely affect our cash flow.

   We will have a substantial amount of outstanding indebtedness upon the completion of this offering. There is the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of the notes when due.

   Our substantial leverage could have significant negative consequences, including:

  . increasing our vulnerability to general adverse economic and industry conditions;

  . requiring the dedication of a substantial portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including capital expenditures; and

  . limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete.

The notes will rank below our current and future senior debt, and we may be unable to repay our obligations under the notes.

   The notes are unsecured and will be subordinated in right of payment to all of our current and future senior debt. Because the notes will be subordinate to our senior debt, if we experience:

  . a bankruptcy, liquidation or reorganization;

  . an acceleration of the notes due to an event of default under the indenture; or

  . certain other specified events;

we will be permitted to make payments on the notes only after we have satisfied all of our senior debt obligations. Therefore, we may not have sufficient assets remaining to pay amounts due on any or all of the notes. In addition, the notes effectively will be subordinate to all liabilities, including trade payables, of our subsidiaries and any subsidiaries that we may in the future acquire or establish. Consequently, our right to receive assets of any subsidiaries upon their liquidation or reorganization, and the rights of the holders of the notes to share in those assets, would be subordinate to the claims of the subsidiaries' creditors.

   The notes will be our obligations exclusively. The indenture for the notes does not limit our ability, or that of any of our presently existing or future subsidiaries, to incur senior debt, other indebtedness and other liabilities. We may have difficulty paying what we owe under the notes if we, or any of our subsidiaries, incur additional indebtedness or other liabilities. As of June 30, 2000, we had senior debt outstanding of $64.3 million, consisting of lease obligations, and we had approximately $21.6 million of outstanding liabilities. From time to time, we and our subsidiaries may incur additional indebtedness, including senior debt, which could adversely affect our ability to pay our obligations under the notes.

We may be unable to repay or repurchase the notes.

   At maturity, the entire outstanding principal amount of the notes will become due and payable. In addition, if we experience a change in control, as defined in "Description of the Notes--Repurchase at Option of Holders Upon a Change in Control", each holder of the notes may require us to repurchase all or a portion of that holders notes. At maturity or if a change in control occurs, we may not have sufficient funds or may be unable to arrange for additional financing to pay the principal amount or repurchase price due. Under the terms of the indenture for the notes, we may elect, if we meet certain conditions, to pay the repurchase price with shares of common stock. Any future borrowing arrangements or agreements relating to senior debt to which we become a party may contain restrictions on, or prohibitions against, our repayments or repurchases of the notes. If the maturity date or change in control occurs at a time when our other arrangements prohibit us from repaying or repurchasing the notes, we could try to obtain the consent of the lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings, we will be unable to repay or repurchase the notes. In that case, our failure to repurchase any tendered notes or repay the notes due upon maturity would constitute an event of default under the indenture. Any such default, in turn, may cause a default under the terms of our senior debt. As a result, in those circumstances, the subordination provisions of the indenture would, absent a waiver, prohibit any repayment or repurchase of the notes until we pay the senior debt in full.

A trading market for the notes may not develop.

   The notes are a new issue of securities for which there is currently no active trading market. We do not intend to apply for listing of the notes on any securities exchange. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the financial condition and the prospects of our company and other factors beyond our control, including general economic conditions. Although the underwriters have advised us that they intend to make a market in the notes, they are not obligated to do so and may discontinue market making at any time without notice. We cannot guarantee that the market for the notes will develop or be maintained. The trading price of the notes will decline if there ceases to be an active trading market for them.

Provisions of Delaware law, our certificate of incorporation and our bylaws could delay or prevent a takeover of us, which could prevent you from realizing a premium over the market price of our common stock.

   Provisions of Delaware law, our certificate of incorporation and bylaws could have the effect of delaying or preventing a third party from acquiring us, even if a change in control would be beneficial to our stockholders. These provisions include:

  . authorizing the issuance of preferred stock without stockholder approval;

  . providing for a classified board of directors with staggered, three year terms;

  . prohibiting cumulative voting in the election of directors;

  . prohibiting stockholders from calling stockholders meetings; and

  . prohibiting stockholder actions by written consent.

   These provisions and other provisions of Delaware law could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. As a result, offers to acquire ONI Systems which represent a premium over the available market price of our common stock may be withdrawn or otherwise fail to be realized. See "Description of Capital Stock--Anti-Takeover Provisions".

              SPECIAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS

   Some of the statements contained in this prospectus constitute forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify these statements by forward-looking words such as "may", "will", "should", "expect", "plan", "anticipate", "believe", "estimate" or "continue" and variations of these words or comparable words. In addition, any statements which refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and situations that may cause our or our industry's actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. The risk factors contained in this prospectus, as well as any other cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ from the expectations described or implied in our forward-looking statements.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Except as required by law, we do not undertake to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

   We estimate that our net proceeds from the sale of our convertible subordinated notes will be approximately $290.3 million after deducting the underwriting discount and estimated offering expenses. If the underwriters' option to purchase additional notes in this offering is exercised in full, we estimate that our net proceeds will be approximately $333.9 million.

   Concurrently with this offering of convertible subordinated notes, ONI systems and some of our stockholders are conducting a separate offering of 8,000,000 shares of common stock, of which we are selling 5,646,643 shares. This offering is not conditioned on the completion of the offering of our common stock.

   The principal purpose of this offering is to obtain additional working capital. Pending our use of the net proceeds, we intend to invest them in short-term, interest-bearing, investment-grade securities.

                          PRICE RANGE OF COMMON STOCK

   Our common stock commenced trading publicly on the Nasdaq National Market on June 1, 2000 under the symbol ONIS. The following table sets forth the high and low sales prices of our common stock as reported by the Nasdaq National Market for the periods indicated.

                                                                High     Low
   Fiscal 2000                                                -------- --------
     Second Quarter (starting June 1, 2000).................. $142.000 $72.9844
     Third Quarter...........................................  128.625  71.9375
     Fourth Quarter (through October 23, 2000)...............   82.750  51.6250

   On October 23, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $75.5625 per share. As of September 30, 2000, there were approximately 556 holders of record of our common stock.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of June 30, 2000:

  . on an actual basis;

  . on an as adjusted basis to reflect the sale of our convertible subordinated notes with an aggregate principal amount of $300,000,000 in this offering, after deducting the underwriting discount and estimated offering expenses payable by us; and

  . on an as further adjusted basis to reflect the sale by us of 5,646,643 shares of common stock in a concurrent public offering at the public offering price of $74.50 per share.

                                                   As of June 30, 2000
                                             ---------------------------------
                                                                    As Further
                                              Actual    As Adjusted  Adjusted
                                             ---------  ----------- ----------
                                             (in thousands, except share and
                                                     per share data)
Current portion of capital-lease
 obligations................................ $     175   $     175  $      175
Long term debt (excluding current
 maturities)
  Capital lease obligations.................       246         246         246
  5% convertible subordinated notes due
   2005.....................................        --     300,000     300,000
Stockholders' equity:
  Preferred Stock, $0.0001 par value per
   share, 10,000,000 shares authorized and
   no shares issued and outstanding, actual,
   as adjusted and as further adjusted              --          --          --
  Common stock, $0.0001 par value per share,
   700,000,000 shares authorized;
   126,143,466 shares issued and
   outstanding, actual and as adjusted;
   131,790,109 as further adjusted .........        13          13          13
  Additional paid-in capital................   530,823     530,823     932,359
  Notes receivable from stockholders........    (8,250)     (8,250)     (8,250)
  Services receivable from stockholder......       (12)        (12)        (12)
  Deferred stock compensation...............   (89,300)    (89,300)    (89,300)
  Accumulated deficit.......................  (129,167)   (129,167)   (129,167)
                                             ---------   ---------  ----------
    Total stockholders' equity..............   304,107     304,107     705,643
                                             ---------   ---------  ----------
      Total capitalization.................. $ 304,528   $ 604,528  $1,006,064
                                             =========   =========  ==========

   The outstanding share information in the preceding table does not include, as of September 30, 2000:

  . 19,548,315 shares of our common stock subject to options outstanding under our stock incentive plans, with a weighted average exercise price of $4.63 per share, and 7,985,677 shares of common stock available for future grant under these plans;

  . 1,200,926 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $3.25 per share;

  . 5,646,643 shares of common stock being offered by us in a concurrent public offering; and

  . the shares of common stock issuable upon conversion or redemption of the notes being offered by ONI Systems in this offering.

   You should read this table together with "Management--Director
Compensation", "Management--Employee Benefit Plans", "Description of Capital Stock", "Related Party Transactions" and notes 7, 9, 12 and 13 of the notes to our consolidated financial statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

   The following selected consolidated financial data should be read in conjunction with, and are qualified by reference to, our consolidated financial statements and related notes to our financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations. The consolidated statement of operations data set forth below for the period from October 20, 1997 (inception) to December 31, 1997, and for the fiscal years ended December 31, 1998 and 1999, and the consolidated balance sheet data as of December 31, 1998 and 1999 have been derived from our consolidated financial statements, which have been audited by KPMG LLP, independent auditors, and are included elsewhere in this prospectus. The consolidated statement of operations data for the periods ended June 30, 1999 and 2000, and the balance sheet data as of June 30, 2000, are unaudited but include all adjustments, consisting only of normal recurring adjustments, which are considered necessary for a fair presentation of the data. The historical results are not necessarily indicative of results to be expected for any future period. For an explanation of the determination of the shares used to compute net loss per share, see note 1(r) of our notes to consolidated financial statements.

                              Period From
                            October 20, 1997    Year Ended       Six Months Ended
                             (Inception) to    December 31,          June 30,
Consolidated Statements of    December 31,   ------------------  ------------------
Operations Data                   1997         1998      1999      1999      2000
--------------------------  ---------------- --------  --------  --------  --------
                                                                    (unaudited)
Revenue...................       $   --      $  1,733  $  3,034  $    965  $ 13,117
 Cost of goods sold.......           --         1,208     1,032       758     9,719
                                 ------      --------  --------  --------  --------
   Gross profit...........           --           525     2,002       207     3,398
                                 ------      --------  --------  --------  --------
Operating expenses:
 Research and
  development, excluding
  deferred stock
  compensation
  amortization amounts....           39         4,009    24,858     7,126    24,344
Sales and marketing,
 excluding deferred stock
 compensation
 amortization amounts.....           21           649     4,557     1,439     8,928
 General and
  administrative,
  excluding deferred
  stock
  compensation
  amortization amounts....           49         1,591     3,455     1,041     7,530
 Amortization of deferred
  stock compensation......           89         3,310    11,422     2,945    32,065
 Common stock warrant
  expense.................           --            --     2,891        --     4,545
 Amortization of goodwill
  and intangibles.........           --            --     1,842        --     1,874
 In-process research and
  development.............           --            --       170       170        --
                                 ------      --------  --------  --------  --------
   Total operating
    expenses..............          198         9,559    49,195    12,721    79,286
                                 ------      --------  --------  --------  --------
   Operating loss.........         (198)       (9,034)  (47,193)  (12,514)  (75,888)
Interest income (expense),
 net......................           (1)          183       623       413     2,399
Other income (expense),
 net......................           --            --        --        (7)      (53)
   Loss before income
    taxes.................         (199)       (8,851)  (46,570)  (12,108)  (73,542)
Income taxes..............           --             1         2         1         2
                                 ------      --------  --------  --------  --------
   Net loss...............         (199)       (8,852)  (46,572)  (12,109)  (73,544)
Beneficial conversion of
 preferred stock..........           --            --        --        --    (4,242)
                                 ------      --------  --------  --------  --------
Net loss attributable to
 common stockholders......       $ (199)     $ (8,852) $(46,572) $(12,109) $(77,786)
                                 ======      ========  ========  ========  ========
Basic and diluted net loss
 per share................       $(0.77)     $  (0.74) $  (2.58) $  (0.85) $  (0.73)
Weighted-average shares
 outstanding used in
 computing basic
 and diluted net loss per
 share....................          257        11,919    18,043    14,310   106,359
Deficiency of earnings
 available to cover fixed
 charges(1)...............       $ (199)     $ (8,851) $(46,570) $(12,108) $(73,542)

-------
(1) Earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges, amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest. Earnings, as defined, were not sufficient to cover fixed charges in any of the periods presented.

                                          December 31, December 31,  June 30,
Balance Sheet Data                            1998         1999        2000
------------------                        ------------ ------------ -----------
                                                                    (unaudited)
Cash and cash equivalents................   $19,092      $ 80,023    $239,530
Working capital..........................    19,627        81,758     271,238
Total assets.............................    21,312       100,942     325,669
Capital lease obligations, less current
 portion.................................        79           367         246
Total stockholders' equity...............   $20,565      $ 91,728    $304,107

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   We develop, market and sell optical networking equipment specifically designed to address the bandwidth and service limitations of metropolitan and regional networks. From our inception in October 1997 through November 1999, our operating activities consisted primarily of research and development. We also formed and expanded our administrative, marketing, sales, manufacturing and customer service and support organizations and commenced sales and marketing activities. In January 2000, we announced general availability of our first product, the ONLINE9000, which is a combined hardware and software product for optical transmission and routing of voice, Internet and other data communication services. In June 2000, we announced general availability of the ONLINE7000, which is designed to provide metropolitan service providers with a more cost-effective solution for metro access applications.

   In October 1997, Optical Networks, Incorporated, our California predecessor, was formed as a subsidiary of Optivision, Inc. In December 1997, we were spun out of Optivision and Optivision distributed its holdings of our common stock and half of its holdings of our preferred stock to Optivision shareholders. Optivision also retained 4,000,000 shares of our Series A preferred stock. In connection with the spin-out, we reserved, and were obligated to issue, 233,468 shares of our common stock upon the exercise of warrants to purchase capital stock of Optivision. These warrants were exercised in August 2000, and we issued 233,468 shares of our common stock. We did not receive any proceeds from the exercise of these warrants. In January 1998, all of the shares of our Series A preferred stock were converted into Series B preferred stock on a one-to-one basis. In January 1998, Optivision sold 2,666,667 shares of our preferred stock to our initial venture investors. In March 1998, we repurchased all of our outstanding stock owned by Optivision, consisting of 1,333,333 shares of our Series B preferred stock, for an aggregate purchase price of $1.0 million. Optivision does not currently own any shares of ONI Systems. See "Related Party Transactions--Optivision Spin-out" and note 5 of notes to our consolidated financial statements.

   In June 1999, we acquired all of the outstanding common shares of Object-Mart, Inc. in exchange for 4,569,276 shares of our common stock and approximately $3.2 million in cash. Object-Mart was located in San Jose, California, and provided software products and services to equipment manufacturers in the telecommunications industry. The combination was accounted for using the purchase method and, accordingly, the results of operations of Object-Mart have been included in our consolidated financial statements since June 29, 1999. Upon consummation of this acquisition, we recorded goodwill of $5.7 million that is to be amortized over a period of two years. As of June 30, 2000, the remaining unamortized goodwill was $2.8 million.

   Since our inception, we have incurred significant losses, and as of June 30, 2000, we had an accumulated deficit of $129.2 million. We have not achieved profitability on a quarterly or annual basis. We expect to incur significant sales and marketing, research and development and general and administrative expenses and, as a result, will need to generate significant revenue to achieve and maintain profitability.

   On January 31, 2000, we announced general availability of our first product, the ONLINE9000, which we began to ship in February 2000. In June 2000, we announced general availability of our ONLINE7000 product. For the six months ended June 30, 2000, all of our revenue was derived from sales of our ONLINE9000 product to seven customers. Sales to COLT Telecom, which is based in the United Kingdom, and Lucent Technologies, Inc. in China are denominated in United States Dollars. While we will continue to seek to diversify and grow our customer base, we anticipate that our operating results for any given period may depend on a small number of customers. We plan to release new products, including our SONET/SDH Multiplexer, Data Multiplexer, ONLINE11000 and product enhancements, although we may be unsuccessful in these efforts.

   We market and sell our products primarily through our direct sales force to competitive local exchange carriers, inter-exchange carriers, Internet service and application service providers, cable operators, utilities and their affiliates and incumbent local exchange carriers. In some international regions where it is difficult to maintain a direct sales force, we may rely on resellers for distribution of our products, such as our OEM agreement with Lucent Technologies for the sale of our products in China.

   Our policy is to recognize revenue at the time of shipment unless we have future obligations or customer acceptance is required, in which case all or a portion of revenue is deferred until these obligations are met or the customer accepts the product. Revenue from service obligations are deferred and recognized ratably over the service period. We provide a limited warranty on our products. Estimated expenses for warranty obligations are recorded at the time revenue is recognized.

   Our cost of goods sold consists of raw materials, direct labor, manufacturing overhead and amounts paid to third-party manufacturers. Our manufacturing operations are generally outsourced, and accordingly a significant portion of our cost of goods sold consists of payments to third-party contract manufacturers. We conduct supply chain management, production engineering, documentation and quality assurance at our manufacturing facility in San Jose, California. We outsource most of the manufacturing of optical modules used in our products, and we complete the final assembly of these optical modules at our facilities. The majority of our electronic manufacturing and assembly is outsourced. Currently, we use a number of manufacturing vendors for electronic assemblies, while E-TEK Dynamics performs the majority of our outsourced optical assembly. This approach to manufacturing allows us to:

  . reduce capital equipment expenditures required for a turnkey manufacturing operation;

  . reduce our facilities requirements by limiting the amount of space dedicated to manufacturing and operations;

  . conserve working capital by limiting the amount of inventory we must stock; and

  . provide flexibility in meeting market demand.

   Research and development expenses consist primarily of salaries and related expenses for research and development personnel, fees paid to outside consultants, non-recurring engineering charges and prototype costs related to design, development, testing and enhancement of our products. We expense all of our research and development costs as they are incurred. We believe that research and development is critical to our strategic objectives, and we devote substantial resources to the development of new products and product features. We also believe that to meet our customers' evolving needs, we will need to fund investments in several development projects simultaneously. As a result, we expect our research and development expenses to increase in absolute dollars in the future.

   Sales and marketing expenses consist of salaries and related expenses for personnel engaged in marketing, sales, and customer service and support functions, as well as costs associated with trade shows, promotional activities and public relations. We expect that sales and marketing expenses will increase substantially in absolute dollars as we continue to build and expand our direct sales, marketing, and customer service and support organizations in the United States and internationally.

   General and administrative expenses consist primarily of salaries and related expenses for executive, finance, legal, facilities and human resources personnel, recruiting expenses, professional fees and other corporate expenses. We expect general and administrative expenses to increase in absolute dollars as we add personnel, improve and expand our information system infrastructure and incur additional expenses as we grow and operate as a public company. Nortel Networks Corporation has initiated litigation against us involving intellectual property-related claims. We expect that the costs of defending these lawsuits will be substantial, and that management time and attention will be diverted to them, regardless of their merit. We entered into a lease for a new facility in May 2000. We paid the deposit required to secure this facility, approximately $1.3 million, and the first month's rent, approximately $700,000, at the time that the lease was signed. The lease term is for a period of 120 months, commencing on February 1, 2001. The expected rent will be approximately $7.9 million for the first year, $8.2 million for the second year, $10.6 million for the third year and $11.0 million for the fourth year. Thereafter, the base rent will increase by 4% per year.

   In 1998, we recorded total deferred stock compensation of approximately $8.4 million in connection with stock sales and stock options granted during 1998 at prices subsequently deemed to be below fair value on the date of sale or grant. Options granted are typically subject to a four-year vesting period. We are amortizing the deferred stock compensation over the vesting periods of the applicable options and the repurchase periods for restricted stock purchases. The period over which deferred stock compensation is amortized is determined separately for each 25% portion of the total award, in accordance with Financial Accounting Standards Board Interpretation No. 28. The result of this accounting treatment is that approximately 59% of the unearned deferred compensation will be amortized in the first year, 25% in the second year, 12% in the third year and 4% in the fourth year following the date of the grant. We amortized $3.3 million of deferred stock compensation in the year ended December 31, 1998. For the year ended December 31, 1999 and for the six months ended June 30, 2000, we recorded approximately $41.7 million, and $83.2 million, respectively, in additional deferred stock compensation for stock options granted at prices subsequently deemed to be below fair value on the date of grant. We amortized a total of approximately $11.4 million and $32.1 million of deferred stock compensation in the year ended December 31, 1999 and the six months ended June 30, 2000, respectively. Approximately $35.5 million and $89.3 million of deferred stock compensation related to all prior issuances remained to be amortized over four years as of December 31, 1999 and June 30, 2000, respectively.

Results of Operations

   We plan to increase our operating expenses significantly in order to fund greater levels of research and development, expand our sales and marketing operations, broaden our customer support capabilities and develop new distribution channels. We also plan to expand our general and administrative functions to address the increased reporting and other administrative demands that result from being a publicly traded company and the increasing size of our business. Our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are, and will continue to be, fixed in the short term. As a result, a delay in generating or recognizing revenue could cause significant variations in our operating results from quarter to quarter and could result in substantial operating losses.

   In addition, we expect to experience seasonality in the sales of our products. Historically, the telecommunications equipment market has experienced increased sales in the first and fourth quarter of the year due in part to purchasers' budgetary cycles. In addition, we expect that sales may decline during summer months, particularly in European markets which we expect to represent a substantial portion of the market for our products for the foreseeable future. These seasonal variations in our sales may lead to fluctuations in our quarterly operating results.

 Comparison of Six Months Ended June 30, 1999 and 2000

 Revenue

   Revenue was $13.1 million for the six months ended June 30, 2000, all of which was from sales of our ONLINE9000 product. Revenue recorded for the six months ended June 30, 1999 was from government research and development contracts, which were completed in 1999.

 Cost of goods sold

   Cost of goods sold was $9.7 million for the six months ended June 30, 2000. As a percentage of revenue, cost of goods sold for the six months ended June 30, 2000 was 74% compared to 79% for the six months ended June 30, 1999. We believe the comparison of these two periods is not meaningful, because our revenue in 1999, and the related cost of goods sold, were from governmental research and development contracts.

   Cost of goods sold as a percentage of revenue for the six months ended June 30, 2000 is higher than it is anticipated to be in the future due to the high cost of initial start-up of production and the low volume of sales. We expect to develop additional products in the future such that the product mix of our sales may vary. Accordingly, we expect the quarterly gross profit percentages to fluctuate in accordance with the quarterly product mix of related sales.

 Research and development expense

   Research and development expense was $7.1 million for the six months ended June 30, 1999, and increased by 242% to $24.3 million for the six months ended June 30, 2000, representing 56% of total operating expenses in 1999 and 30.7% of total operating expenses in 2000. The increase in research and development expense is primarily due to the significant expansion of our research and development department, particularly attributable to the increase of engineering staff. At June 30, 1999, we had a total of approximately 81 research and development employees, and at June 30, 2000, we had approximately 271 research and development employees.

 Sales and marketing expense

   Sales and marketing expense was $1.4 million for the six months ended June 30, 1999, and increased by 521% to $8.9 million for the six months ended June 30, 2000, representing 11.3% of total operating expenses in each of 1999 and 2000. The increase in sales and marketing expense is primarily due to the expanded sales and marketing activity associated with bringing our products to market. At June 30, 1999, we had a total of approximately nine sales and marketing employees, and at June 30, 2000, we had approximately 78 sales and marketing employees.

 General and administrative expense

   General and administrative expense was $1.0 million for the six months ended June 30, 1999, and increased by 624% to $7.5 million for the six months ended June 30, 2000, representing 8.2% of total operating expenses in 1999 and 9.5% of total operating expenses in 2000. The increase in general and administrative expense primarily reflects the expansion in infrastructure to support our planned growth. At June 30, 1999, we had a total of approximately 13 general and administrative employees, and at June 30, 2000, we had approximately 75 general and administrative employees.

 Amortization of deferred stock compensation

   Amortization of deferred stock compensation was $2.9 million for the six months ended June 30, 1999, and increased by 989% to $32.1 million for the six months ended June 30, 2000. From inception through June 30, 2000, we have amortized a total of $46.9 million of deferred stock compensation, leaving an unamortized balance of $89.3 million as of June 30, 2000.

 Amortization of goodwill and intangibles

   Amortization of goodwill and intangibles was $1.9 million for the six months ended June 30, 2000 and zero for the comparable period in 1999. We recorded goodwill of $5.7 million and intangibles of $1.2 million in relation to the acquisition of Object-Mart, Inc. on June 29, 1999. In addition, we recorded $250,000 of intangibles in the six months ended June 30, 2000 related to the purchase of a domain name. Goodwill and intangibles are being amortized over a period not exceeding two years.

 Common stock warrant expense

   In February 2000, in connection with the signing of a purchase and license agreement with FMR Corp. for the purchase of our products by KVH Industries Inc. and MetroRED Telecommunicaciones S.A., we issued a warrant to purchase 223,000 shares of common stock at an exercise price of $0.91 per share. FMR, KVH Industries and MetroRED are not obligated to purchase any of our products as a condition to FMR exercising the warrant. We believe that, given our early stage of development at the time of the negotiation and issuance of the warrant, the issuance of this warrant was a cost of establishing a relationship with this potential customer. The value of $3.0 million ascribed to the warrant was estimated using the Black-Scholes option valuation model with the following assumptions:

  . no expected dividend yield;

  . risk free interest rate of 5.50%;

  . expected volatility of 70%; and

  . contractual term of seven years.

Given that there are no future performance obligations to exercise this warrant, the warrant was expensed upon issuance.

   In a separate transaction in March 2000, as consideration for professional services rendered, we issued a warrant to purchase 200,000 shares of common stock to Fenwick & West LLP at an exercise price of $15.00 per share. The value of $1.5 million ascribed to the warrant was estimated using the Black-Scholes option valuation model using the following assumptions:

  . no expected dividend yield;

  . risk free interest rate of 5.50%;

  . expected volatility of 70%; and

  . contractual term of four years.

The warrant was expensed upon issuance.

 Interest income (expense), net

   Interest income (expense), net was $414,000 for the six months ended June 30, 1999, and increased by 480% to $2.4 million for the six months ended June 30, 2000. The increase was primarily due to the interest earned on the net cash proceeds received in connection with the completion of our initial public offering in June 2000.

 Comparison of Years Ended December 31, 1998 and 1999

   Although we were incorporated on October 20, 1997, we did not effectively commence operations until January 1998 when we completed our first preferred stock financing. As a result, we believe that our results of operations prior to 1998 are not meaningful.

 Revenue

   In connection with our spinout from Optivision, we inherited several government research and development contracts. Prior to 1999, all of our revenue resulted from these contracts. In 1999, we recognized approximately $1.1 million in revenue from the licensing of our operating system software. The remaining revenue of approximately $1.9 million was derived from government research and development contracts and other consulting services. The government research and development contracts were completed in June 1999. We will not continue these activities, and they will not contribute to our revenue in the future.

   As of December 31, 1999, our ONLINE9000 product was undergoing field trial testing and was not generally available for sale; accordingly, no product revenue was recorded.

 Cost of goods sold

   Cost of goods sold for 1998 and 1999 consisted primarily of salaries, contracted services and materials required in the fulfillment of obligations under government contracts.

 Research and development

   Research and development expenses were $4.0 million in 1998 and increased by 520% to $24.9 million in 1999, representing 41.9% of total operating expenses in 1998 and 50.5% of total operating expenses in 1999. The increase in research and development expenses was primarily related to the increase in the number of personnel and an increase in engineering and prototype expenses related to the design, development and testing of our ONLINE9000 product. At December 31, 1998, we had a total of approximately 43 research and development employees and, at December 31, 1999, we had approximately 110 research and development employees.

 Sales and marketing

   Sales and marketing expenses were $649,000 in 1998 and increased by 602% to $4.6 million in 1999, representing 6.8% of total operating expenses in 1998 and 9.3% of total operating expenses in 1999. The increase in sales and marketing expenses was primarily related to the increase in the number of personnel, including the establishment of a direct sales force and customer service and support team, as well as costs associated with tradeshows, promotional activities and public relations. At December 31, 1998, we had a total of three sales and marketing employees, and at December 31, 1999, we had approximately 21 sales and marketing employees.

 General and administrative

   General and administrative expenses were $1.6 million in 1998 and increased by 117.2% to $3.5 million in 1999, representing 16.6% of total operating expenses in 1998 and 7.0% of total operating expenses in 1999. The increase in general and administrative expenses was primarily related to the increase in personnel and increased legal, information systems, facilities and consulting services associated with our growing business activities. At December 31, 1998, we had a total of approximately 12 general and administrative employees, and at December 31, 1999, we had approximately 30 general and administrative employees.

 Amortization of deferred stock compensation

   In connection with grants of stock options and sales of stock to employees with exercise or sales prices subsequently determined to be below the deemed fair value of our common stock on the dates of grant or sale, we recorded amortization of deferred stock compensation of $3.3 million in 1998 and $11.4 million in 1999, an increase of 245%. As of December 31, 1999, our unamortized deferred stock compensation was $35.5 million, of which approximately $21.6 million will be amortized in 2000. In addition, we have granted additional stock options in 2000 that will result in a substantial increase in deferred stock compensation and amortization expense.

 Amortization of goodwill and intangibles

   Amortization of goodwill and intangibles was $1.8 million in 1999 and zero in 1998. We recorded goodwill of $5.7 million and intangibles of $1.2 million in relation to the acquisition of Object-Mart, Inc. on June 29, 1999. Goodwill and intangibles are being amortized over a period not exceeding two years.

 Common stock warrant expense

   In December 1999, in connection with the signing of a purchase and license agreement with COLT Telecom plc, we issued a warrant to purchase 500,000 shares of common stock at an exercise price of $0.91 per share. COLT is not obligated to purchase any of our products as a condition to exercising the warrant. We believe that, given our early stage of development at the time of the negotiation and issuance of the warrant, the issuance of this warrant was a cost of establishing a relationship with this potential customer. The value of $2.9 million ascribed to the warrant was estimated using the Black-Scholes option valuation model with the following assumptions:

  . no expected dividend yield;

  . risk free interest rate of 5.50%;

  . expected volatility of 70%; and

  . contractual term of six years.

Given that there are no future performance obligations to exercise this warrant, the warrant was expensed in the year ended December 31, 1999.

 Interest income (expense), net

   Interest income (expense), net, includes interest income from our cash investments net of interest expense related to our lease financing obligations and amortization of warrants issued in conjunction with our equipment lease and credit facilities. We had interest income, net, of $183,000 in 1998 and $623,000 in 1999, an increase of 241%. The increase was primarily due to the interest income earned on proceeds from preferred stock issuances.

 Income taxes

   Income taxes for 1998 and 1999 consisted of minimum state taxes. As of December 31, 1999, we had net operating loss carryforwards for federal and California income tax purposes of $34.0 million and research credit carryforwards of approximately $1.1 million. The federal carry-forwards will expire at various dates from 2012 through 2019. Utilization of the net operating losses may be subject to a substantial annual limitation due to the ownership change limitations contained in Section 382 of the Internal Revenue Code. There is sufficient uncertainty regarding the reliability of the deferred tax assets that we have recorded a full valuation allowance.

Liquidity and Capital Resources

   On May 31, 2000, we completed the initial public offering of our common stock and realized net proceeds from the offering of approximately $226.1 million, including $14.0 million from two private placements of common stock that closed concurrently with our initial public offering. From inception through December 31, 1999, we financed our operations primarily through private sales of convertible preferred stock, for net proceeds of approximately $122.9 million, and common stock, for net proceeds of approximately $329,000. We raised an additional $22.0 million from the sale of preferred stock and $904,000 from the sale of common stock during the six months ended June 30, 2000. The following table describes the preferred stock issuances that have funded our operations from inception through June 30, 2000:

                                    Consideration         Price per          Preferred
   Date Closed       Series          ($ million)            Share           Shares Sold
   -----------       ------         -------------         ---------         -----------
   12/97-3/98         B                 $ 4.3              $ 0.24           18,128,843
   12/97-3/98         C                 $ 2.0              $ 0.75            2,733,332
         4/98         D                 $ 4.4              $ 0.88            4,969,148
   12/98-5/99         E                 $23.8              $ 0.91           26,284,024
         9/99         F                 $15.0              $ 1.82            8,249,468
   12/99-3/00         G                 $76.9              $ 6.32           12,163,418
         5/00         H                 $20.0              $15.00            1,333,333

   In 1997, we were spun-out from Optivision, Inc. In connection with this spin-out, Optivision, Inc. retained, among other equity issuances, 4,000,000 shares of Series A preferred stock. All Series A preferred stock subsequently converted into Series B preferred stock. In 1998, Optivision sold two-thirds of its Series B holdings, and we repurchased the remaining one-third of its Series B holdings. Optivision does not currently own any of our shares.

   In connection with an equipment lease financing arrangement, we issued warrants to purchase a total of 68,062 shares of Series B convertible preferred stock at $0.88 per share. The warrants expire on the earlier of February 10, 2009, or five years from our initial public offering. No warrants had been exercised as of June 30, 2000.

   We used $29.6 million in cash in operating activities in 1999, an increase of $23.8 million, or 409%, from the $5.8 million used in 1998. The increase was primarily due to the increase in our net loss of $37.7 million, an increase in inventory of $9.6 million and other working capital of $9.5 million, offset by increased amortization of deferred stock compensation and common stock warrants of $11.0 million, and depreciation and amortization of $2.5 million. We used $61.8 million in cash in operating activities in the six months ended June 30, 2000, an increase of $54.4 million from the $7.4 million used in the six months ended June 30, 1999. The increase was primarily due to the increase in our net loss of $61.4 million, an increase in inventory of $28.8 million and other working capital of $2.3 million, offset by common stock warrants expense, increased amortization of deferred stock compensation of $33.7 million, and depreciation and amortization of $4.4 million.

   We used $6.6 million in cash in investing activities in 1999, an increase of $5.6 million, or 550%, from the $1.0 million used in 1998. The increase was primarily related to the purchase of property and equipment and the net cash portion of our acquisition of Object-Mart of $1.7 million. We used $27.5 million in cash in investing activities in the six months ended June 30, 2000, an increase of $24.4 million from the $3.1 million used in the six months ended June 30, 1999. The increase was related to the increase in purchases of property and equipment.

   We generated $97.1 million in cash from financing activities in 1999, an increase of $71.2 million, or 275%, from the $25.9 million generated in 1998, primarily from the private sales of convertible preferred stock and issuance of common stock. We have used leases to partially finance capital purchases of property and equipment. We had $119,000 in capital lease obligations outstanding at December 31, 1998 and $533,000 at December 31, 1999. We generated $248.9 million in cash from financing activities in the six months ended June 30, 2000, an increase of $241.6 million from the $7.3 million generated in the six months ended June 30, 1999, primarily from the net proceeds from our initial public offering and the private sales of convertible preferred stock and common stock.

   At December 31, 1999, cash and cash equivalents totaled $80.0 million, an increase of $60.9 million, or 319%, from the balance of $19.1 million at December 31, 1998. The increase was due to the receipt of $97.1 million, primarily from the sale of convertible preferred stock, offset by $29.6 million of cash used in operating activities and $6.6 million of cash used in investing activities. At June 30, 2000, cash and cash equivalents totaled $239.5 million, an increase of $159.5 million from the balance of $80.0 million at December 31, 1999. The increase was primarily due to the receipt of $226.1 million, from the net proceeds of our initial public offering and concurrent private placements, and $22.0 million from the private sales of convertible preferred stock, offset by $61.8 million of cash used in operating activities and $27.5 million of cash used in investing activities.

   We have a lease financing facility for $1.5 million, of which $467,000 had been drawn as of June 30, 2000. This facility with a 7.51% annual interest charge expires in December 2002.

   Our capital requirements depend on numerous factors, including:

  . the resources we devote to developing, manufacturing, marketing, selling and supporting our products;

  . market acceptance of our products and the timing and extent of sales of our products; and

  . the timing and extent of capital expenditures required to establish our international operations.

   We expect to devote substantial capital resources to continue our research and development activities, to expand our sales, marketing and customer service and support organizations, to support our information systems requirements and for other general corporate activities. We believe that our current cash balances will be sufficient to fund our operations for at least the next 12 months. In addition, we believe that the net proceeds from this offering will provide us with substantial working capital. However, we may require additional financing within that time frame. If needed, additional financing may not be available on terms acceptable to us or at all.

   In June 2000, we sold 160,000 shares of common stock to Internet Initiative Japan Inc. at $25 per share, in a private placement that closed concurrently with our initial public offering. Internet Initiative Japan will be granted the right to include these shares in future registered offerings that we may file. We also entered into a trial system purchase agreement with Internet Initiative Japan for our ONLINE9000 product in April 2000.

   In June 2000, we sold 400,000 shares of common stock to CCT Telecom Holdings Limited at $25 per share in a private placement that closed concurrently with our initial public offering. CCT Telecom will be granted the right to include these shares in future registered offerings that we may file.

   In May 2000, we sold 1,333,333 shares of Series H preferred stock to Sun Microsystems, Inc. at a price of $15.00 per share for an aggregate purchase price of $20.0 million in a private placement. In June 2000, upon the completion of our initial public offering, these shares of preferred stock automatically converted into 969,697 shares of common stock. The preferred shares converted at a 17.5% discount off of the initial public offering price, resulting in a beneficial conversion in the amount of $4,242,424. This beneficial conversion increased the net loss attributable to common stockholders and the basic and diluted net loss per share.

Quantitative and Qualitative Disclosures About Market Risk

 Interest rate sensitivity

   We do not currently use derivative financial instruments for speculative trading or hedging purposes. In addition, we maintain our cash equivalents in money market funds. Accordingly, we are not a party to financial instruments or contracts, and do not have investments, that expose us to material interest rate risk.

 Exchange rate sensitivity

   Currently, all of our sales and expenses are denominated in United States Dollars. Therefore, we have not engaged in any foreign exchange hedging activities to date. We do expect to conduct transactions in foreign currencies in the future, so we may engage in foreign exchange hedging activities at that time.

Recent Accounting Pronouncements

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, which summarizes views of the Commission staff in applying generally accepted accounting principles to revenue recognition in financial statements. We believe that our current revenue recognition principles comply with this bulletin.

   In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation No. 44 (FIN 44) "Accounting for Certain Transactions involving Stock Compensation--an Interpretation of Accounting Principles Board (APB) Opinion No. 25". FIN 44 clarifies the application of APB Opinion No. 25 and is effective July 1, 2000. We believe that FIN 44 will not have a material effect on our financial position or results of operations.

   In June 2000, FASB issued Statement of Financial Accounting Standards (SFAS) No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, and amendment to SFAS No. 133". SFAS No. 138 addresses a limited number of issues causing implementation difficulties for companies that are required to apply SFAS No. 133. SFAS No. 133, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the effective date of SFAS No. 133", and SFAS No. 138 are effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. We have not determined the impact that SFAS 133 and SFAS 138 will have on our financial statements and believe that such determination will not be meaningful until closer to the date of initial adoption.

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

                                    BUSINESS

Overview

   We develop, market and sell optical communications networking equipment specifically designed to address the bandwidth and service limitations of metropolitan area and regional networks, which we refer to as metro networks. Communication service providers can cost-effectively deploy our products to relieve the growing traffic bottleneck in these networks and offer new revenue-generating data services. By installing our equipment, service providers can rapidly build high-capacity metro networks that are flexible, scalable, and able to support multiple services on a single platform.

Industry Background

 Increased demand for network capacity

   Rapid growth in the popularity of the Internet and in the number of Internet-based applications and services has fueled dramatic growth in the volume of data traffic. According to Ryan, Hankin & Kent, Internet traffic will increase from 350,000 terabytes, or trillions of bytes, per month at the end of 1999 to over 15,000,000 terabytes per month during 2003. This growth will increase demand for capacity in the public communications network. This capacity is usually measured in bits of data per second and is commonly known as bandwidth. Bandwidth improvements make it possible for communication service providers to offer new revenue-generating services such as remote data storage and local area network extensions to their customers. As these new bandwidth-intensive services are introduced and gain commercial acceptance, additional network bandwidth and optical infrastructure will be required.

 Evolution of optical networking

   The existing communications network infrastructure was designed and built to carry voice calls, based on standards such as the synchronous optical networking standard. The rapid adoption of the Internet and the resulting growth of data traffic are driving service providers toward deploying equipment and networks designed, built and optimized for both data and voice traffic. Given the scope of existing and projected Internet traffic, many communication service providers are designing and installing networks based on optical technology, which generally enables greater capacity and higher transmission speed.

   Optical networking technology transmits data using pulses of light over optical fiber, rather than pulses of electricity over copper wires. Advances in optical technology allow transmission of multiple signals on a single strand of optical fiber, each signal using a different wavelength of light. Technology currently enables transmission of up to 160 different wavelengths on a single fiber. This means that today a service provider using appropriate technology can multiply the transmission capacity of its existing fibers 160 times.

   The current communications network infrastructure can be divided into four segments--long-haul, metro core, metro access and enterprise networks. To satisfy the technical, pricing and performance needs of service providers, we believe that optical networking equipment must be specifically designed for each of these segments.

   Long-haul networks. Long-haul networks connect the communications networks of metropolitan areas around the world. These networks move large amounts of data and voice traffic point-to-point over long distances. The focus of companies designing equipment for this segment has been to provide as much bandwidth as possible between any two points.

   Metro core networks. Metro core networks connect long-haul networks to metro access networks over distances of a few miles in dense urban business corridors or a few hundred miles in regional urban and suburban settings. These networks aggregate metro access traffic and distribute it throughout the metropolitan area and to and from long-haul networks. They face a heterogeneous networking environment due to the number and variety of access providers that they serve and the service types that they support.

   Metro access networks. Metro access networks connect end-users such as enterprises and individuals to the metro core network. These networks are the points at which traffic enters and exits the public communications network. Metro access networks are complex because they must manage a wide variety of services to meet the needs of end-users.

   Enterprise networks. Enterprise networks provide data and voice connections among end-users within a building or group of buildings. These networks also connect end-users to the public communications network infrastructure.

 Metro network bottleneck

   Optical technologies were first deployed in long-haul networks, where the capacity constraints of the existing infrastructure were first encountered and the simple architecture and homogeneous traffic made it technically feasible and cost effective. Over time, enterprise networks have also benefited from the deployment of new optical technology, including high-speed data communication services such as gigabit ethernet and fibre channel.

   Optical solutions specifically designed to address the challenges faced by metro core and access networks have only recently become available, which has impeded the growth of bandwidth in metro networks.

   We believe that the transmission speed in the metro portion of the network over the last several years has grown at a small fraction of the growth rate seen in long-haul and enterprise networks. This has created a bottleneck impeding service delivery.

 Challenges facing metro core and metro access network service providers

   Communication service providers seeking to develop and introduce next generation services to their customers face significant challenges that are not adequately addressed by current metro solutions, including:

   Enabling emerging service offerings and supporting existing services. Communication service providers that serve regions and metropolitan areas endeavor to offer business enterprises and consumers a variety of high-speed connectivity services, such as:

  . access to the public switched telephony network, for voice and fax service;

  . Internet access for data services, including high-speed digital subscriber lines;

  . access to offsite data facilities, for data backup and storage; and

  . extension of the local area network to multiple locations within the metro area.

   In addition, service providers seek to offer next generation services to create new revenue-generating opportunities. Most current solutions require dedicated equipment and interfaces that are unique for each particular service and transmission rate. Given the dominance of data traffic, next generation equipment must be specifically designed for efficient transmission of data traffic and delivery of emerging services, while accommodating voice traffic. This equipment must also support an unpredictable and changing mix of service offerings on a single platform.

   Manageability and flexibility. As the introduction of new services increases network complexity, service providers will require software and systems that allow for easy and effective end-to-end management of data and voice services. Since the metro network must constantly adapt to changes in the number and location of users, the equipment must be flexible enough to accommodate bandwidth deployment, where needed and when needed.

   Low cost and scalability. Service providers need solutions that are cost-effective to deploy initially and easily scale to handle rapid growth. To expand their existing networks, they must add new equipment to their previously deployed infrastructure, which is costly, utilizes the limited space in metro service providers' facilities inefficiently and increases the complexity of network management. Service providers seek new systems that can replace existing systems at a price point that will allow revenue from new services to provide a return on deployment costs and can be deployed in a pay-as-you-grow fashion.

   Reliability. Because the applications carried over metro networks are critical to enterprises and users, rapid restoration of service is a key requirement for all metro networks. Communication service providers require equipment that meets existing reliability standards, while improving reliability for higher bandwidth applications.

   To date, attempts to solve the problems faced by metro networks have focused on increasing bandwidth. These attempts include using equipment based on the synchronous optical network standard, deploying additional fiber, and adapting long-haul solutions such as existing point-to-point implementations of current optical technology to the metro network. When applied to metro networks, these efforts are costly, time-consuming, difficult to scale or difficult to manage. For example, the synchronous optical network standard architecture was originally designed for voice traffic, is not easily scalable and therefore hinders introduction of today's emerging high-speed data services. In addition, synchronous optical networking requires that at least 50% of network capacity be reserved for carrying duplicated traffic to provide restoration capability in the event of a network outage. Similarly, deploying additional fiber in metropolitan areas is expensive and time-consuming because it requires permits, rights-of-way and physical installation of fiber. Current optical technology was originally designed for long-haul applications in a synchronous optical network environment. As designed for long-haul networks, current optical technology is inefficient and expensive to deploy in metro networks. To be applied in the metro network, many currently available optical networking implementations require additional electrical equipment to add and drop traffic and to provide rapid service restoration.

   In addition, today's networks are not entirely optical. Transmitted signals in these networks undergo multiple optical-to-electrical-to-optical conversions. These conversions are costly because they require deployment of additional equipment and are inefficient because they are limited by the bandwidth constraints and inflexibility of existing electronics embedded in today's networks.

The ONI Systems Solution

   We develop, market and sell optical networking equipment that enables communication service providers to offer new revenue-generating services while fully supporting existing voice and data services. Our data-optimized, scalable solution increases available bandwidth in metropolitan areas and delivers end-to-end manageability and rapid restoration for all services. Our family of products currently consists of the ONLINE9000 for metro core networks, the ONLINE7000 for metro access networks, our OPTX network operating system and our OLMP inter-network communications protocol. In addition, we expect that our SONET/SDH Multiplexer and Data Multiplexer will become available in November 2000 and our ONLINE11000 for larger regional networks will become available in December 2000.

   Our product offerings provide the following benefits to communication service providers:

   Multi-service capability. Our equipment and interfaces support multiple service offerings. As a result, a service provider using our solution can provide a changing mix of services as customer needs evolve, without deploying dedicated equipment for each service. Our solution is compatible with the synchronous optical network standard, providing service providers with an evolutionary upgrade path. Our products are also designed for efficient transmission of high-speed data traffic and delivery of emerging services, while supporting voice services. For example, multiple services, including services based on the synchronous optical network standard, gigabit ethernet and fibre channel, are supported on the same platform by our equipment and interfaces.

   Manageability and flexibility. As network complexity increases, service providers require software and systems that allow easy end-to-end service management. Our products combine a network operating system, management software and inter-network communications protocols to enable:

  . real-time control of bandwidth allocation as needed, where needed and when needed;

  . real-time surveillance of network performance;

  . interoperability with third-party management software and data routing and switching equipment; and

  . point-and-click activation of services.

   Cost effectiveness and scalability. Our solution is designed to scale efficiently as demand for bandwidth and new services increases. Our products lower service providers' equipment acquisition and network operation costs by reducing the amount of equipment required, and by allowing them to install their equipment incrementally in a pay-as-you-grow fashion without sacrificing their existing infrastructure investments. In addition, our solution requires less space in service providers' facilities because our products are designed to handle current networking standards and can readily be upgraded to handle emerging services without the deployment of additional equipment.

   Rapid and efficient service restoration. Survivability is a key factor for all metro networking services. Our products provide for restoration of service within the synchronous optical network standard of 50 milliseconds, without the need to dedicate bandwidth for restoration by carrying duplicated traffic, as is required by typical synchronous optical network standard-based equipment. Since our products do not require carrying duplicated traffic, communications service providers can utilize their existing fiber more efficiently by placing more traffic on each fiber route.

The ONI Systems Strategy

   The key elements of our strategy are to:

 Leverage our optical approach to achieve early design wins in metro core and metro access networks

   We believe that the challenges facing metro service providers are most efficiently addressed through our optical approach. Since service providers are in the early stages of deployment of optical metro networks, we expect that service providers will select vendors with the strongest technology positions. We plan to take advantage of our position as a technology leader to achieve design wins with these service providers, which will position us to grow rapidly as these new networks are deployed.

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

 Enable our customers to offer new revenue-generating services to their end-users

   We intend to continue to develop and provide solutions that will enable our customers to deliver emerging revenue-generating services to end-users. We believe the demand for new services is a key driver of our customers' growth and we intend to ensure that our hardware and software architectures continue to offer the performance and flexibility to allow rapid introduction of new services. We intend to work closely with our customers to help them identify new services that they can deliver using our products.

 Extend technology leadership

   Our optical architecture and dynamic network operating system are key elements of our technology leadership. We believe that these elements can be incorporated into future product offerings for other segments of the communications network. We intend to extend our technology leadership and to develop new product offerings and future product enhancements through continued investment in research and development.

 Leverage optical manufacturing expertise

   Our ability to manufacture complex optical networking products is a key to our success. We believe we have developed a world-class manufacturing capability through a combination of our own manufacturing systems and third-party manufacturing relationships. We believe that this combination gives us a competitive advantage and will enable us to reduce our manufacturing costs, while providing us with manufacturing flexibility to meet changing demand.

 Expand direct sales, service and support organizations to address global opportunities

   We intend to expand our direct sales capability into global markets. We believe that sales efforts on a customer-by-customer basis are most effective because deployment of communications equipment involves careful technical evaluation, multiple levels of decision making and significant investments by our customers. While we may consider indirect sales channels where appropriate, we intend to continue to focus our sales and distribution efforts on direct sales. We have developed a direct sales organization in North America and Europe and are expanding that sales force as well as developing direct sales forces for Asia and Latin America. In addition to our existing teams in the United States, we are also establishing service and support teams internationally to support our major customers.

 Establish strategic alliances and pursue acquisitions to extend our leadership in optical networking

   We intend to continue to establish strategic alliances with complementary technology suppliers in order to leverage our technology leadership in providing optical networking solutions. We believe that alliances with companies that provide complementary products to enable new services will bring our customers greater value. In addition, we intend to pursue acquisitions that will enable us to broaden our product, service and technology portfolios.

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

Optical Architecture

   Rather than processing network signals by converting incoming optical signals to electrical form, processing them and converting them back to optical form, our product architecture supports the following functions in an optical manner:

  . combination and separation of
    multiple optical channels;

  . per channel and grouped
    wavelength routing;

  . real-time flexible adding or
    dropping of optical channels;
  . switching and routing around
    optical fiber failure or
    equipment failure;

  . signal amplification; and

  . supervisory channels for
    performance monitoring.

                                   [GRAPHIC]
   [BEGIN DESCRIPTION OF GRAPHIC--DIAGRAM DEPICTING ONI SYSTEMS' ALL-OPTICAL
                                 ARCHITECTURE]
Centered in the diagram are a stack of six long rectangles representing functional layers within our ONLINE9000 or ONLINE7000 products. Superimposed over the rectangles is a flow chart representing movement of the optical signals through the functional layers.
From top to bottom:
The words "Interface to Client Equipment" appear above the top-most (or first) rectangle in the stack. The portion of the flowchart shown in this rectangle are squares representing interfaces to the client equipment.
The portion of the flowchart shown in each of the second and fourth rectangle are trapezoids representing combination and separation of optical signals on the signal. The words "Multiplexing, Demultiplexing" appear to the left of these rectangles.
The portion of the flowchart shown in each of the third and fifth rectangle is a smaller rectangle representing optical switching of the signal. The word "Switching" appears in the flowchart rectangle. The word "Switching" appears to the right of the third and fifth rectangle in the stack.
The portion of the flowchart shown in the sixth rectangle are triangles representing amplification of signals to and from the network. The word "Amplifiers" appears in the center of this rectangle. The words "To Fiber Network" appear below the bottom-most rectangle of the stack.
    [END DESCRIPTION OF GRAPHIC--DIAGRAM DEPICTING ONI SYSTEMS' ALL-OPTICAL
                                 ARCHITECTURE]

   Our OPTX operating system software architecture integrates network design tools, operations management software and end-to-end service management and activation systems, as shown in the diagram below. This integrated environment enables automated transfer of data through open interfaces to craft and management terminals as well as local administrative networks for the communications service provider.

   Built with software infrastructure based on the XML standard, OPTX also provides standards-based CORBA interfaces to the service provider's operations support systems and network-wide service applications, including service ordering and activation, and inventory systems. Our OPTX architecture enables information exchange with data switching and routing equipment through our OLMP inter-network communications protocol. OPTX helps provide comprehensive and integrated network design, operations and service management capabilities by managing networks built with our ONLINE9000 and ONLINE7000 products.
                                   [GRAPHIC]
       [BEGIN DESCRIPTION OF GRAPHIC--DIAGRAM DEPICTING ONI SYSTEMS' OPTX
                                 ARCHITECTURE]
The center of the diagram is a large square. The name "OPTX" appears in the upper right corner of the square. Below this word appear three upright rectangles. The words "Network Design Application" appear in the left rectangle. The words "Network Configuration Application" appear in the center rectangle. The words "Network Operation Application" appear in the right rectangle. Below these rectangles occupying the bottom quarter of the square is a rectangle with the words "Embedded Software" inside.
Above the main square is an ellipse with the words "Operations Support Systems (Network Management, Service Management)" inside. To the left of the main square is an upright ellipse with the words "Graphical User Interface and Users" inside. To the right of the main square is an upright ellipse with the words "Client Equipment" inside. Each of these ellipses is connected to the main square by a two-way arrow. The name OLMP appears directly above the two-way arrow connecting the main square and the right-hand ellipse.
 [END DESCRIPTION OF GRAPHIC--DIAGRAM DEPICTING ONI SYSTEMS' OPTX ARCHITECTURE]

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

ONLINE Products

 ONLINE9000

   The ONLINE9000 is designed for metropolitan area and smaller regional networks and delivers cost-effective, scalable capacity for the metro communications service provider. It provides restoration faster than the synchronous optical network standard of 50 milliseconds and supports dynamic optical add-drop capabilities on all deployed channels. To help service providers deploy large networks, the ONLINE9000 includes optical amplifiers to extend transmission distances. In its base configuration, the ONLINE9000 includes the following key features:

  . 33 protected or 66 unprotected channels;

  . line-based optical rerouting of channels in the event of optical fiber failure;

  . a universal optical architecture supporting multiple bit rates and protocols, including OC-3, OC-12, OC-48, OC-192, gigabit ethernet and fibre channel;

  . client interfaces currently supporting OC-3, OC-12, OC-48, gigabit ethernet, fibre channel, ESCON, and, expected in the fourth calendar quarter of 2000, OC-192; and

  . integrated optical amplifiers with sophisticated power management capabilities.

 ONLINE7000

   The ONLINE7000, which became generally available in June 2000, is designed to provide metro service providers with a cost-effective solution for metro access applications. Integrated monitoring and surveillance capabilities will ensure managed operation from the operator's perspective across metro core and metro access networks.

   The ONLINE7000 includes many functions of synchronous optical network and data multiplexers. This capability will allow the carrier to deploy multiple synchronous optical network or native-format data services using a single wavelength. The ONLINE7000 is scalable up to 33 protected or 66 unprotected channels. In its base configuration, key features of the ONLINE7000 include:

  . system configuration for unamplified rings with one to 11 channels;

  . path based rerouting of channels in the event of optical fiber failure;

  . a 190 shelf form-factor suitable for metro access networks; and

  . the ability to add or drop multiple synchronous optical network or data channels to or from a single wavelength, using our multiplexer products, expected to be released in October 2000.

 ONLINE11000

   We recently announced the ONLINE11000, which we anticipate will be generally available in December 2000. The ONLINE11000 is designed to offer service providers a cost effective optical transport solution for large regional networks. The product is designed to include optical line amplifiers to enable operation of the ONLINE11000 in large optical rings ranging in circumference from a few hundred kilometers to more than 1,000 kilometers. We expect this product to provide full add/drop capabilities for any number of channels at all nodes in a ring, and that our multiplexer products can be deployed with the ONLINE11000 to further enhance the efficiency of regional networks. In its base configuration, key features will include:

  . 640 kilometer reach from node to node without the need for regeneration of optical signals;

  . optical line amplifiers together with integrated optical amplifiers with sophisticated power management capabilities;

  . dynamic optical power balancing;

  . 33 protected or 66 unprotected channels;

  . line-based optical or path-based rerouting of channels in the event of optical fiber failure;

  . a universal optical architecture supporting multiple bit rates and protocols, including OC-3, OC-12, OC-48, OC-192, gigabit ethernet and fibre channel; and

  . client interfaces currently supporting OC-3, OC-12, OC-48, gigabit ethernet, fibre channel, ESCON, and, expected in the fourth calendar quarter of 2000, OC-192.

   Our ONLINE products can be used in conventional ring network topologies and can transport a variety of traffic patterns, including mesh. We intend in the future to develop products that can be used in ring-mesh and mesh network topologies. These products share the same management and operating system and can be deployed together as required to provide flexible network solutions for service providers.

Multiplexer Products

   We recently introduced two new wavelength multiplexer products, our SONET/SDH Multiplexer and Data Multiplexer, which we anticipate will be available in November 2000. Multiplexing allows multiple synchronous optical network or data signals to be combined within an individual wavelength channel. Service providers who deploy our multiplexer products with our ONLINE products can combine up to 16 lower-speed signals into a single wavelength channel, resulting in efficiencies by eliminating the need for traditional multiplexing equipment in the network. In addition, utilizing the Data Multiplexer, service providers can combine various data formats, such as two fibre channels or gigabit ethernet signals, onto a single wavelength with standards-based OC-48/STM-16 frames for direct connection from metro to long-haul networks. This allows service providers to leverage the installed base of their transport infrastructure without additional processing equipment. We anticipate that a two-port version of the Data Multiplexer and that four- and eight- port versions of the SONET/SDH Multiplexer will be available in November 2000. In addition, we anticipate that a 16-port version of the SONET/SDH Multiplexer product will be available in December 2000.

 OPTX Operating System

   Our OPTX optical network operating system provides a unified environment for metro core and metro access service providers to manage diverse networking resources and hardware and software systems. Analogous to the operating systems of personal computers, OPTX manages all resources in the transmission network, including transmission systems, connections, protection resources and terminals, and allocates resources to various users and applications, based on user preferences. OPTX brings the ability to manage, arbitrate and dynamically control network-wide resources to metro network service providers. Multiple application programmer interfaces within OPTX link to other management systems and applications. The OPTX architecture and infrastructure makes extensive use of the XML standard to enable interaction with other network management equipment without developing dedicated interfaces. The key features of the OPTX operating system include:

  . OPTXNET, an integrated optical network design tool that provides automatic optical link analysis, link optimization and configuration for each node in the network;

  . Network and service management interface and applications, including surveillance, service activation and ordering systems and network inventory reports; and

  . CORBA-based interfaces to the service provider's network operations support systems.

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

 OLMP (Optical Link Management Protocol)

   Our OLMP inter-network communications protocol enables data routing and switching equipment to exchange information with our optical transmission equipment in metro networks. This information exchange allows data switching and routing equipment to request and receive required resources from optical transmission equipment. Our OLMP protocol is designed to enable data equipment to directly request the metro network to set up and drop optical channels when required in real time. For example, OLMP enables fibre channel equipment to exchange route-length, latency and bandwidth availability for end-to-end management of storage area networks. We believe that our OLMP is one of the earliest network-level internetworking protocols to link the data and switching equipment to optical transmission equipment.

Customers

   Our target customers include communication service providers such as competitive local exchange carriers, inter-exchange carriers, Internet service and application service providers, cable operators, utilities and their affiliates and incumbent local exchange carriers. As of September 30, 2000, we had 13 customers, including COLT Telecom plc, EPIK Communications, Incorporated, Internet Initiative Japan Inc., Marietta Fibernet, S.A., Qwest Communications International, Inc., Sphera Optical Networks, Inc., StorageNetworks, Inc., Williams Communications, Inc. and two service providers in China through our OEM relationship with Lucent Technologies.

Sales and Marketing

   In North America and Europe, we have developed a direct sales force and in some limited circumstances may join with other communications equipment providers to bid on major proposals. Our direct sales force consists of sales teams made up of an account manager, systems engineers and technical support and training personnel. Each team is assigned responsibility for specific geographic territories and specific customers within each territory. We are continuing to expand our existing direct sales force and are developing a direct sales force to sell to potential customers outside North America and Europe.

   In some international regions where it is difficult or expensive to maintain a direct sales force, we may rely on resellers for distribution of our products. For example, in April 2000, we entered into an OEM relationship with Lucent Technologies that expires on December 31, 2001. Under the terms of our agreement, Lucent Technologies has the exclusive right to sell some of our products in China through April 2001.

   Our marketing programs are designed to inform existing and potential customers about the capabilities and benefits of our products. We also use our marketing programs to support the sale and distribution of our products through our direct sales force. Our marketing efforts include public relations, participation in industry trade shows and conferences.

Customer Service and Support

   Our customer service and support organization provides maintenance services and training in the use of our products after they are installed at a customer's site. Installation services are provided by ONI Systems or third-party providers of engineering, furnishing and installation services. Our customer service centers, located at our facilities in San Jose, California and London, England, include highly-qualified teams of systems engineers and technical personnel who work closely with our direct sales force and provide 24-hour-a-day, 7-day-a-week support for our customers.

Research and Development

   We believe that to be successful we must continue to enhance our existing products and develop new products that maintain technological competitiveness. We have assembled a team of approximately 192 highly skilled optical hardware and software engineers, manufacturing and test engineers and system and network architects. Research and development expenses were $4.0 million for the year ended December 31, 1998, $24.9 million for the year ended December 31, 1999 and $24.3 million for the six months ended June 30, 2000. We will continue to make substantial investments in research and development.

   Our product development process is driven by market demand and a close collaboration between our product marketing, sales and product development organizations. Our product development process begins with a detailed set of specifications prepared by our product management organization. We also incorporate feedback from our customers in the product development process. In addition, we participate in industry and standards organizations where appropriate and incorporate information from these contacts throughout the product development process.

Manufacturing and Supply

   We conduct supply chain management, production engineering, documentation control and quality assurance at our facility in San Jose, California. We outsource most of the manufacturing of optical modules used in our products, and we complete the final assembly of these optical modules at our facilities. The majority of our electronic manufacturing and assembly is outsourced. Currently, we use a number of manufacturing vendors for electronic assemblies while E-TEK Dynamics, Inc., a subsidiary of JDS Uniphase Corporation, performs the majority of our outsourced optical assembly.

   This approach to manufacturing allows us to:

  . reduce the capital equipment expenditures that would be required for a turnkey manufacturing operation;

  . reduce our facilities requirements by limiting the amount of space dedicated to manufacturing and operations;

  . conserve working capital by limiting the amount of inventory we must stock; and

   .respond to market demand flexibly.

   We currently purchase many of our electrical and optical components through purchase orders. In order to help us maintain a supply of components, and specifically optical components, we intend to use long term supply agreements with vendors. For example, in March 2000, we entered into an agreement with E-TEK Dynamics, under which E-TEK Dynamics will supply optical components and module integration services to us through at least December 31, 2001. We are required to purchase at least half of our requirements of the optical components covered by this agreement from E-TEK Dynamics.

Competition

   Competition in the metro communications networking equipment market is intense. Our existing and potential competitors are numerous and include established companies such as Alcatel, CIENA, Cisco Systems, Juniper Networks, Lucent Technologies, Nortel Networks, Siemens, Sycamore Networks and Tellabs. A number of private companies have recently announced plans for new products to address the same problems that our products address and have attracted substantial amounts of venture capital funding. Many of these companies, particularly the large public companies, have substantially greater financial, marketing and development resources than we have, which puts us at a competitive disadvantage. Many of them have existing relationships with communication service providers, which will make it more difficult for us to sell our products to those customers. Some competitors may seek to use intellectual property rights to limit our ability to compete. For example, Nortel Networks claims that we infringe some of its patents.

   We believe that the principal methods of competition in the market for metro communications networking equipment are product performance, reliability and expandability, and the ability of a product to deliver cost-effective results. We believe that to be competitive in the communications networking equipment market we must deliver products that:

  . provide extremely high network reliability;

  . provide high performance capabilities;

  . scale easily and efficiently with minimum disruption to the network;

  . interoperate with existing network designs and equipment vendors;

  . reduce the complexity of the network by decreasing the need for multiple layers of equipment; and

  . provide a cost-effective solution for service providers.

   While our first product has only been generally available since January 2000, we believe that positive factors pertaining to our competitive position include our technology, the expertise of our research and development personnel, our manufacturing expertise and our intellectual property rights. We believe that negative factors pertaining to our competitive position include our relative newness in the market and the fact that some of our competitors have large financial resources available to promote sales of their products and to develop products more directly competitive with ours. If we are unable to compete successfully against our current and future competitors, we could experience price reductions, reduced gross margins and loss of market share, any one of which could materially harm our business, operating results and financial condition.

Intellectual Property

   Our success and ability to compete depends on our ability to develop technological expertise internally. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We have been issued six patents in the United States. However, only two of these patents are currently significant to our products. In addition, we currently have 25 patent applications pending in the United States and internationally. These patents relate to optical architecture, hardware, software and management systems. Issued patents may not protect our intellectual property or may be challenged by third parties. In addition, others may independently develop similar or competing technology or design around our patents.

   We enter into confidentiality or license agreements with our employees, consultants and corporate partners and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. These precautions may not prevent misappropriation or infringement of our intellectual property.

   ONI Systems(TM), ONI(TM), our logo, ONLINE9000(TM), ONLINE7000(TM), ONLINE11000(TM), OPTX(TM), OPTXNET(TM), OLMP(TM), Dynamic Transport System(TM) and DTS(TM) are trademarks of ONI Systems. All other names or trademarks appearing in this prospectus are the property of their holders.

Employees

   As of September 30, 2000, we had a total of 447 employees:

  . 182 in research and development;

  .  62 in sales and marketing;

  .  27 in customer service and support;

  .  99 in manufacturing; and

  .  77 in finance and administration.

   Our future success will depend in part on our ability to attract and retain highly qualified technical and management personnel. Competition for such talent is intense. None of our employees are represented by any collective bargaining unit, and we believe that our relations with our employees are good.

Facilities

   Our headquarters are currently located in a leased facility in San Jose, California, consisting of approximately 53,000 square feet under a lease that expires in 2002. We also lease a facility of approximately 58,000 square feet in San Jose, California, under a lease that expires in 2006, and a facility of approximately 2,600 square feet in Raleigh, North Carolina, under a short-term lease. We expect to require additional space within the next 12 months. We entered into a lease for a new facility in May 2000. The lease will expire in 2011. The new facility is initially approximately 346,000 square feet, and will expand to approximately 445,000 square feet in January 2003. We intend to move our headquarters to this new facility in the second quarter of 2001.

Legal Proceedings

   In October 1999, Nortel Networks filed suit in the Superior Court for the Province of Quebec, District of Montreal, Canada against us and several of our employees who were former employees of Nortel Networks. This suit sought an injunction to prevent us from hiring additional Nortel Networks' employees and to prohibit the use of Nortel Networks' trade secrets by us. In October 1999 and November 1999, temporary orders were issued prohibiting the former Nortel Networks' employees from soliciting current Nortel Networks' employees and from using specified Nortel Networks' trade secrets.

   In March 2000, Nortel Networks filed an additional suit against us in the United States District Court for the Northern District of California. This suit involves allegations that our products infringe five patents held by Nortel Networks, and sets forth allegations of misappropriation of trade secrets, unlawful business practices and common law unfair competition. Nortel Networks seeks preliminary and permanent injunctions and damages against us in connection with these claims.

   In April 2000, we filed a motion to dismiss Nortel Networks' claims for misappropriation of trade secrets, unlawful business practices and common law unfair competition from the California suit. We also filed an answer and counterclaims asserting unfair business practices, tortious interference, breach of contract and seeking declarations of invalidity, unenforceability and non-infringement of the patents against Nortel Networks. On June 23, 2000, the court dismissed one of Nortel Networks' unfair competition claims and stayed its remaining claims for trade secret misappropriation and unlawful business practices in the California suit because of the pendency of the suit in Canada. On July 14, 2000, Nortel Networks filed a Discontinuance of Suit dismissing the suit in Canada against our employees and us and terminating the temporary orders previously issued in this suit. Simultaneous with this, Nortel Networks filed a Notice of Motion to lift the stay of the trade secret misappropriation and unlawful business practices claims in the California suit, which was granted in September 2000.

   We are in the process of investigating the claims asserted by Nortel Networks. We believe that we have meritorious defenses against Nortel Networks' allegations, and we intend to defend the Nortel Networks litigation vigorously. Based on our investigation to date, we believe that our products do not infringe the Nortel Networks patents and that we have not engaged in misappropriation of trade secrets, unlawful business practices or common law unfair competition.

   In the event that an injunction is granted that prevents us from selling our products, we would have to either negotiate a license with Nortel Networks or engage in a redesign of our products. We may not be able to obtain a license from Nortel Networks on commercially reasonable terms, or at all. Accordingly, a permanent injunction would result in a substantial reduction in our revenue and result in losses over an extended period of time.

   We expect to incur substantial legal and other expenses in connection with the Nortel Networks litigation. In addition, we expect the Nortel Networks litigation to continue to divert the efforts and attention of our management and technical personnel. Patent litigation is highly complex and can extend for a protracted period of time, which can substantially increase the cost of litigation. Accordingly, the expenses and diversion of resources associated with this litigation could seriously harm our business and financial condition and could affect our ability to raise capital in the future. In the event of an adverse ruling, we also could be required to pay damages to Nortel Networks, and if this litigation is resolved by settlement, we might need to make substantial payments to Nortel Networks, which could harm our business and financial condition.

                                   MANAGEMENT

Executive Officers, Directors and Significant Employees

   Our executive officers, directors and significant employees, and their ages and positions as of September 30, 2000, are as follows:

                 Name                 Age                Position
                 ----                 ---                --------
 Executive Officers and Directors:
 Hugh C. Martin......................  46 President, Chief Executive Officer
                                           and Chairman of the Board of
                                           Directors
 Chris A. Davis......................  50 Executive Vice President, Chief
                                           Financial and Administrative Officer
 Hon Wah Chin........................  46 Chief Scientist
 William R. Cumpston.................  39 Executive Vice President, Engineering
                                           and Operations
 Michael A. Dillon...................  41 Vice President, General Counsel and
                                           Secretary
 Robert J. Jandro....................  45 Executive Vice President, Worldwide
                                           Sales and Marketing
 Andrew W. Page......................  34 Vice President, Business Development
 Rohit Sharma........................  32 Chief Technology Officer
 Matthew W. Bross....................  40 Director
 Kevin R. Compton....................  42 Director
 Jonathan D. Feiber..................  44 Director
 James F. Jordan.....................  60 Director
 Gregory B. Maffei...................  40 Director

 Significant Employees:
 Martin Desroches....................  35 Vice President, Operations
 William S. Jarvis...................  37 Vice President, Worldwide Sales

   Hugh C. Martin has served as President and Chief Executive Officer of ONI Systems, and a member of the board of directors, since January 1998. He was appointed Chairman of the Board of Directors in February 2000. From July 1997 to January 1998, he served as Entrepreneur-in-Residence at Kleiner Perkins Caufield & Byers, a venture capital firm. Mr. Martin served as President of The 3DO Company, an entertainment software company, from 1992 to June 1997. He is a member of the board of directors of The 3DO Company. He holds a B.S. in Electrical Engineering from Rutgers University.

   Chris A. Davis has served as Executive Vice President, Chief Financial and Administrative Officer of ONI Systems since May 2000. Ms. Davis served as Executive Vice President, Chief Financial and Administrative Officer of Gulfstream Aerospace Corporation from 1993 until April 2000 and as Vice President of General Dynamics from July 1999, when it acquired Gulfstream Aerospace, until April 2000. She is a member of the boards of directors of Cytec Industries, Inc. and Wolverine Tube, Inc. She holds an M.S. in Finance and Statistics and a B.S. in Finance from the University of Florida.

   Hon Wah Chin has served as Chief Scientist of ONI Systems since August 2000. Mr. Chin served as Chief Technology Officer of ONI Systems from June 1998 to July 2000. Mr. Chin served as Senior Systems Architect at Cisco Systems, Inc., a network equipment company, from 1994 to June 1998 and was a Cisco Distinguished Engineer. He holds an S.B. in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

   William R. Cumpston has served as Executive Vice President, Engineering and Operations of ONI Systems since June 1999 and served as Vice President, Engineering of ONI Systems from September 1998 to June 1999. Prior to joining us, Mr. Cumpston served in various management positions at DSC Communications Corp., a telecommunications company, from 1995 to August 1998. He holds a B.S. in Math Science from the University of North Carolina at Chapel Hill.

   Michael A. Dillon has served as Vice President and General Counsel of ONI Systems since October 1999 and as Secretary since March 2000. From August 1995 to October 1999, Mr. Dillon served as Director and as Senior Director of Sun Microsystems, Inc., a computer company, and from 1993 to August 1995, he served as Senior Counsel for Sun Microsystems. He holds a J.D. from Santa Clara University and a B.A. in Communications/Sociology from the University of California, San Diego.

   Robert J. Jandro has served as Executive Vice President, Worldwide Sales and Marketing of ONI Systems since March 2000. Mr. Jandro served as Group Vice President of Oracle Corporation, a database software company, from May 1999 to March 2000. From 1994 to May 1999, he served as Oracle's Vice President, North America Communications and Vice President, United States Central Region, Latin America and Canada. He holds an M.B.A. from the Kellogg Graduate School of Management at Northwestern University and a B.S. in Business from the University of Missouri, St. Louis.

   Andrew W. Page has served as Vice President, Business Development of ONI Systems since February 2000. Mr. Page served as Managing Director and head of the Global Communications Group of FleetBoston Robertson Stephens Inc., an investment bank, from April 1997 to February 2000. He served as a Principal of Volpe, Welty & Company from 1993 to March 1997. He holds an M.B.A. from Harvard University Graduate School of Business and a B.A. in English Literature from Princeton University.

   Rohit Sharma founded ONI Systems in our spin-out from Optivision, Inc. and has served as Chief Technology Officer since August 2000. Mr. Sharma served as our Vice President, Optical Hardware Development from January 1999 to July 2000. He served as Chief Architect from April 1998 to January 1999. Prior to the spin-out, he served as a member of Optivision's technical staff from October 1996 to April 1998. He holds a Ph.D. and a M.Sc. in Electrical Engineering from the University of Alberta, Canada and a B.Sc. in Electronics and Communications Engineering from R.E.C. Kurukshetra, India.

   Matthew W. Bross has served as a director of ONI Systems since November 1999. Since May 1999, he has served as Senior Vice President and Chief Technology Officer of Williams Communications, Inc., a communications service provider. From March 1997 to May 1999, he served in various management capacities for Williams Communications. From 1991 to March 1997, he served as the founder and Chief Executive Officer of Critical Technologies, Inc., a telecommunications infrastructure company, which was acquired by Williams Communications.

   Kevin R. Compton has served as a director of ONI Systems since January 1998. Mr. Compton has served as a general partner at Kleiner Perkins Caufield & Byers since 1990. Mr. Compton serves on the boards of directors of 360networks Inc., Active Software, Inc., Citrix Systems, Inc., Corsair Communications, Inc., Rhythms NetConnections Inc. and VeriSign, Inc.

   Jonathan D. Feiber has served as a director of ONI Systems since January 1998. Mr. Feiber has served as a general partner at Mohr Davidow Ventures, a venture capital investment firm, since 1991. From 1983 to 1991, he served in various capacities at Sun Microsystems, most recently as Vice President of Networking. He is a director of several privately-held companies. He holds a B.A. in Computer Science and Mathematics from the University of Colorado.

   James F. Jordan has served as a director of ONI Systems since March 1998. Mr. Jordan has privately managed his investment fund since 1994. He was one of the founders of Ungermann-Bass Inc. and was President and Chief Executive Officer of Kalpana, Inc. prior to the sale of the company to Cisco Systems in 1994. He holds a B.S. in Business and Marketing from the University of Utah.

   Gregory B. Maffei has served as a director of ONI Systems since February 2000. Mr. Maffei has served as Chief Executive Officer and as a member of the board of directors of 360networks Inc., a communications service provider, since December 1999. From 1993 to December 1999, Mr. Maffei served in various capacities with Microsoft Corporation, a software company, most recently as Senior Vice President, Finance and Administration, and Chief Financial Officer. He serves on the board of directors of Avenue A, Inc., Expedia, Inc. and Starbucks Corporation. He holds an M.B.A. from Harvard University Graduate School of Business and a B.A. from Dartmouth College.

   Martin Desroches has served as Vice President, Operations of ONI Systems since October 1999. Mr. Desroches served as Senior Manager, High Speed Optics Operations for Nortel Optoelectronics, an optical components company, from September 1998 to October 1999. He served as Senior Manager and Manager, OC-192 Manufacturing Engineering for Nortel Networks from June 1994 to September 1998. He holds a B.S. in Electrical Engineering from the University of Sherbrooke.

   William S. Jarvis has served as Vice President, Worldwide Sales of ONI Systems since May 1999. Mr. Jarvis served as Sales Vice President for NEC America, a telecommunications company, from October 1996 to May 1999 and Director of Sales for NEC America from January 1995 to January 1996. He holds an M.B.A. from Santa Clara University and a B.S. in Business Administration from San Jose State University.

Board Composition

   Our board currently consists of six members. Each director is elected for a period of one year at our annual meeting of stockholders and serves until the next annual meeting or until his successor is duly elected and qualified.

   Our board of directors is divided into three classes. The Class I directors, Messrs. Feiber and Compton, will serve an initial term until the 2001 annual meeting. The Class II directors, Messrs. Jordan and Martin, will serve an initial term until the 2002 annual meeting. The Class III directors, Messrs. Bross and Maffei, will serve an initial term until the 2003 annual meeting. Members of each class will be elected for three-year terms following its respective initial term. The classification of our board of directors could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, control of ONI Systems.

Board Committees

   Our board of directors has two committees:

   Compensation Committee. The current members of our compensation committee are Messrs. Compton and Feiber. The compensation committee reviews and makes recommendations to our board concerning salaries and incentive compensation for our officers. The compensation committee also administers our stock plans.

   Audit Committee. The current members of our audit committee are Messrs. Jordan, Feiber and Maffei. Our audit committee reviews and monitors our financial statements and accounting practices, makes recommendations to our board regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors.

   Members serve on these committees until their resignation or until otherwise determined by our board.

Compensation Committee Interlocks and Insider Participation

   None of the members of the compensation committee has at any time since our formation been an officer or employee of ours. None of our executive officers currently serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee. Prior to the creation of our compensation committee, all compensation decisions were made by our full board.

Director Compensation

   Our directors do not receive cash compensation for their services as directors, but are reimbursed for their reasonable expenses in attending board and board committee meetings. The following directors have been granted stock awards or options to purchase our common shares. In March 1998 and November 1998, we granted stock awards to purchase 360,000 shares and 180,000 shares of common stock to Mr. Jordan for $0.08 and $0.09 per share, respectively, which he purchased in full. In November 1999, we granted an option to purchase 180,000 shares of common stock to Mr. Bross at an exercise price of $0.91 per share. In December 1999, we granted an option to purchase 1,215,834 shares of common stock to Mr. Martin at an exercise price of $1.25 per share in connection with his services as President and Chief Executive Officer. In March 2000, we granted an option to purchase 120,000 shares of common stock to Mr. Maffei at an exercise price of $3.20 per share.

   Members of the board who are not employees of ONI Systems, or any parent, subsidiary or affiliate of ONI Systems, will be eligible to participate in the 2000 equity incentive plan. The option grants under the plan are automatic and nondiscretionary, and the exercise price of the options is the fair market value of the common stock on the date of grant.

   Under the terms of the plan, we automatically granted options to purchase 80,000 shares of common stock at an exercise price of $82.56 to Messrs. Feiber and Compton, who are non-employee directors who became members of the board prior to May 31, 2000 and who had not previously received an option grant. In addition, each non-employee director who becomes a member of the board will be granted an option to purchase 80,000 shares of common stock on the date on which the individual first becomes a non-employee director. Immediately following each annual meeting of stockholders, each eligible director will automatically be granted an additional option to purchase 40,000 shares of common stock if the director has served continuously as a member of the board since the date of the prior annual meeting. The board of directors may make discretionary supplemental grants to an eligible director who has served for less that one year from the date of that director's initial grant. The options have ten-year terms. They will terminate three months following the date the director ceases to be a director or a consultant or 12 months following termination due to death or disability. All options granted under the 2000 equity incentive plan will become exercisable over a four year period at a rate of 25% after one year and 2.083% per month thereafter so long as he or she continues as a member of the board or as a consultant. In the event of our dissolution or liquidation or a change in control transaction, options granted to directors under the plan will become 100% vested and exercisable in full.

Executive Compensation

   The following table presents compensation information for our fiscal year ended December 31, 1999 paid to or accrued for our Chief Executive Officer and each of our executive officers whose salary and bonus was more than $100,000. The compensation table includes long-term awards granted in 1999. The compensation table excludes other compensation in the form of perquisites and other personal benefits that constituted less than 10% of the total annual salary and bonus for the named executive officer in the fiscal year ended December 31, 1999.

   The table includes compensation information for Terrence J. Schmid, our former Chief Financial Officer and Vice President, Finance and Administration, who resigned effective April 28, 2000.

   The table does not include compensation information for three executive officers who commenced employment after December 31, 1999. These three officers would have been among the five most highly compensated executive officers had they been employees of ONI Systems in 1999. Chris A. Davis, our Executive Vice President, Chief Financial and Administrative Officer, commenced employment with ONI Systems on May 1, 2000. Ms. Davis' salary on an annualized basis for 2000 is $400,000, which does not include a $300,000 bonus received upon commencement of employment. Robert J. Jandro, our Executive Vice President, Worldwide Sales and Marketing, commenced employment with ONI Systems on March 1, 2000. Mr. Jandro's salary on an annualized basis for 2000 is $295,000, which does not include a $200,000 bonus payable upon the satisfaction of established performance goals. Andrew W. Page, our Vice President, Business Development, commenced employment with ONI Systems on February 29, 2000. Mr. Page's salary on an annualized basis for 2000 is $300,000, which does not include a $30,000 bonus received upon commencement of employment.

                      Summary Compensation Table for 1999

                                                               Long-Term
                                          Compensation    Compensation Awards
                                        ---------------- ---------------------
                                                         Restricted Securities
                                         Annual            Stock    Underlying
     Name and Principal Positions        Salary   Bonus    Awards    Options
     ----------------------------       -------- ------- ---------- ----------
Hugh C. Martin......................... $270,001 $    --     --     1,215,834
 President and Chief Executive Officer

Terrence J. Schmid.....................  173,335      --     --       320,000
 Chief Financial Officer and Vice
 President,
 Finance and Administration

Hon Wah Chin...........................  182,820      --     --       200,000
 Chief Scientist


William R. Cumpston....................  191,666  85,000     --       800,000
 Executive Vice President, Engineering
 and Operations
Rohit Sharma...........................  147,981      --     --       256,668
 Chief Technology Officer

                             Option Grants in 1999

   The following table sets forth grants of stock options in 1999 to the executive officers named in the summary compensation table above.

   All options granted generally vest over four years, either:

  . at the rate of 25% of the shares subject to the option on the first anniversary of the date of grant and 2.083% each month thereafter; or

  . at the rate 2.083% of the shares subject to the option each month.

   Options expire ten years from the date of grant. Options were granted at an exercise price equal to the fair market value of our common stock, as determined by the board as of the date of grant.

   Estimated values are computed by

  . multiplying the number of shares of common stock subject to a given option by the initial public offering price of $25.00 per share for options granted prior to the initial public offering, and

  . subtracting from that result the aggregate option exercise price.

   Potential realizable values are computed by

  . multiplying the number of shares of common stock subject to a given option by the initial public offering price of $25.00 per share for options granted prior to the initial public offering,

  . assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire ten-year term of the option, and

  . subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.

   The percentage of total options granted to employees in 1999 is based on options to purchase a total of 19,269,998 shares of common stock of ONI Systems granted to employees during 1999.

   Mr. Schmid resigned as our Chief Financial Officer and Vice President, Finance and Administration effective April 28, 2000.

                                                                                Potential Realizable
                                    Percentage                                 Value at Assumed Annual
                         Number of   of Total                                   Rates of Stock Price
                         Securities  Options   Exercise                        Appreciation for Option
                         Underlying Granted to  Price                                   Term
                          Options   Employees    Per    Expiration  Estimated  -----------------------
          Name            Granted    in 1999    Share      Date       Value         5%         10%
          ----           ---------- ---------- -------- ---------- ----------- ----------- -----------
Hugh C. Martin.......... 1,215,834     6.31%    $1.25    12/21/09  $28,876,058 $47,991,844 $77,319,214
Terrence J. Schmid......   120,000     0.62      0.09      3/4/09    2,989,200   4,875,884   7,770,427
                           200,000     1.04      1.25    12/21/09    4,750,000   7,894,473  12,718,712
Hon Wah Chin............   100,000     0.52      0.09     7/15/09    2,491,000   4,063,237   6,475,356
                           100,000     0.52      1.25    12/21/09    2,375,000   3,947,237   6,359,356
William R. Cumpston.....   300,000     1.56      0.09      3/4/09    7,473,000  12,189,710  19,426,068
                           200,000     1.04      0.91     9/15/09    4,818,000   7,962,473  12,786,712
                           300,000     1.56      1.25    12/21/09    7,125,000  11,841,710  19,078,068
Rohit Sharma............   106,668     0.53      0.09      3/4/09    2,657,100   4,334,173   6,907,133
                           150,000     0.74      1.25    12/21/09    3,562,500   5,920,855   9,539,034

                             Option Grants in 2000

   The following table sets forth grants of stock options to executive officers who joined ONI between December 31, 1999 and the date of our initial public offering:

                                                                     Potential Realizable
                                                                    Value at Assumed Annual
                         Number of                                   Rates of Stock Price
                         Securities Exercise                        Appreciation for Option
                         Underlying  Price                                   Term
                          Options     Per    Expiration  Estimated  -----------------------
          Name            Granted    Share      Date       Value         5%         10%
          ----           ---------- -------- ---------- ----------- ----------- -----------
Chris A. Davis.......... 1,000,000   $ 4.00    5/3/10   $21,000,000 $36,722,366 $60,843,562
Robert J. Jandro........   900,000     3.20    3/1/10    19,620,000  33,770,129  55,479,205
Andrew W. Page..........   300,000     3.20    3/1/10     6,540,000  11,256,710  18,493,068
                            50,000    10.00    5/3/10       750,000   1,536,118   2,742,178

     Aggregated Option Exercises in the Fiscal Year Ended December 31, 1999

   The following table presents the number of shares acquired and the value realized upon exercise of stock options during the fiscal year ended December 31, 1999.

   The value realized equals the fair market value of the purchased shares on the option exercise date, less the exercise price paid for those shares. None of the individuals named in the table below held any options at December 31, 1999. The shares acquired upon exercise of those options will be subject to repurchase by ONI Systems, at the original exercise price paid per share, if the optionee ceases service with ONI Systems before those shares have vested.

   Mr. Schmid resigned as our Chief Financial Officer and Vice President, Finance and Administration effective April 28, 2000.

   In March 2000, Mr. Jandro acquired 900,000 shares of common stock on the exercise of an option and Mr. Page acquired 300,000 shares of common stock on the exercise of an option. Neither Mr. Jandro or Mr. Page had any value realized on their respective option grants. To date, Ms. Davis has not exercised any options.

                                                              Number of
                                                               Shares
                                                              Acquired
                                                                 on      Value
                               Name                           Exercise  Realized
                               ----                           --------- --------
      Hugh C. Martin......................................... 1,215,834 $     --
      Terrence J. Schmid.....................................   320,000   98,400
      Hon Wah Chin...........................................   200,000   82,000
      William R. Cumpston.................................... 1,300,000  656,000
      Rohit Sharma...........................................   819,168  339,082

Employee Benefit Plans

   1997 Stock Option Plan. As of September 30, 2000, options to purchase 225,485 shares of common stock were outstanding under our 1997 stock option plan with a weighted average exercise price of $0.04 per share. The board of directors terminated this plan in April 1998, and no options have been granted under it since that time. Termination did not affect any outstanding options, all of which will remain outstanding and subject to the terms of our 1997 stock option plan and stock option agreement until exercise or until they terminate or expire by their terms. Options granted under our 1997 stock option plan are subject to terms substantially similar to those described below with respect to options granted under our 2000 equity incentive plan.

   1998 Equity Incentive Plan. As of September 30, 2000, options to purchase 16,539,405 shares of common stock were outstanding under our 1998 equity incentive plan with a weighted average exercise price of $1.70 per share. Our 1998 equity incentive plan terminated on May 31, 2000, at which time our 2000 equity incentive plan became effective. As a result, no options have been granted under our 1998 equity incentive plan since May 31, 2000. However, termination will not affect any outstanding options under our 1998 equity incentive plan, all of which will remain outstanding and subject to the terms of our 1998 equity incentive plan and stock option agreement until exercise or until they terminate or expire by their terms. Options granted under our 1998 equity incentive plan are subject to terms substantially similar to those described below with respect to options granted under our 2000 equity incentive plan.

   1999 Equity Incentive Plan. As of September 30, 2000, options to purchase 1,197,000 shares of common stock were outstanding under our 1999 equity incentive plan with a weighted average exercise price of $4.40 per share. Our 1999 equity incentive plan terminated on May 31, 2000, at which time our 2000 equity incentive plan became effective. As a result, no options have been granted under our 1999 equity incentive plan since May 31, 2000. However, termination will not affect any outstanding options under our 1999 equity incentive plan, all of which will remain outstanding and subject to the terms of our 1999 equity incentive plan and stock option agreement until exercise or until they terminate or expire by their terms. Options granted under our 1999 equity incentive plan are subject to terms substantially similar to those described below with respect to options granted under our 2000 equity incentive plan.

   2000 Equity Incentive Plan. As of September 30, 2000, options to purchase 586,425 shares of common stock were outstanding under our 2000 equity incentive plan with a weighted average exercise price of $90.69 per share. Our 2000 equity incentive plan became effective on May 31, 2000 and serves as the successor to our 1998 equity incentive plan and our 1999 equity incentive plan. We initially have reserved 7,048,905 shares of common stock to be issued under this plan. In addition, any shares issued under our 1997 stock option plan, 1998 equity incentive plan and 1999 equity incentive plan that are forfeited or repurchased by us or that are issuable upon exercise of options that become unexercisable for any reason without having been exercised in full, are available for grant and issuance under our 2000 equity incentive plan. Shares will again be available for grant and issuance under our 2000 equity incentive plan that:

  . are subject to issuance upon exercise of an option granted under our 2000 equity incentive plan that cease to be subject to the option for any reason other than exercise of the option;

  . have been issued upon the exercise of an option granted under our 2000 equity incentive plan that are subsequently forfeited or repurchased by us at the original purchase price;

  . are subject to an award granted under a restricted stock purchase agreement under our 2000 equity incentive plan that are subsequently forfeited or repurchased by us at the original issue price; or

  . are subject to a stock bonus granted under our 2000 equity incentive plan that terminates without shares being issued.

   On each January 1, the aggregate number of shares reserved for issuance under our 2000 equity incentive plan will increase automatically by a number of shares equal to 5% of our outstanding shares on December 31 of the preceding year. Our board of directors or compensation committee may reduce the amount of the increase in any particular year.

   Our 2000 equity incentive plan will terminate after ten years from the date our board of directors approved the plan, unless it is terminated earlier by our board of directors. The plan authorizes the award of options, restricted stock awards and stock bonuses. No person is eligible to receive more than 1,000,000 shares in any calendar year under the plan other than a new employee of ONI Systems, who will be eligible to receive no more than 2,000,000 shares in the calendar year in which the employee commences employment.

   Our 2000 equity incentive plan is administered by our compensation committee, all of the members of which are non-employee directors under applicable federal securities laws and outside directors as defined under applicable federal tax laws. The compensation committee will have the authority to construe and interpret the plan, grant awards and make all other determinations necessary or advisable for the administration of the plan. Also, our non-employee directors are entitled to receive automatic annual grants of options to purchase shares of our common stock, as described under "Management--Director Compensation".

   Our 2000 equity incentive plan provides for the grant of both incentive stock options that qualify under Section 422 of the Internal Revenue Code and nonqualified stock options. Incentive stock options may be granted only to employees of ONI Systems or of a parent or subsidiary of ONI Systems. All other awards other than incentive stock options may be granted to employees, officers, directors and consultants of ONI Systems or any parent or subsidiary of ONI Systems, provided the consultants render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of that value. The exercise price of nonqualified stock options must be at least equal to 85% of the fair market value of our common stock on the date of grant.

   Options may be exercised only as they vest or may be immediately exercisable with the shares issued subject to our right of repurchase that lapses as the shares vest. In general, options will vest over a four-year period. The maximum term of options granted under our 2000 equity incentive plan is ten years.

   Awards granted under our 2000 equity incentive plan may not be transferred in any manner other than by will or by the laws of descent and distribution. They may be exercised during the lifetime of the optionee only by the optionee. The compensation committee may determine otherwise and provide for these provisions in the award agreement, but only with respect to awards that are not incentive stock options. Options granted under our 2000 equity incentive plan generally may be exercised for a period of three months after the termination of the optionee's service to ONI Systems or a parent or subsidiary of ONI Systems. Options will generally terminate immediately upon termination of employment for cause.

   The purchase price for restricted stock will be determined by our compensation committee. Stock bonuses may be issued for past services or may be awarded upon the completion of stated services or performance goals.

   2000 Employee Stock Purchase Plan. Our 2000 employee stock purchase plan became effective on June 1, 2000. We initially reserved 1,000,000 shares of common stock under this plan. On each January 1, the aggregate number of shares reserved for issuance under our 2000 employee stock purchase plan will increase automatically by a number of shares equal to 1% of our outstanding shares on December 31 of the preceding year. Our board of directors or compensation committee may reduce the amount of the increase in any particular year. The aggregate number of shares reserved for issuance under our 2000 employee stock purchase plan may not exceed 10,000,000 shares.

   Our 2000 employee stock purchase plan is administered by our compensation committee. Our compensation committee will have the authority to construe and interpret the plan, and its decisions will be final and binding.

   Employees generally are eligible to participate in our 2000 employee stock purchase plan if they are employed before the beginning of the applicable offering period and they are customarily employed by us, or our parent or any subsidiaries that we designate, for more than 20 hours per week and more than five months in a calendar year and are not, and would not become as a result of being granted an option under the plan, 5% stockholders of us or our designated parent or subsidiaries. Participation in our 2000 employee stock purchase plan ends automatically upon termination of employment for any reason.

   Under our 2000 employee stock purchase plan, eligible employees are permitted to acquire shares of our common stock through payroll deductions. Eligible employees may select a rate of payroll deduction between 1% and 15% of their compensation and are subject to maximum purchase limitations.

   Except for the first offering period, each offering period under our 2000 employee stock purchase plan will be for two years and consist of four six-month purchase periods. Offering periods and purchase periods begin on February 1 and August 1 of each year. Since the first offering period began on June 1, 2000 and not on February 1 or August 1, the length of the first offering period will be more than two years, and the length of the first purchase period will be more than six months.

   Our 2000 employee stock purchase plan provides that, in the event of our proposed dissolution or liquidation, each offering period that commenced prior to the closing of the proposed event will continue for the duration of the offering period, provided that the compensation committee may fix a different date for termination of the plan. The purchase price for common stock purchased under the plan is 85% of the lesser of the fair market value of our common stock on the first day of the applicable offering period or the last day of the applicable purchase period. The compensation committee has the power to change the offering dates, purchase dates and duration of offering periods without stockholder approval, if the change is announced prior to the beginning of the affected date or offering period.

   Our 2000 employee stock purchase plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. The plan will terminate ten years from the date the plan was adopted by our board of directors, unless it is terminated earlier under the terms of the plan. The board of directors has the authority to amend, terminate or extend the term of the plan, except that no action may adversely affect any outstanding options previously granted under the plan.

   Except for the automatic annual increase of shares described above, stockholder approval is required to increase the number of shares that may be issued or to change the terms of eligibility under our 2000 employee stock purchase plan. The board of directors is able to make amendments to the plan as it determines to be advisable if the financial accounting treatment for the plan is different from the financial accounting treatment in effect on the date the plan was adopted by the board of directors.

   401(k) Plan. We sponsor a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code, or a 401(k) plan. Employees who are at least 21 years old are generally eligible to participate. Participants may make pre-tax contributions to the plan of up to 15% of their eligible earnings, subject to a statutorily prescribed annual limit. Each participant is fully vested in his or her contributions and the investment earnings. There are no matching contributions under the plan. Contributions by the participants to the plan, and the income earned on these contributions, are generally not taxable to the participants until withdrawn. Participant contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

Employment-Related Agreements

   Hugh C. Martin. In January 1998, we entered into an at-will employment agreement with Mr. Martin. Mr. Martin initially received a base salary of $200,000 per year. Mr. Martin's current salary is $280,000 per year. He is also eligible to receive an annual performance bonus of up to 25% of his salary, which was guaranteed at $50,000 in 1998. In addition, we granted Mr. Martin a stock award to purchase 8.5% of our total capital stock, subject to vesting requirements. We also granted Mr. Martin a stock award to purchase 1.5% of our total capital stock, which vested according to attainment of 1998 and 1999 milestones. In the event of a change in control of ONI Systems, 50% of the then-unvested shares subject to Mr. Martin's stock award will become fully vested.

   Terrence J. Schmid. In February 1998, we entered into an at-will employment agreement with Mr. Schmid. Mr. Schmid resigned as our Chief Financial Officer and Vice President, Finance and

Administration effective April 28, 2000. Mr. Schmid initially received a base salary of $140,000 per year. He was eligible to receive an annual performance bonus of up to 15% of his base salary, which was guaranteed at $20,000 in 1998. In connection with this agreement, Mr. Schmid purchased 533,332 shares of common stock, subject to vesting requirements.

   In March 2000, we entered into a separation agreement with Mr. Schmid in connection with his resignation. Under the terms of this agreement, we agreed to make a severance payment of $90,000 which was equal to six months of Mr. Schmid's final salary. We also agreed to waive our repurchase rights with respect to up to 106,662 shares of common stock.

   Chris A. Davis. In April 2000, we entered into an at-will employment agreement with Ms. Davis. Ms. Davis' initial and current salary is $400,000 per year. She received a signing bonus of $300,000. We also agreed to allow Ms. Davis to choose any one of these three alternatives:

  . an option to purchase 1,100,000 shares of common stock at an exercise price per share equal to the fair market value of common stock on the date of grant;

  . an option to purchase 1,000,000 shares of common stock at an exercise price per share of $4.00; or

  . an option to purchase 1,000,000 shares of common stock at an exercise price per share equal to the fair market value of common stock on the date of grant together with loan forgiveness in an amount up to $2,125,000 per year for four years if Ms. Davis chooses to exercise this option immediately with a promissory note.

She chose the second alternative. Her option is subject to vesting. Ms. Davis will be permitted to pay for the exercise of these options with a promissory note. In the event of a change of control of ONI Systems and an involuntary or constructive termination without cause of Ms. Davis' employment with us or our successor, 50% of the then-unvested shares subject to Ms. Davis' stock option will become fully vested.

   We have also agreed to loan, or guaranty a loan, of up to $3.0 million for the purchase of a principal residence by Ms. Davis. The loan will be secured by the residence and have a term of one year at an interest rate equal to the lowest legal rate. The loan must be repaid within 90 days of the termination of her employment.

   If we terminate Ms. Davis' employment without cause, she will be entitled to receive six months of her then-current salary, benefits and vesting of options. She will receive at least six months vesting if her employment is terminated within the first year of her employment.

   Rohit Sharma. In October 1997, we entered into an at-will employment agreement with Mr. Sharma. Mr. Sharma initially received a base salary of $84,936 per year. Mr. Sharma's current salary is $300,000 per year. In addition, we granted Mr. Sharma a stock award to purchase 133,332 shares of common stock, subject to vesting requirements. We also granted Mr. Sharma options to purchase an aggregate of 400,000 shares of common stock, subject to vesting and performance requirements.

   Hon Wah Chin. In June 1998, we entered into an at-will employment agreement with Mr. Chin. Mr. Chin initially received a base salary of $160,000 per year. Mr. Chin's current salary is $250,000 per year. He also received a signing bonus of $40,000. In addition, we granted Mr. Chin a stock award to purchase 674,000 shares of common stock, subject to vesting requirements. In the event of a change in control of ONI Systems, 50% of the then-unvested shares subject to Mr. Chin's stock award and 50% of any other then unvested securities granted to Mr. Chin by us will become fully vested.

   If we terminate Mr. Chin's employment without cause, he will be entitled to receive six months of his then-current salary, benefits and vesting of options.

   William R. Cumpston. In August 1998, we entered into an at-will employment agreement with Mr. Cumpston. Mr. Cumpston initially received a base salary of $175,000 per year. Mr. Cumpston's current salary is $300,000 per year. He also received a signing bonus of $45,000 and is eligible to receive an annual performance bonus of at least $50,000. In addition, we granted Mr. Cumpston an option to purchase 500,000 shares of common stock, subject to vesting requirements.

   Michael A. Dillon. In October 1999, we entered into an at-will employment agreement with Mr. Dillon. Mr. Dillon's initial and current salary is $200,000 per year. In addition, Mr. Dillon received a signing bonus of $50,000 and we granted Mr. Dillon an option to purchase 300,000 shares of our common stock, subject to vesting requirements. We also granted Mr. Dillon an option to purchase an additional 20,000 shares of common stock, which is not subject to any vesting requirements. In the event of a change in control of ONI Systems, 25% of the then-unvested shares subject to Mr. Dillon's stock option and 25% of the then-unvested shares of any other securities granted to Mr. Dillon by us will become fully vested.

   If we terminate Mr. Dillon's employment without cause during his first 12 months of employment, he will be entitled to receive six months of his then-current salary, benefits and vesting of options.

   Robert J. Jandro. In February 2000, we entered into an at-will employment agreement with Mr. Jandro. Mr. Jandro's initial and current salary is $295,000 per year. He is also eligible to receive an incentive bonus of up to $200,000. We also granted Mr. Jandro an option to purchase 900,000 shares of common stock, subject to vesting requirements. In the event of a change in control of ONI Systems, 25% of the then-unvested shares subject to Mr. Jandro's stock option and 25% of the then-unvested shares of any other securities granted to Mr. Jandro by us will become fully vested.

   If we terminate Mr. Jandro's employment without cause during his first 12 months of employment, he will be entitled to receive six months of his base salary.

   Andrew W. Page. In February 2000, we entered into an at-will employment agreement with Mr. Page. Mr. Page's initial and current salary is $300,000 per year. He also received a signing bonus of $30,000, and we granted him an option to purchase 300,000 shares of common stock, subject to vesting requirements. In the event of a change in control of ONI Systems, 50% of the then-unvested shares subject to Mr. Page's stock option and 50% of the then-unvested shares of any other securities granted to Mr. Page by us will become fully vested.

Indemnification of Directors and Executive Officers and Limitation of Liability

   Our certificate of incorporation and bylaws provide that a director shall not be personally liable for monetary damages resulting from breach of his fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

  . for any transaction from which the director derived an improper personal benefit.

   Our bylaws provide that:

  . we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law;

  . we may indemnify our employees and agents as set forth in the Delaware
    General Corporation Law, subject to very limited exceptions;

  . we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding;

  . we may advance expenses, as incurred, to our employees and agents in connection with a legal proceeding; and

  . the rights conferred in the bylaws are not exclusive.

   In addition to the indemnification required in our certificate of incorporation and bylaws, we have entered into indemnity agreements with each of our current directors and executive officers. These agreements provide for the indemnification of our officers and directors for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We have obtained directors' and officers' insurance to cover our directors, officers and some of our employees for liabilities, including liabilities under securities laws. We believe that these indemnification provisions and agreements and this insurance are necessary to attract and retain qualified directors and officers.

   The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                           RELATED PARTY TRANSACTIONS

   Other than compensation agreements and other arrangements, which are described as required in "Management", and the transactions described below, since we were formed, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

  . in which the amount involved exceeded or will exceed $60,000; and

  . in which any director, executive officer, holder of more than 5% of our common stock on an as-converted basis or any member of their immediate family had or will have a direct or indirect material interest.

Optivision Spin-Out

   In October 1997, Optical Networks, Incorporated, our California predecessor, was formed as a subsidiary of Optivision, Inc. In exchange for assets related to the optical development business and related liabilities, Optivision received 11,565,752 shares of our common stock and 8,000,000 shares of our Series A preferred stock. In addition to the shares of capital stock delivered to Optivision, we executed and delivered a $90,000 promissory note in favor of Optivision that was subsequently cancelled by Optivision upon payment.

   In December 1997, we were spun out of Optivision and Optivision distributed some of its holdings of our common stock and preferred stock to Optivision shareholders. Holders of Optivision common stock and Series A preferred stock received one share of our common stock for every share of Optivision common stock or Series A preferred stock held, for an aggregate of 11,565,752 shares. Holders of Optivision Series B preferred stock received one share of our Series A preferred stock for every share of Optivision Series B preferred stock held, for an aggregate of 4,000,000 shares. Optivision also retained 4,000,000 shares of our Series A preferred stock. In January 1998, all of the shares of our Series A preferred stock were converted into Series B preferred stock on a one-for-one basis.

   In connection with the spin-out, we have reserved, and are obligated to issue for no additional consideration, shares of our common stock upon the exercise of the warrants to purchase capital stock of Optivision. In October 1997, ADC Telecommunications, Inc., a holder of Optivision Series B preferred stock, entered into an agreement with Optivision that granted ADC registration, information and other rights related to the Series A preferred stock distributed to ADC as part of the spin-out. These rights were amended upon conversion of its Series A preferred stock to Series B preferred stock.

   In January 1998, as a condition to the closing of our Series B and C financings, we entered into agreements with Optivision granting us certain additional assets, related liabilities and a license to technology and assigning technology to us. In July 1998, we completed an agreement with Optivision, under which it transferred contracts between the United States government and Optivision to us.

   In January 1998, Optivision sold 2,666,667 shares of our Series B preferred stock to Kleiner Perkins Caufield & Byers and its affiliates and Mohr, Davidow Ventures and its affiliates, for an aggregate purchase price of $2.0 million. In March 1998, we repurchased the remaining shares of our stock owned by Optivision, consisting of 1,333,333 shares of our Series B preferred stock, for an aggregate purchase price of $1.0 million. Optivision does not currently own any shares of ONI Systems.

Preferred Stock Financings

   Since our inception, we have issued shares of preferred stock in private placement transactions involving related parties as follows:

  . from December 1997 to March 1998, we sold 18,128,843 shares of Series B preferred stock for approximately $0.24 per share, issued 8,000,000 shares of Series B preferred stock upon conversion of all outstanding shares of Series A preferred stock and repurchased 1,333,333 shares of Series B preferred stock;

  . from December 1997 to March 1998, we sold 2,733,332 shares of Series C preferred stock for approximately $0.75 per share;

  . from December 1998 to May 1999, we sold 26,284,024 shares of Series E preferred stock for approximately $0.91 per share;

  . in September 1999, we sold 8,249,468 shares of Series F preferred stock for approximately $1.82 per share; and

  . from December 1999 to March 2000, we sold 12,163,418 shares of Series G preferred stock for approximately $6.32 per share.

   Purchasers of our preferred stock include, among others, the following executive officers, directors and holders of more than 5% of our outstanding stock or entities affiliated with them. The following table presents the number of shares and price per share for each of these purchasers. The number of total shares on an as-converted basis reflects a one-to-one conversion to common stock ratio for each share of Series B, Series C, Series E, Series F and Series G preferred stock. Mr. Compton, a director of ONI Systems, is also a general partner of Kleiner Perkins Caufield & Byers. Mr. Compton disclaims beneficial ownership of shares held by Kleiner Perkins and affiliates except to the extent of his interest in Kleiner Perkins and affiliates. Mr. Feiber, a director of ONI Systems, is also a general partner of Mohr, Davidow Ventures. Mr. Feiber disclaims beneficial ownership of shares held by Mohr, Davidow Ventures and affiliates except to the extent of his interest in Mohr, Davidow Ventures and affiliates. The shares held by Williams Communications, Inc. include 142,460 shares of Series G preferred stock held by Mr. Bross. Mr. Bross is a director of ONI Systems and serves as Senior Vice President and Chief Technology Officer of Williams Communications. Mr. Bross disclaims beneficial ownership of shares held by Williams Communications and Williams Communications disclaims beneficial ownership of the shares held by Mr. Bross.

                                                                               Total
                          Series B  Series C  Series E  Series F  Series G  Common Stock
       Purchaser          Preferred Preferred Preferred Preferred Preferred  Equivalent
       ---------          --------- --------- --------- --------- --------- ------------
Kleiner Perkins Caufield
 & Byers and affiliates
 (Kevin R. Compton).....  9,824,680   666,666 1,917,808 1,256,668        --  13,665,822
Mohr, Davidow Ventures
 and affiliates
 (Jonathan D. Feiber)...  9,824,680   666,666 1,917,808 1,256,668 1,266,322  14,932,144
Hon Wah Chin............         --        --    44,000    33,000     8,000      85,000
Michael A. Dillon.......         --        --        --        --     4,000       4,000
Andrew W. Page..........         --        --        --        --   150,000     150,000
Rohit Sharma............         --        --    40,000        --        --      40,000
Williams Communications
 (Mathew W. Bross) .....         --        --        --        -- 1,725,364   1,725,364
James F. Jordan.........         -- 1,333,334        --        --        --   1,333,334
Gregory B. Maffei.......         --        --        --        --   160,000     160,000
Price per share.........      $0.24     $0.75     $0.91     $1.82     $6.32

   Upon completion of our initial public offering, all shares of our then-outstanding preferred stock were automatically converted to common stock.

Registration Rights

   We have entered into an investors' rights agreement with each of the purchasers of preferred stock set forth above. Under this agreement, these and other stockholders are entitled to registration rights with respect to their shares of common stock. Following this offering and based on shares held as of September 30, 2000, holders of approximately 79 million shares of our common stock will be entitled to registration rights with respect to the shares of common stock. See "Description of Capital Stock--Registration Rights".

Loans to Executive Officers and Directors in Connection with Exercise of
Options

   In connection with the option exercises described under "Management-- Director Compensation" and "Management--Executive Compensation", the following executive officers and directors delivered promissory notes, each with a five-year term, in the amounts and bearing interest as indicated below:

   In December 1999, we made a loan to Hugh C. Martin, our Chairman, President and Chief Executive Officer, in connection with his exercise of an option to acquire 1,215,834 shares of common stock, for an aggregate purchase price of $1,519,793. The loan is evidenced by a promissory note in the principal amount of $1,519,793, with interest compounded annually on the unpaid balance at a rate of 6.20% per year.

   In November and December 1999, we made two loans to Terrence J. Schmid, our former Chief Financial Officer and Vice President, Finance and Administration, in connection with his exercise of options to acquire 120,000 shares and 200,000 shares, respectively, of common stock, for an aggregate purchase price of $260,800. The loans are evidenced by a promissory note in the principal amount of $10,800, with interest compounded annually on the unpaid balance at a rate of 6.08% per year, and a promissory note in the principal amount of $250,000, with interest compounded annually on the unpaid balance at a rate of 6.20% per year.

   In November and December 1999, we made four loans to Rohit Sharma, our Chief Technology Officer, in connection with his exercise of options to acquire 141,668 shares, 45,836 shares, 106,668 shares and 150,000 shares of common stock, respectively, for an aggregate purchase price of $213,975. The loans are evidenced by a promissory note in the principal amount of $12,750, with interest compounded annually on the unpaid balance at a rate of 6.08% per year, a promissory note in the principal amount of $4,125, with interest compounded annually on the unpaid balance at a rate of 6.08% per year, a promissory note in the principal amount of $9,600, with interest compounded annually on the unpaid balance at a rate of 6.08% per year, and a promissory note in the principal amount of $187,500, with interest compounded annually on the unpaid balance at a rate of 6.20% per year. In March 2000, we made another loan to Mr. Sharma in connection with his exercise of an option to acquire 50,000 shares of common stock for a purchase price of $160,000. The loan is evidenced by a promissory note in the principal amount of $160,000, with interest compounded annually at a rate of 6.80% per year.

   In November 1999, we made three loans to William R. Cumpston, our Executive Vice President, Engineering and Operations, in connection with his exercise of options to acquire 1,000,000 shares of common stock, for an aggregate purchase of $254,000. The loans are evidenced by a promissory note in the principal amount of $45,000, with interest compounded annually on the unpaid balance at a rate of 6.08% per year, a promissory note in the principal amount of $182,000, with interest compounded annually on the unpaid balance at a rate of 6.08% per year and a promissory note in the principal amount of $27,000, with interest compounded annually on the unpaid balance at a rate of 6.08% per year. In December 1999, we made another loan to Mr. Cumpston, in connection with his exercise of an option to acquire 300,000 shares of common stock, for an aggregate purchase price of $375,000. The loan is evidenced by a promissory note in the principal amount of $375,000, with interest compounded annually on the unpaid balance at a rate of 6.20% per year.

   In November 1999, we made a loan to Hon Wah Chin, our Chief Scientist, in connection with his exercise of options to acquire 100,000 shares of common stock, for an aggregate purchase price of $9,000. The loan is evidenced by a promissory note in the principal amount of $9,000, with interest compounded annually on the unpaid balance at a rate of 6.08% per year. In December 1999, we made another loan to Mr. Chin in connection with his exercise of an option to acquire 100,000 shares of common stock, for an aggregate purchase price of $125,000. The loan is evidenced by a promissory note in the principal amount of $125,000, with interest compounded annually on the unpaid balance at a rate of 6.20% per year.

   In November 1999, we made a loan to Michael A. Dillon, our Vice President and General Counsel, in connection with his exercise of an option to acquire 300,000 shares of common stock, for a purchase price of $273,000. The loan is evidenced by a promissory note in the principal amount of $273,000, with interest compounded annually on the unpaid balance at a rate of 6.08% per year. In February 2000, we made another loan to Mr. Dillon in connection with his exercise of an option to acquire 70,000 shares of common stock. The loan is evidenced by a promissory note in the principal amount of $87,500, with interest compounded annually at a rate of 6.56% per year.

   In March 2000, we made a loan to Robert J. Jandro, our Executive Vice President, Worldwide Sales and Marketing, in connection with his exercise of an option to acquire 900,000 shares of common stock, for a purchase price of $2,880,000. The loan is evidenced by a promissory note in the principal amount of $2,880,000, with interest compounded annually on the unpaid balance at a rate of 6.80% per year.

   In March 2000, we made a loan to Andrew W. Page, our Vice President, Business Development, in connection with his exercise of an option to acquire 300,000 shares of common stock for a purchase price of $960,000. The loan is evidenced by a promissory note in the principal amount of $960,000, with interest compounded annually on the unpaid balance at a rate of 6.80% per year.

Sales of Restricted Common Stock and Any Related Loans to Executive Officers and Directors

   We made the following additional sales of securities to executive officers and directors. Unless otherwise noted:

  . shares vest over a four-year period and we have a repurchase option for unvested shares;

  . in the event of a change of control of ONI Systems, our repurchase option will lapse as to 50% of the then-unvested shares; and

  . the associated promissory notes have five-year terms.

   In January 1998, Hugh C. Martin, our Chairman, President and Chief Executive Officer, purchased 4,066,540 shares of common stock for $0.005 per share. Mr. Martin paid for the shares with a promissory note in the principal amount of $19,696 with interest compounded annually on the unpaid balance at a rate of 6.13% per year due on the earlier of ten years from issuance or 180 days following termination of employment.

   In January 1998, Hugh C. Martin purchased 717,624 shares of common stock for $0.005 per share. Mr. Martin paid for the shares with a promissory note in the principal amount of $3,476 with interest compounded annually on the unpaid balance at a rate of 6.13% per year due on the earlier of ten years from issuance or 180 days following termination of employment. The shares under the agreement vest based on achievement of 1998 milestones and 1999 milestones. The milestones were achieved and our repurchase option has lapsed.

   In February 1998, Terrence J. Schmid, our former Chief Financial Officer and Vice President, Finance and Administration, purchased 533,332 shares of our common stock for $0.08 per share. Mr. Schmid paid for the shares with a promissory note in the principal amount of $40,000 with interest compounded annually on the unpaid balance at a rate of 5.93% per year due on the earlier of ten years from issuance or 210 days following our initial public offering.

   In November 1998, Hon Wah Chin, our Chief Scientist, purchased 674,000 shares for $0.09 per share. Mr. Chin paid for the shares with a promissory note in the principal amount of $59,413 with interest compounded semi-annually on the unpaid balance at a rate of 4.46% per year.

   In December 1999, Michael A. Dillon, our Vice President, General Counsel and Secretary, purchased 20,000 shares for $0.91 per share. Mr. Dillon paid for the shares with a promissory note in the principal amount of $18,200 with interest compounded annually on the unpaid balance at a rate of 6.20% per year. We have no repurchase right for these shares.

Persons or Entities Related to Our Officers and Directors

   In addition to the sales of securities previously described, we have entered into agreements with affiliates of our officers and directors.

   Williams Communications, Inc. is a stockholder of ONI Systems. Mathew W. Bross, one of our directors, serves as Senior Vice President and Chief Technology Officer of Williams Communications, Inc. In March 2000, we entered into a purchase and license agreement with Williams Communications, in which Williams Communications may, but is not obligated to, purchase $30.0 million of our products. The agreement also provided that Williams Communications purchase $1,215,506 of our products during the first quarter of calendar year 2000. The agreement expires June 30, 2001, unless earlier terminated by the parties. In December 1999, we also executed a redemption and repurchase agreement with Williams Communications, which provides us with the right to repurchase, if Williams Communications fails to purchase $30.0 million of our products and services by June 30, 2001, at $6.32 per share, the shares of Series G preferred stock owned by Williams Communications, which were converted into 1,582,904 shares of common stock. The agreement also provided Williams Communications with the right to require us to redeem the shares held by it at $8.50 per share, which right lapsed upon completion of lab trials for our ONLINE9000 product in March 2000.

                             PRINCIPAL STOCKHOLDERS

   The following table presents information as to the beneficial ownership of common stock as of September 30, 2000, and as adjusted to reflect the sale of 8,000,000 shares of common stock in a concurrent public offering, by:

  . each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

  . each of our directors;

  . each of our executive officers named in the Summary Compensation Table;
    and

  . all of our directors and executive officers as a group.

   Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of September 30, 2000 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the address for each listed stockholder is c/o ONI Systems Corp., 166 Baypointe Parkway, San Jose, California 95134-1621.

   The percentage of common stock outstanding prior to this offering is based on 126,056,209 shares of common stock outstanding as of September 30, 2000, and the percentage of common stock outstanding after this offering is based on those shares plus 5,646,643 shares of common stock offered by ONI Systems in our concurrent offering.

                            Shares Beneficially            Shares Beneficially
                               Owned Prior to                  Owned After
                            Concurrent Offering    Shares  Concurrent Offering
                            ----------------------- Being  -----------------------
Name of Beneficial Owner      Number     Percent   Offered   Number     Percent
------------------------    ------------ ----------------- ------------ ----------
Jonathan D. Feiber(1).....    14,331,515    11.4%       --   14,331,515    10.9%
  Mohr, Davidow Ventures
   and affiliates
Kevin R. Compton(2).......    13,665,822    10.8        --   13,665,822    10.4
  Kleiner Perkins Caufield
   & Byers and affiliates
Hugh C. Martin(3).........     5,999,998     4.8   193,836    5,806,162     4.4
Matthew W. Bross(4).......     1,925,364     1.5        --    1,925,364     1.5
  Williams Communications,
   Inc.
James F. Jordan(5)........     1,873,334     1.5        --    1,873,334     1.4
William R. Cumpston(6)....     1,252,000     1.0    48,000    1,204,000       *
Hon Wah Chin(7)...........       954,000       *    48,000      906,000       *
Rohit Sharma(8)...........       840,668       *    51,520      789,148       *
Gregory B. Maffei(9)......       280,000       *        --      280,000       *
Terrence J. Schmid(10)....       250,050       *        --      250,050       *
All executive officers and
 directors as a group (13
 persons)(11).............    43,866,701    34.8   402,479   43,464,222    33.0

--------
  * Represents beneficial ownership of less than 1%
 (1) Represents 348 shares held by Mr. Feiber, 34,484 shares held by the Feiber-Buhr Trust, 12,073,757 shares held by Mohr, Davidow Ventures V, L.P., 1,266,322 shares held by Mohr, Davidow Ventures V-L, L.P. and 956,604 shares held by Mohr, Davidow Ventures V, L.P. as nominee for MDV Entrepreneurs' Network Fund II (A), L.P. and MDV Entrepreneurs' Network Fund II (B), L.P. and the shares represented exclude 316,348 shares held by the Mohr Family Trust UTA dated 8/5/1985, 10,000 shares held by the Sarah H. Mohr Trust UTA dated 9/19/97, and 10,000 shares held by the Hope A. Mohr Trust UTA dated 9/19/97. Mohr, Davidow Ventures disclaims beneficial ownership of the shares held by the Mohr Family Trust, the Sarah H. Mohr Trust and the Hope A. Mohr Trust and these trusts disclaim beneficial ownership of the shares held by the Mohr, Davidow Ventures entities. Jonathan D. Feiber, a director of ONI Systems, is also a general partner of Mohr, Davidow Ventures. Mr. Feiber disclaims beneficial ownership of shares held by Mohr, Davidow Ventures and affiliates except to the extent of his interest in Mohr, Davidow Ventures and affiliates. The address of Mohr, Davidow Ventures and Mr. Feiber is 2775 Sand Hill Road, Suite 240, Menlo Park, California 94025.

 (2) Represents 12,594,422 shares held by Kleiner Perkins Caufield & Byers VIII, L.P., 729,756 shares held by KPCB VIII Founders Fund and 341,644 shares held by KPCB Information Sciences Zaibatsu Fund II. Kevin R. Compton, a director of ONI Systems, is also a general partner of Kleiner Perkins Caufield & Byers. Mr. Compton disclaims beneficial ownership of shares held by KPCB and affiliates except to the extent of his interest in KPCB and affiliates. The address of Kleiner Perkins Caulfield & Byers and Mr. Compton is 2750 Sand Hill Road, Menlo Park, California 94025.

 (3) Represents 5,886,998 shares held by Mr. Martin, 45,000 shares held by the Hugh C. Martin 2000 Grantor Retained Annuity Trust under agreement dated March 23, 2000, 45,000 shares held by the Moira C. Martin 2000 Grantor Retained Annuity Trust under agreement dated March 23, 2000 and 3,000 shares held by The Martin Family 2000 Irrevocable Trust under agreement dated March 23, 2000. Includes 1,609,672 shares subject to a repurchase right that lapses at a rate of 84,719 shares per month until January 2002. Includes 1,063,855 shares subject to a repurchase right that lapses at a rate of 25,329 shares per month until December 2003.

 (4) Represents 142,460 shares held by Matthew W. Bross Revocable Trust and 1,582,904 shares held by Williams Communications, Inc. Mr. Bross serves as Senior Vice President and Chief Technology Officer of Williams Communications and disclaims beneficial ownership of shares held by it. Includes 180,000 shares subject to a repurchase right that lapses as to 45,000 shares in November 2000 and lapses at a rate of 3,750 shares per month thereafter until November 2003.

 (5) Includes 157,500 shares held by Mr. Jordan subject to a repurchase right that lapses at a rate of 7,500 shares per month until March 2002. Includes 75,000 shares subject to a repurchase right that lapses at a rate of 5,000 shares per month until October 2001.

 (6) Represents 1,190,000 shares held by Mr. Cumpston, 30,000 shares held by the William R. Cumpston 2000 Grantor Annuity Trust under agreement dated February 21, 2000, 30,000 shares held by Christine S. Cumpston 2000 Grantor Annuity Trust under agreement dated February 21, 2000 and 2,000 shares held by The Cumpston Children's 2000 Trust under agreement dated February 21, 2000. Includes 281,250 shares subject to a repurchase right that lapses at a rate of 10,416 shares per month until September 2002. Includes 193,750 shares subject to a repurchase right that lapses at a rate of 6,250 shares per month until January 2003. Includes 200,000 shares subject to a repurchase right that lapses as to 50,000 shares in September 2000 and lapses at a rate of 4,166 shares per month until September 2003. Includes 262,500 shares subject to a repurchase right that lapses at a rate of 6,250 shares per month until December 2003.

 (7) Represents 922,000 shares held by Mr. Chin and 32,000 shares held by the Chin Children's Trust u/i dtd. February 10, 2000. Includes 337,100 shares held by Mr. Chin subject to a repurchase right that lapses at a rate of 14,041 shares per month until June 2002. Includes 100,000 shares subject to a repurchase right that lapses as to 25,000 shares in July 2000 and lapses at a rate of 2,083 shares per month thereafter until July 2003. Includes 87,500 shares subject to a repurchase right that lapses at a rate of 2,083 shares per month until December 2003.

 (8) Includes 18,518 shares held by Mr. Sharma subject to a repurchase right that lapses at a rate of 3,704 shares per month until November 2000. Includes 937 shares subject to a repurchase right that lapses at a rate of 52 shares per month until December 2001. Includes 11,112 shares subject to a repurchase right that lapses at a rate of 556 shares per month until February 2002. Includes 91,667 shares subject to a repurchase right that lapses at a rate of 4,167 shares per month until April 2002. Includes 29,167 shares subject to a repurchase right that lapses at a rate of 1,389 shares per month until April 2002. Includes 68,890 shares subject to a repurchase right that lapses at a rate of 2,222 shares per month until March 2003. Includes 131,250 shares subject to a repurchase right that lapses at a rate of 3,125 shares per month until December 2003. Includes 50,000 shares subject to a repurchase right that lapses as to 12,500 shares in March 2001 and lapses at a rate of 1,042 shares per month thereafter until March 2004.

 (9) Includes 120,000 shares held by Mr. Maffei subject to a repurchase right that lapses as to 40,000 shares in March 2001 and lapses at a rate of 3,333 shares per month thereafter until March 2003.

(10) Reflects our repurchase on April 28, 2000 of all unvested shares of common stock held by Mr. Schmid.

(11) Includes shares held by individuals and entities affiliated with executive officers and directors including those described in notes 1, 2, 3, 4, 5, 6, 7, 8 and 9 and shares issuable upon exercise of options exercisable within 60 days of September 30, 2000.

                              DESCRIPTION OF NOTES

   We will issue the notes under a document called the "Indenture". The Indenture is a contract between us and State Street Bank and Trust Company of California, N.A., as Trustee. The Indenture and the notes are governed by New York law. Because this section is a summary, it does not describe every aspect of the notes and the Indenture. This summary is subject to and qualified in its entirety by reference to all of the provisions of the Indenture, including definitions of certain terms used in the Indenture. For example, in this section we use capitalized words to signify defined terms that have been given special meaning in the Indenture. We describe the meaning of only the more important terms. Wherever we refer to particular defined terms, those defined terms are incorporated by reference here. In this section, references to "ONI Systems", "we", "our" or "us" refer solely to ONI Systems Corp. and not its subsidiaries.

General

   The notes will be general, unsecured obligations of ONI Systems. The notes will be subordinated, which means that they will rank behind certain of our indebtedness as described below. The notes will be limited to $300,000,000 aggregate principal amount, or $345,000,000 if the underwriters exercise in full their right to purchase additional notes. We are required to repay the principal amount of the notes in full on October 15, 2005. The notes will bear interest at the rate per annum shown on the front cover of this prospectus from October 27, 2000. We will pay interest on the notes on April 15 and October 15 of each year, commencing on April 15, 2001. Interest payable per $1,000 principal amount of notes for the period from October 27, 2000 to April 15, 2001 will be $23.3333.

   You may convert the notes into shares of our common stock initially at the conversion rate stated on the front cover of this prospectus at any time before the close of business on October 15, 2005, unless the notes have been previously redeemed or repurchased. The conversion rate may be adjusted as described below.

   We may redeem the notes at our option at any time on or after October 16, 2003, in whole or in part, at the redemption prices set forth below under "-- Optional Redemption by ONI Systems--Non-Provisional Redemption", plus accrued and unpaid interest to the redemption date. In addition, if certain conditions are met, we may redeem the notes at our option, in whole or in part prior to October 16, 2003 at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the redemption date and specified make-whole amounts described below under "--Optional Redemption by ONI Systems--Provisional Redemption". If there is a Change in Control of ONI Systems, you may have the right to require us to repurchase your notes as described below under "--Repurchase at Option of Holders Upon a Change in Control".

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

   The notes will be issued:

  . only in fully registered form;

  . without interest coupons; and

  . in denominations of $1,000 and greater multiples.

   The notes will be evidenced by one or more global notes, which will be deposited with the trustee as custodian for the Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

   The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee unless either of the following occurs:

  . DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note; or

  . an Event of Default with respect to the notes represented by the global note has occurred and is continuing.

   In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

   DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

  . you cannot get notes registered in your name if they are represented by the global note;

  . you cannot receive certificated (physical) notes in exchange for your beneficial interest in the global notes;

  . you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

  . all payments on the global note will be made to DTC or its nominee.

   The laws of some jurisdictions require that certain kinds of purchasers, for example, some insurance companies, can only own securities in definitive, or certificated form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

   Only institutions, such as a securities broker or dealer, that have accounts with the DTC or its nominee, called "participants", and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC for their participants' interests, and the records kept by those participants for interests of persons held by participants on their behalf.

   Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse, that is, next-day, funds. In contrast, beneficial interests in a global note usually trade in DTC's same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

   We will make cash payments of interest on and principal of and the redemption or repurchase price of the global note to Cede, the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

   We have been informed that DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in "street name".

   We will send any redemption notices to Cede. We understand that if less than all the notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed.

   We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an "omnibus proxy" to us as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

   Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

   DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant or participants has or have given such direction.

   DTC has also advised us that it is

  . a limited purpose trust company organized under the laws of the State of New York,

  .  a member of the Federal Reserve System,

  . a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

  . a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Some participants, or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

   The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC's or any participants' records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Conversion Rights

   You may, at your option, convert any portion of the principal amount of any note that is an integral multiple of $1,000 into shares of our common stock at any time on or prior to the close of business on the maturity date, unless the notes have been previously redeemed or repurchased, at a conversion rate of
10.9129 shares of common stock per $1,000 principal amount of notes. The conversion rate is equivalent to a conversion price of approximately $91.64. Your right to convert a note called for redemption or delivered for repurchase will terminate at the close of business on the redemption date or repurchase date for that note, unless we default in making the payment due upon redemption or repurchase.

   You may convert all or part of any note by delivering the note at the Corporate Trust Office of State Street Bank and Trust Company of California, N.A., the trustee, in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained by the trustee. The conversion date will be the date on which the note and the duly signed and completed notice of conversion are so delivered.

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

   As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with payment in lieu of any fraction of a share. The certificate will then be sent by the trustee to the conversion agent for delivery to the Holder. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable and will rank equally with the other shares of our common stock.

   If you surrender a note for conversion on a date that is not an Interest Payment Date, you will not be entitled to receive any interest for the period from the immediately preceding Interest Payment Date to the conversion date, except as described below in this paragraph. Any note surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date, except notes or portions thereof, called for redemption on a redemption date or to be repurchased on a repurchase date for which the right to convert would terminate during such period, must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of notes being surrendered for conversion. In the case of any note which has been converted after any Regular Record Date but before the next succeeding Interest Payment Date, interest payable on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the holder of such note on such Regular Record Date.

   No other payment or adjustment for interest, or for any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares upon conversion. Instead, we will pay cash based on the market price of our common stock at the close of business on the conversion date.

   You will not be required to pay any taxes or duties relating to the issue or delivery of our common stock on conversion but you will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

   The conversion rate will be subject to adjustment for, among other things:

  . dividends and other distributions payable in our common stock on shares of our capital stock;

  . the issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase our common stock at less than the then Current Market Price of such common stock, determined as provided in the Indenture, as of the record date for shareholders entitled to receive such rights, options or warrants;

  . subdivisions, combinations and reclassifications of our common stock;

  . distributions to all holders of our common stock of evidences of indebtedness of ONI Systems, shares of capital stock, or other property, including cash, assets or securities, but excluding dividends and other distributions referred to in the first clause, rights, options or warrants referred to in the second clause, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations discussed below;

  . distributions consisting exclusively of cash, excluding any cash portion of distributions referred to in the immediately preceding clause, or cash distributed upon a merger or consolidation to which the next succeeding paragraph applies, to all holders of our common stock in an aggregate amount that, combined together with (1) other such all-cash distributions made within the preceding 365-day period in respect of which no adjustment has been made and (2) any cash and the fair market value of other consideration payable in connection with any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 365-day period in respect of which no adjustment has been made, exceeds 10% of our market capitalization, which is the product of the Current Market Price per share of the common stock on the record date for such distribution and the number of shares of common stock then outstanding; and

  . the successful completion of a tender offer made by us or any of our subsidiaries for our common stock which involves an aggregate consideration that, together with (1) any cash and other consideration payable in a tender offer by us or any of our subsidiaries for our common stock expiring within the 365-day period preceding the expiration of such tender offer in respect of which no adjustment has been made and (2) the aggregate amount of any such all-cash distributions referred to in the immediately preceding clause above to all holders of our common stock within the 365-day period preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

   We reserve the right to effect such increases in the conversion rate in addition to those required by the foregoing provisions as we consider to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered notes of any adjustments.

   In case of any consolidation or merger of ONI Systems with or into another entity or any merger of another entity into ONI Systems, other than a merger which does not result in any reclassification, conversion, exchange or cancellation of our common stock, or in case of any sale or transfer of all or substantially all of our assets, each note then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the notes were convertible immediately prior to the consolidation or merger or sale or transfer.

   We may increase the conversion rate for any period of at least 20 days, upon at least 15 days' notice, if our board of directors determines that the increase would be in our best interest. The board of directors determination in this regard will be conclusive. We will give holders of notes at least 15 days' notice of such an increase in the conversion rate. Any increase, however, will not be taken into account for purposes of determining whether the closing price of our common stock exceeds the conversion price by 105% in connection with an event which otherwise would be a Change In Control as defined below.

   If at any time we make a distribution of property to our stockholders that would be taxable to such stockholders as a dividend for United States federal income tax purposes, such as distributions of evidences of indebtedness or assets of ONI Systems, but generally not stock dividends on common stock or rights to subscribe for common stock, and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which notes are convertible is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of notes. See "Certain United States Federal Income Tax Consequences--U.S. Holders".

Subordination

   The notes are subordinated and, as a result, the payment of the principal, any premium and interest on the notes, including amounts payable on any redemption or repurchase, will be subordinated to the prior payment in full, in cash or other payment satisfactory to holders of Senior Debt, of all of our Senior Debt. The notes are also effectively subordinated to any debt or other liabilities of our subsidiaries. On June 30, 2000, we had outstanding Senior Debt of $64.3 million, consisting of lease obligations, and our aggregate amount of liabilities was $21.6 million, excluding intercompany liabilities.

   "Senior Debt" is defined in the Indenture to mean: the principal of, and premium, if any, and interest on, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the Indenture or thereafter created, incurred or assumed:

  . our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other written obligation;

  . all of our obligations for money borrowed;

  . all of our obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind;

  . our obligations (1) as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles or (2) as lessee under other leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes;

  . all of our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

  . all of our obligations with respect to letters of credit, bankers' acceptances and similar facilities, including reimbursement obligations with respect to the foregoing;

  . all of our obligations issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable and accrued expenses arising in the ordinary course of business as determined in good faith by us;

  . all obligations of the type referred to in the above clauses of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

  . renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.

   Senior Debt will not include any other indebtedness or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide that it is not superior in right of payment to the notes.

   We may not make any payment on account of principal, premium or interest on the notes, or redemption or repurchase of the notes, if either of the following occurs:

  . we default in our obligations to pay principal, premium, interest or other amounts on our Senior Debt, including a default under any redemption or repurchase obligation, and the default continues beyond any grace period that we may have to make those payments; or

  . any other default occurs and is continuing on any Designated Senior Debt and (1) the default permits the holders of the Designated Senior Debt (as defined below) to accelerate its maturity and (2) the trustee has received a notice of the default, called a "Payment Blockage Notice", from ONI Systems, the holder of such debt or such other person permitted to give such notice under the Indenture.

   If payments of the notes have been blocked by a payment default on Senior Debt, payments on the notes may resume when the payment default has been cured or waived or ceases to exist. If payments on the notes have been blocked by a nonpayment default, payments on the notes may resume on the earlier of (1) the date the nonpayment default is cured or waived or ceases to exist or (2) 179 days after the Payment Blockage Notice is received.

   No nonpayment default that existed on the day a Payment Blockage Notice was delivered to the trustee can be used as the basis for any subsequent Payment Blockage Notice. In addition, once a holder of Designated Senior Debt has blocked payment on the notes by giving a Payment Blockage Notice, no new period of payment blockage can be commenced pursuant to a subsequent Payment Blockage Notice until both of the following are satisfied:

  . 365 days have elapsed since the effectiveness of the immediately prior
    Payment Blockage Notice; and

  . all scheduled payments of principal, any premium and interest with respect to the notes that have come due have been paid in full in cash.

   "Designated Senior Debt" means our obligations under any particular Senior Debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which we are a party, expressly provides that such indebtedness shall be "Designated Senior Debt" for purposes of the Indenture. The instrument, agreement or other document evidencing any Designated Senior Debt may place limitations and conditions on the right of such Senior Debt to exercise the rights of Designated Senior Debt.

   In addition, upon any acceleration of the principal due on the notes as a result of an Event of Default or payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, all principal, premium, if any, interest and other amounts due on all Senior Debt must be paid in full before you are entitled to receive any payment. By reason of such subordination, in the event of insolvency, our creditors who are holders of Senior Debt are likely to recover more, ratably, than the you are, and you will likely to experience a reduction or elimination of payments on the notes.

   In addition, the notes will be "structurally subordinated" to all indebtedness and other liabilities, including trade payables and lease obligations, of our subsidiaries. This occurs because any right of ONI Systems to receive any assets of our subsidiaries upon their liquidation or reorganization, and the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that ONI Systems itself is recognized as a creditor of such subsidiary, in which case the claims of ONI Systems would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by ONI Systems.

   The Indenture does not limit our ability to incur Senior Debt or our ability or the ability of our subsidiaries to incur any other indebtedness.

Optional Redemption by ONI Systems

 Provisional Redemption

   We may redeem any portion of the notes at any time prior to October 16, 2003 upon at least 30 and not more than 60 days' notice by mail to the holders of the notes, at a redemption price equal to 100% of the principal amount of the notes to be redeemed per note plus accrued and unpaid interest to the redemption date if the closing price of our common stock has exceeded 150% of the conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption.

   If we redeem the notes under these circumstances, we will make an additional "make whole" payment on the redeemed notes equal to $150 per $1,000 note, minus the amount of any interest actually paid or accrued and unpaid on the note prior to the redemption date. We must make these "make whole" payments on all notes called for redemption, including notes converted after the date we mailed the notice. The "make whole" payment for notes converted shall not be reduced by accrued and unpaid interest. We may make these "make whole" payments, at our option, either in cash or in our common stock or a combination of cash and stock. We will specify the type of consideration for the "make whole" payment in the redemption notice.

   Payments made in our common stock will be valued at 95% of the average of the closing sales prices of our common stock for the five trading days ending on the day prior to the redemption date.

 Non-Provisional Redemption

   On or after October 16, 2003 we may redeem the notes, in whole or in part, at the prices set forth below. If we elect to redeem all or part of the notes, we will give at least 30, but no more than 60, days notice to you.

   The redemption price, expressed as a percentage of principal amount, is as follows for the 12-month periods beginning on:

                                                                      Redemption
     Date                                                               Price
     ----                                                             ----------
     October 16, 2003................................................    102%
     October 15, 2004................................................    101%

and thereafter is equal to 100% of the principal amount, in each case together with accrued interest to the date of redemption.

   No sinking fund is provided for the notes, which means that the Indenture does not require us to redeem or retire the notes periodically.

   We may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we purchase may, to the extent permitted by applicable law and subject to restrictions contained in the underwriting agreement with the underwriters, be re-issued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

Payment and Conversion

   We will make all payments of principal and interest on the notes by dollar check drawn on an account maintained at a bank in The City of New York. If you hold registered notes with a face value greater than $2,000,000, at your request we will make payments of principal or interest to you by

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

wire transfer to an account maintained by you at a bank in The City of New York. Payment of any interest on the notes will be made to the person in whose name the note, or any predecessor note, is registered at the close of business on April 1 or October 1, whether or not a business day, immediately preceding the relevant Interest Payment Date, referred to as a "Regular Record Date". If you hold registered notes with a face value in excess of $2,000,000 and you would like to receive payments by wire transfer, you will be required to provide the trustee with wire transfer instructions at least 15 days prior to the relevant payment date.

   Payments on any global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the trustee will treat the persons in whose names the notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents or the trustee's agents has or will have any responsibility or liability for (1) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global note, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global note, or
(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

   We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

   Notes may be surrendered for conversion at the Corporate Trust Office of State Street Bank and Trust Company of California, N.A., the trustee, in the Borough of Manhattan, The City of New York. Notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of interest or taxes, as applicable, as described above under "--Conversion Rights".

   We have initially appointed the trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. However, until the notes have been delivered to the trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the notes have been made available for payment and either paid or returned to us as provided in the Indenture, the trustee will maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with "--Notices" below.

   All moneys deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal of, premium, if any, or interest on any notes which remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.

Repurchase at Option of Holders Upon a Change in Control

   If a Change in Control as defined below occurs, you will have the right, at your option, to require us to repurchase all of your notes not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased, together with interest accrued to, but excluding, the repurchase date.

   At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in our common stock valued at 95% of the average of the closing prices of the our common stock for the five trading days immediately preceding and including the third day prior to the repurchase date. We may only pay the repurchase price in our common stock if we satisfy conditions provided in the Indenture.

   Within 30 days after the occurrence of a Change in Control, we are obligated to give to you notice of the Change in Control and of the repurchase right arising as a result of the Change of Control. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, you must deliver on or before the 30th day after the date of our notice irrevocable written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the date that is 45 days after the date of our notice.

   A Change in Control will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

      (1) any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that is entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

      (2) we merge or consolidate with or into any other person, any merger of another person into us, or we convey, sell, transfer or lease all or substantially all of our assets to another Person, other than (a) any such transaction (i) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and
  (ii) pursuant to which the holders of our common stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction and (b) any merger which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock into solely shares of common stock.

   However, a Change in Control will not be deemed to have occurred if either
(A) the closing price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the Change in Control or the public announcement of the Change in Control, in the case of a Change in Control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the Change in Control, in the case of Change in Control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the notes in effect on each of those trading days or (B) all of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in a merger or consolidation otherwise constituting a Change of Control under clause (1) and/or clause (2) above consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market (or will be so traded or quoted immediately following such merger or consolidation) and as a result of such merger or consolidation the notes become convertible into such common stock.

   For purposes of these provisions:

  . the conversion price is equal to $1,000 divided by the conversion rate;

  . whether a person is a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act; and

  . ""person'' includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

   Rule 13e-4 under the Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with this rule to the extent it applies at that time.

   The definition of Change in Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

   The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

   Our ability to repurchase notes upon the occurrence of a Change in Control is subject to important limitations. Some of the events constituting a Change in Control could result in an event of default under our Senior Debt. Moreover, a Change in Control could cause an event of default under, or be prohibited or limited by, the terms of our Senior Debt. As a result, unless we were to obtain a waiver, a repurchase of the notes in cash could be prohibited under the subordination provisions of the Indenture until the Senior Debt is paid in full. Although we have the right to repurchase the notes with our common stock, subject to certain conditions, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. if we were to fail to repurchase the notes when required following a Change in Control, an Event of Default under the Indenture would occur, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under our Senior Debt. See "--Subordination".

Mergers and Sales of Assets by the Company

   We may not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, and we may not permit any person to consolidate with or merge into us or convey, transfer, sell or lease such person's properties and assets substantially as an entirety to us unless:

  . the person formed by such consolidation or into or with which we are merged or the person to which our properties and assets are so conveyed, transferred, sold or leased, shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State within the United States or the District of Columbia and, if we are not the surviving person, the surviving person assumes the payment of the principal of, premium, if any, and interest on the notes and the performance of our other covenants under the Indenture, and

  . immediately after giving effect to the transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing.

Events of Default

   The following will be Events of Default under the Indenture:

  . we fail to pay principal of or any premium on any note when due, whether or not the payment is prohibited by the subordination provisions of the indenture;

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

  . we fail to pay any interest on any note when due and that default continues for 30 days, whether or not the payment is prohibited by subordination provisions of the indenture;

  . we fail to provide the notice that we are required to give in the event of a "change in control", whether or not such notice is prohibited by the subordination provisions of the indenture;

  . we fail to perform any other covenant in the indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;

  . we or any of our significant subsidiaries fail to pay when due at final maturity thereof, either at its maturity or upon acceleration, any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, in excess of $10.0 million if the indebtedness is not discharged, or the acceleration is not rescinded or annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes; and

  . events of bankruptcy, insolvency or reorganization with respect to us or any of our significant subsidiaries specified in the indenture.

   Subject to the provisions of the Indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its. rights or powers under the indenture at the request or direction of any holder, unless the holder shall have offered reasonable indemnity to the trustee. Subject to providing indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

   If an Event of Default other than an Event of Default arising from events of insolvency, bankruptcy or reorganization with respect to ONI Systems occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may, subject to the subordination provisions of the Indenture, accelerate the maturity of all notes. However, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under certain circumstances, rescind and annul the acceleration if all Events of Default, other than the non-payment of principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. If an Event of Default arising from events of insolvency, bankruptcy or reorganization with respect to ONI Systems occurs, then the principal of, and accrued interest on, all the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee. For information as to waiver of defaults, see "--Meetings, Modification and Waiver".

   You will not have any right to institute any proceeding with respect to the Indenture, or for any remedy under the Indenture, unless you give the trustee written notice of a continuing Event of Default and the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered reasonable indemnity, to the trustee to institute proceedings, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes direction inconsistent with the written request and shall have failed to institute such proceeding within 60 days. However, these limitations do not apply to a suit instituted by you for the enforcement of payment of the principal of, premium, if any, or interest, including Liquidated Damages, on your note on or after the respective due dates expressed in your note or your right to convert your note in accordance with the Indenture.

   We will be required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the Indenture and as to any default in such performance.

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

Meetings, Modification and Waiver

   The Indenture contains provision for convening meetings of the holders of notes to consider matters affecting their interests.

   Certain limited modifications of the Indenture may be made without the necessity of obtaining the consent of the holders of the notes. Other modifications and amendments of the Indenture may be made, and certain past defaults by us may be waived, either (i) with the written consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding or (ii) by the adoption of a resolution, at a meeting of holders of the notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of the notes represented at such meeting. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

   However, a modification or amendment requires the consent of the holder of each outstanding note affected if it would:

  . change the stated maturity of the principal or interest of a note;

  . reduce the principal amount of, or any premium or interest on, any note;

  . reduce the amount payable upon a redemption or mandatory repurchase;

  . modify the provisions with respect to the repurchase rights of holders of notes in a manner adverse to the holders;

  . change the place or currency of payment on a note;

  . impair the right to institute suit for the enforcement of any payment on any note;

  . modify our obligation to maintain an office or agency in New York City;

  . modify the subordination provisions in a manner that is adverse to the holders of the notes;

  . adversely affect the right to convert the notes;

  . reduce the above-stated percentage of the principal amount of the holders whose consent is needed to modify or amend the Indenture;

  . reduce the percentage of the principal amount of the holders whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults; or

  . reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

   The holders of a majority in aggregate principal amount of the outstanding notes may waive compliance by us with certain restrictive provisions of the Indenture by written consent. Holders of at least 66 2/3% of the principal amount of notes attending a meeting may also waive compliance by us with certain restrictive provisions of the Indenture by the adoption of a resolution at the meeting if a quorum of holders are present and certain other conditions are met. The holders of a majority in aggregate principal amount of the outstanding notes also may waive by written consent any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest.

Notices

   Notice to holders of the registered notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

   Notice of a redemption of notes will be given not less than 30 nor more than 60 days prior to the redemption date and will specify the redemption date. A notice of redemption of the notes will be irrevocable.

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

Replacement of Notes

   We will replace any note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

Payment of Stamp and Other Taxes

   We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

Governing Law

   The Indenture and the notes will be governed by and construed in accordance with the laws of the State of New York, United States of America, without regard to conflicts of laws principles.

The Trustee

   If an Event of Default occurs and is continuing, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of notes, unless they shall have offered to the trustee reasonable security or indemnity.

                          DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock consists of:

  . 700,000,000 shares of common stock, $0.0001 par value per share; and

  . 10,000,000 shares of preferred stock, $0.0001 par value per share.

   As of September 30, 2000, there were outstanding:

  . 126,056,209 shares of common stock held by approximately 556 stockholders of record, of which 7,399,641 shares were subject to our right of repurchase;

  . options to purchase 19,548,315 shares of common stock; and

  . warrants to purchase 1,200,926 shares of common stock.

Common Stock

   Dividend rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine.

   Voting rights. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation. In addition, our certificate of incorporation and bylaws require the approval of two-thirds, rather than a majority, of the shares entitled to vote for certain matters. For a description of these matters, see "--Anti-Takeover Provisions".

   Cisco Systems, Inc., a holder of 4,493,148 shares of common stock as of September 30, 2000, is subject to voting restrictions that provide that Cisco and its affiliates must vote, in certain transactions, all shares owned by them in the same proportion as other shares voted in the same class in a class vote, or in the same proportion as all shares voted in a vote in which common stock and preferred stock vote together as a single class. These transactions include mergers, reorganizations, ONI Systems being acquired, or an underwritten public offering of our securities. In addition, Cisco may not exercise any dissenter's or appraisal rights. These restrictions have no termination date.

   No preemptive or similar rights. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

   Right to receive liquidation distributions. Upon a liquidation, dissolution or winding-up of ONI Systems, the holders of our common stock are entitled to share ratably among themselves in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.

Preferred Stock

   Subject to the limitations imposed by Delaware law, we may issue preferred stock in one or more series, establish from time to time the number of shares to be included in each series, and fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of ONI Systems and might adversely affect the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

Warrants

   Warrants to purchase 1,200,926 shares of common stock were outstanding as of September 30, 2000.

   In December 1999, we issued to a customer a warrant to purchase 500,000 shares of common stock at an exercise price of $0.91 per share. If not sooner exercised, this warrant will remain outstanding until six years from the date of the warrant agreement.

   In February 1999, we issued to an equipment finance company warrants to purchase 277,926 shares of Series B preferred stock at an exercise price of $0.88 per share. If not sooner exercised, these warrants will remain outstanding for the lesser of five years after the completion of our initial public offering or ten years from the date of the warrant agreements.

   In February 2000, we issued to a customer a warrant to purchase 223,000 shares of common stock at an exercise price of $0.91 per share. If not sooner exercised, this warrant will remain outstanding until seven years from the date of the warrant agreement.

   In March 2000, we issued to our outside counsel a warrant to purchase 200,000 shares of common stock at an exercise price of $15.00 per share. If not sooner exercised, this warrant will remain outstanding until March 2004.

   In connection with our spin-out from Optivision in December 1997, we were obligated to issue 233,468 shares of common stock to an equipment finance company upon the exercise by the finance company of its warrants to purchase capital stock of Optivision. See "Related Party Transactions--Optivision Spin-out". The finance company exercised these warrants, and we issued 233,468 shares of ONI Systems common stock to the finance company on August 14, 2000. We did not receive any proceeds from the exercise of these warrants.

Registration Rights

   Following this offering and based on shares held as of September 30, 2000, the holders of approximately 79 million shares of common stock will be entitled to rights with respect to the registration of these shares under the Securities Act, as described below.

   Demand registration rights. At any time after May 27, 2001, the holders of at least 50% of the shares having registration rights can request that we register all or a portion of their shares, so long as such registration covers at least 33% of their shares or the total offering price of the shares to the public is at least $5.0 million. See "Share Eligible for Future Sale--Lock-up Agreements". We will only be required to file two registration statements in response to their demand registration rights if both registration statements have been declared effective. We may postpone the filing of a registration statement for up to 120 days if we determine that the filing would be seriously detrimental to us and our stockholders.

   Piggyback registration rights. If we register any securities for public sale, the stockholders with registration rights will have the right to include their shares in the registration statement. The managing underwriter of any underwritten offering will have the right to limit the number of shares registered by these holders to be included in the registration statement due to marketing reasons.

   Form S-3 registration rights. The holders of the shares having registration rights can request that we register their shares if we are eligible to file a registration statement on Form S-3 or any successor form and if the total price of the shares offered to the public is at least $1.0 million. We may postpone the filing of a Form S-3 registration statement for up to 120 days once in a 12 month period if we determine that the filing would be seriously detrimental to us and our stockholders. We may also postpone the filing of a Form S-3 registration statement if within the preceding six months, we have already effected a registration on Form S-3.

   We will pay all expenses incurred in connection with the registrations described above, except that we will not be required to pay for expenses incurred under exercise of stockholders' demand registration rights if the holders of these rights subsequently withdraw their request for registration.

   Holders of these registration rights have waived the exercise of these registration rights for 180 days following the date of this prospectus.

   In addition to these registration rights, holders of warrants exercisable for 923,000 shares of common stock will have registration rights for the shares of common stock issuable upon the exercise of their warrants. See "--Warrants".

Anti-Takeover Provisions

   The provisions of Delaware law, our certificate of incorporation and our bylaws may have the effect of delaying, deferring or preventing another person from acquiring control of ONI Systems.

 Delaware Law

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of more than 10% of the corporation's assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation's outstanding voting stock, unless:

  . the transaction is approved by the board of directors prior to the date the interested stockholder attained that status;

  . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  . on or subsequent to that date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

   This section may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts to acquire us that might result in a premium over the market price for the shares of stock held by stockholders.

 Charter and Bylaw Provisions

   Our certificate of incorporation and bylaws provide that:

  . no action may be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws and stockholders may not act by written consent;

  . the approval of holders of two-thirds of the shares entitled to vote at an election of directors is required to adopt, amend or repeal our bylaws or amend or repeal the provisions of our certificate of incorporation regarding the election and removal of directors and ability of stockholders to take action;

  . stockholders may not fill vacancies on the board, unless the board of directors determines by resolution that any of these vacancies will be filled by the stockholders;

  . our board of directors is divided into three classes, each serving staggered three-year terms, which means that only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms. For more information on the classification of our board, please see "Management-- Board Composition"; and

  . we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

California Foreign Corporation Law

   Section 2115 of the California Corporations Code provides that under some circumstances several provisions of the California Corporations Code may be applied to foreign corporations qualified to do business in California notwithstanding the law of the jurisdiction where the corporation is incorporated. These corporations are referred to in this prospectus as quasi-California corporations. Section 2115 applies to foreign corporations that have more than half of their voting stock held by stockholders residing in California and more than half of their business deriving from California, measured on or after the 135th day of the corporation's fiscal year. If we were determined to be a quasi-California corporation, we would have to comply with California law with respect to, among other things, elections of directors and distributions to stockholders. Under the California Corporations Code, a corporation is prohibited from paying dividends unless:

  . the retained earnings of the corporation immediately prior to the distribution equal or exceed the amount of the proposed distribution; or

  . the assets of the corporation, exclusive of specific non-tangible assets, equal or exceed 1 1/4 times its liabilities, exclusive of specific liabilities, and the current assets of the corporation at least equal its current liabilities. If the average pre-tax net earnings of the corporation before interest expense for the two years preceding the distribution were less than the average interest expense of the corporation for those year, however, the current assets of the corporation must exceed 1 1/4 times its current liabilities.

   We will be exempt from the application of Section 2115 if our voting stock is held by more than 800 stockholders of record.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, L.L.C.

Listing

   Our common stock is quoted on the Nasdaq National Market under the trading symbol "ONIS".

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following is a general discussion of certain U.S. federal income tax considerations relevant to investors in the notes and common stock into which the notes may be converted. This discussion is based upon the Internal Revenue Code of 1986, Treasury Regulations, Internal Revenue Service rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding notes or common stock. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, insurance companies, tax-exempt organizations, and persons holding notes or common stock as part of a hedging or conversion transaction or straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code) may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law, or U.S. federal estate and gift tax law as applicable to U.S. Holders (as defined below). In addition, this discussion is limited to initial purchasers of notes who acquire the notes at their original issue price within the meaning of Section 1273 of the Code, and who will hold the notes and common stock as "capital assets" within the meaning of
Section 1221 of the Code.

   All prospective purchasers of the notes are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes and the common stock in their particular situations.

   As used herein, the term "U.S. Holder" means a beneficial owner of a note or common stock that for United States federal income tax purposes is (i) a citizen or resident (as defined in Section 7701(b) of the Code) of the United States, (ii) a corporation formed under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source and (iv) in general, a trust subject to the primary supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code.

Interest

   Interest on the notes will generally be included in a U.S. Holder's gross income as ordinary income for U.S. federal income tax purposes at the time it is paid or accrued in accordance with the U.S. Holder's regular method of accounting.

Conversion of Notes Into Common Stock

   A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except to the extent the common stock is considered attributable to accrued interest not previously included in income, which is taxable as ordinary income. Cash received in lieu of a fractional share of common stock will generally be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share. The adjusted basis of shares of common stock received on conversion will equal the adjusted basis of the note converted, reduced by the portion of adjusted basis allocated to any fractional share of common stock exchanged for cash. The holding period of the common stock received on conversion will generally include the period during which the converted notes were held prior to conversion. However, a U.S. Holder's tax basis in shares of common stock considered attributable to accrued interest as described above generally will equal the amount of such accrued interest included in income, and the holding period for such shares shall begin as of the date of the conversion.

   The conversion price of the notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the U.S. Holders of the notes as having received a constructive distribution, resulting in ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits, if, and to the extent that certain adjustments in the conversion price, which may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to U.S. Holders of common stock), increase the proportionate interest of a U.S. Holder of notes in the fully diluted common stock, whether or not such U.S. Holder ever exercises its conversion privilege.

Sale, Exchange or Retirement of the Notes

   Each U.S. Holder generally will recognize gain or loss upon the sale, exchange (other than by exercise of the conversion privilege), redemption, retirement or other disposition of notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received, except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income and (ii) such U.S. Holder's adjusted tax basis in the notes. Any such gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a note will be capital gain or loss and will generally be long-term capital gain or loss if the Note has been held or deemed held for more than 12 months at the time of the sale or exchange. Generally, the maximum long term capital gain rate for individuals is 20%. Capital gain that is not long term capital gain is taxed at ordinary income rates. A U.S. Holder's initial basis in a note will be the amount paid therefor.

Common Stock

   Distributions, if any, paid on the common stock, to the extent made from our current and/or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be included in a U.S. Holder's income as ordinary income (subject to a possible dividends-received deduction in the case of corporate holders) as they are paid. Distributions in excess of our current and accumulated earnings and profits will first be treated as a nontaxable return of capital to the extent of the U.S. Holder's basis in the common stock and thereafter as gain from the sale or exchange of a capital asset.

   Gain or loss realized on the sale or exchange of common stock will equal the difference between the amount realized on such sale or exchange and the U.S. Holder's adjusted tax basis in such common stock. Such gain or loss will generally be long-term capital gain or loss if the U.S Holder has held or is deemed to have held the common stock for more than twelve months.

   If there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the U.S. Holders of outstanding Common Stock in our assets or earnings and profits, then such increase in the proportionate interest of the U.S. Holder of the common stock generally will be treated as a distribution to such U.S. Holders, taxable as ordinary income, subject to a possible dividends received deduction in the case of corporate holders to the extent of our current and/or accumulated earnings and profits. Therefore, U.S. Holders may recognize income in the event of a deemed distribution even though they may not receive any cash or property.

Information Reporting and Backup Withholding

   A U.S. Holder of notes or common stock may be subject to "backup withholding" at a rate of 31% with respect to certain "reportable payments", including interest payments, dividend payments and, under certain circumstances, principal payments on the notes. Backup withholding will generally not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number or who is otherwise exempt from backup withholding, such as a corporation. Generally, a U.S. Holder will provide such certification on Form W-9 (Request for Taxpayer Identification Number and Certification).

   We will report to the U.S. Holders of notes and common stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Future sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding options and warrants, in the public market could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

   Upon the completion of this offering and our concurrent offering, we will have 131,702,852 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants, based on shares outstanding as of September 30, 2000. Of these shares,

  . 8,000,000 shares to be sold by us and the selling stockholders in our concurrent offering of common stock,

  .  9,200,000 shares sold in our initial public offering and

  . 24,153,289 other shares sold in the public market prior to this offering or eligible for resale in the pubic market at the time of this offering are freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144 promulgated under the Securities Act, may only be sold in compliance with limitations described below. The remaining 90,349,563 shares of common stock will be deemed restricted securities as defined under Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration such as the exemptions provided under Rule 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. As a result of the lock-up agreements described below under "--Lock-up Agreements" and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:

   Number of
     Shares                                Comment
   ---------                               -------
    1,588,011 On the third day following the release of our third quarter financial results, if the closing price of the common stock has been at least $50 for 20 of the 30 prior trading days, these shares will be released from the lock-up agreement related to our initial public offering.

    4,128,828 On November 28, 2000, the 180-day lock-up relating to our initial public offering terminates and these shares are saleable under Rule 144 (subject in some cases to volume limitations), Rule
              144(k) or Rule 701.

              From December 22-30, 2000, these shares are saleable under Rule
    3,259,539 144.

   79,271,021 91 days from the date of this prospectus, the 90 day lock-up relating to this offering terminates and these shares are saleable under Rule 144 (subject in some cases to volume limitations), Rule 144(k) or Rule 701 (subject in some cases to a right of repurchase by ONI Systems).

      339,000 On March 9, 2001, these shares are saleable under Rule 144.

      969,697 On May 9, 2001, these shares are saleable under Rule 144.

      233,468 On May 22, 2001, these shares are saleable under Rule 144.

      560,000 On June 6, 2001, these shares are saleable under Rule 144.

   Some of the shares in the table above, listed as not being saleable until 91 days after the date of this prospectus may become saleable at a sooner date, as described below.

Lock-up Agreements

   In connection with this offering, ONI Systems and holders of approximately 85.7% of our common stock, including each of our officers and directors, have entered into lock-up agreements under which they have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of our common stock or options to acquire shares of our common stock during the 90-day period following the date of this offering, without the prior written consent of Goldman, Sachs & Co. These restrictions will expire with respect to 21,339,738 shares held by the holders subject to these lock-up agreements on the date that is 60 days after the date of this offering, provided the last reported sale price of our common stock is at least 125% of the initial price to public of the shares sold in this offering for 20 of the 30 trading days preceding that date.

   Our employees, other than our officers, have not entered into lock-up agreements with the underwriters. However, under prior agreements these employees have agreed with ONI Systems to be bound by the restrictions of the lock-up agreements. These agreements with ONI Systems do not restrict transactions by those shareholders to hedge their shares. However, hedging transactions are not permitted by ONI Systems' insider trading policy. ONI Systems has agreed with the underwriters that it will take reasonable steps to enforce these agreements and this policy and that it will not amend or waive these agreements or this policy without the underwriters' prior written consent.

   Goldman, Sachs & Co. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. See "Underwriting".

   For stockholders who have not agreed to the 90-day lock-up period described above and who are not employees of ONI Systems, the 180-day restriction relating to our initial public offering will expire as to 25% of their shares subject to the restriction, an aggregate of 1,588,011 shares, on the third day after we have made our financial statements for the fiscal quarter ending September 30, 2000 publicly available, if the reported last sale price of our common stock on the Nasdaq National Market for 20 of the 30 trading days ending on the last trading day preceding that date is at least $50.00 per share.

   Our insider trading policy prohibits employees from selling shares from the first day of the last month of each quarter until the third day following the release of financial results for the quarter. As a result, the release of shares held by them under lock-up agreements, as reflected in the Shares Eligible for Future Sale table, may be delayed until our insider trading policy permits sales by employees. For example, as a result of our insider trading policy, approximately one million shares will first become eligible for resale on the third day following the release of our third quarter financial results rather than September 6, 2000 or October 2, 2000.

Rule 144

   In general, under Rule 144 as currently in effect, a person, or group of persons whose shares are required to be aggregated, who has beneficially owned shares that are restricted securities as defined in Rule 144 for at least one year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock, which will be approximately 1,317,029 shares immediately after this offering, or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of the sale is filed. In addition, a person who is not deemed to have been an affiliate at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell these shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, a person's holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate.

Rule 701

   In general, under Rule 701 of the Securities Act, any of our employees, officers, directors, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares in reliance on Rule 144, but without compliance with certain restrictions, including the holding period contained in Rule 144.

Stock Options

   As of September 30, 2000, options to purchase a total of 19,548,315 shares of common stock were outstanding. We filed Form S-8 registration statements under the Securities Act to register all shares of common stock subject to outstanding options, all shares of our common stock issued upon exercise of stock options and all shares of our common stock issuable under our stock option and employee stock purchase plans. Accordingly, shares of our common stock issued under these plans will be eligible for sale in the public markets, subject to vesting restrictions and the lock-up agreement described above. See "Management--Employee Benefit Plans".

Registration Rights

   Following this offering and based on shares held as of September 30, 2000, subject to specified blackout periods, holders of approximately 79 million shares of outstanding common stock will have two demand registration rights with respect to their shares of our common stock, subject to the lock-up arrangements described above, to require us to register their shares of our common stock under the Securities Act, or rights to participate in any future registration of securities by us. If the holders of these registrable securities request that we register their shares, and if the registration is effected, these shares will become freely tradable without restriction under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See "Description of Capital Stock--Registration Rights".

                                  UNDERWRITING

   ONI Systems and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the aggregate principal amount of notes indicated in the following table.

                                                                    Principal
                                                                    Amount of
   Underwriters                                                       Notes
   ------------                                                    ------------
   Goldman, Sachs & Co............................................ $180,000,000
   Credit Suisse First Boston Corporation.........................   93,000,000
   Robertson Stephens, Inc........................................   18,000,000
   Chase Securities Inc...........................................    9,000,000
                                                                   ------------
       Total...................................................... $300,000,000
                                                                   ============

   If the Underwriters sell more notes than the total amount set forth in the table above, the Underwriters have an option to buy up to an additional $45,000,000 aggregate principal amount of notes from ONI Systems to cover such sales. They may exercise that option for 30 days. If any notes are purchased pursuant to this option, the Underwriters will severally purchase notes in approximately the same proportion as set forth in the table above.

   Notes sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial price to public of up to 1.8% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial price to public of up to 0.01% of the principal amount of the notes. If all the notes are not sold at the initial price to public, the underwriters may change the offering price and the other selling terms.

   The following table shows the per note and total underwriting discounts and commissions to be paid to the underwriters by ONI Systems. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional notes.

                                                           Paid by ONI Systems
                                                          ----------------------
                                                              No        Full
                                                           Exercise   Exercise
                                                          ---------- -----------
Per note.................................................      3.00%       3.00%
Total.................................................... $9,000,000 $10,350,000

   ONI Systems and its directors, officers and some other stockholders, have entered into lock-up agreements under which they have agreed with the Underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. These restrictions will expire with respect to 21,339,738 shares held by the holder subject to these restrictions on the date that is 60 days after the date of this offering, provided the last reported sale price of our common stock is at least 125% of the initial price to public of the shares sold in the concurrent public offering of common stock for 20 of the 30 trading days preceding that date.

   Our employees, other than our officers, have not entered into lock-up agreements with the underwriters. However, under prior agreements these employees have agreed with ONI Systems to be bound by lock-up restrictions during this 90-day period. These agreements with ONI Systems do not restrict transactions by those shareholders to hedge their shares. However, hedging transactions are not permitted by ONI Systems' insider trading policy. ONI Systems has agreed with the Underwriters that it will take reasonable steps to enforce these agreements and policies and that it will not amend or waive these agreements or policies without the Underwriters' prior written consent.

   The notes are a new issue of securities with no established trading market. The Company has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

   In connection with this offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional notes from ONI Systems. The underwriters may close out any covered short position by either exercising their option to purchase additional notes or purchasing notes in the open market. In determining the source of notes to close out the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

   The underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of this underwriter in stabilizing or short covering transactions.

   These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes and common stock. As a result, the price of the notes and common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

   A prospectus in electronic format may be made available on the Internet web sites maintained by one or more underwriters or securities dealers. The underwriters may agree to allocate a number of notes to underwriters for sale to their online brokerage account holders. Any Internet distributions will be allocated by the underwriters that may make Internet distribution on the same basis as other allocations. In addition, notes may be sold by the underwriters to securities dealers who resell notes to online brokerage account holders.

   ONI Systems estimates that its total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $750,000.

   ONI Systems has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

   Chase Venture Capital Associates, L.P., an entity affiliated with Chase Securities Inc., beneficially owns, as of the date hereof, 3,255,885 shares of our common stock. Chase Venture is offering for sale 200,000 shares of common stock in our concurrent offering. Paul Johnson, a managing director of Robertson Stephens, Inc., one of the Underwriters, beneficially owns
109,792 shares of our common stock.

                             VALIDITY OF SECURITIES

   Fenwick & West LLP, Palo Alto, California, will provide ONI Systems with an opinion as to legal matters in connection with the notes and common stock issuable upon conversion of the notes offered by this prospectus. As of the date of this prospectus, Fenwick & West LLP and its affiliates beneficially own or have the right to purchase an aggregate of 309,996 shares of our common stock. Winthrop, Stimson, Putnam & Roberts, New York, New York, will provide ONI Systems with an opinion as to legal matters related to the laws of the State of New York in connection with the notes. The validity of the notes and the common stock issuable upon conversion of the notes will be passed upon for the underwriters by Sullivan & Cromwell, Palo Alto, California.

                                    EXPERTS

   The consolidated financial statements of ONI Systems Corp. as of December 31, 1998 and 1999 and for the period from October 20, 1997 (inception) to December 31, 1997, and for each of the years in the two year period ended December 31, 1999 and the financial statements of Object-Mart, Inc. as of, and for the year ended, December 31, 1998 and for the six month period ended June 29, 1999, have been included in this registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission, a registration statement on Form S-1 under the Securities Act with respect to the notes. For further information with respect to us and our notes, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The registration statement, including exhibits and schedules, may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C., at the Public Reference Room, 450 Fifth Street, N.W. Washington, D.C. 20549 and copies of all or any part of it may be obtained from that office after payment of fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at http://www.sec.gov.

   ONI Systems is subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance with the requirements of the Securities Exchange Act of 1934, files periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information are available for inspection and copying at the regional offices, public reference facilities and web site of the Securities and Exchange Commission referred to above.

   We intend to provide our stockholders with annual reports containing financial statements audited by an independent public accounting firm and quarterly reports containing unaudited financial data for the first three quarters of each year.

                               ONI SYSTEMS CORP.

                         INDEX TO FINANCIAL STATEMENTS

ONI Systems Corp. Consolidated Financial Statements
  Independent Auditors' Report............................................  F-2
  Consolidated Balance Sheets.............................................  F-3
  Consolidated Statements of Operations...................................  F-4
  Consolidated Statements of Cash Flows...................................  F-5
  Consolidated Statements of Stockholders' (Deficit) Equity...............  F-6
  Notes to Consolidated Financial Statements..............................  F-9

Object-Mart, Inc. Financial Statements
  Independent Auditors' Report............................................ F-29
  Balance Sheet........................................................... F-30
  Statements of Operations................................................ F-31
  Statements of Cash Flows................................................ F-32
  Statements of Shareholders' Equity...................................... F-33
  Notes to Financial Statements........................................... F-34

Unaudited Pro Forma Combined Condensed Statement of Operations
  Introduction to Unaudited Pro Forma Combined Condensed Statement of
   Operations............................................................. F-39
  Unaudited Pro Forma Combined Condensed Statement of Operations.......... F-40
  Notes to Unaudited Pro Forma Combined Condensed Statement of Operations. F-41

                          Independent Auditors' Report

The Board of Directors
ONI Systems Corp.:

   We have audited the accompanying consolidated balance sheets of ONI Systems Corp. as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period from October 20, 1997 (inception) to December 31, 1997 and for each of the years in the two-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ONI Systems Corp. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from October 20, 1997 (inception) to December 31, 1997 and for each of the years in the two-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Mountain View, California
March 9, 2000

                               ONI SYSTEMS CORP.

                          CONSOLIDATED BALANCE SHEETS

                                             December 31,
                                       -------------------------    June 30,
                                          1998          1999          2000
                                       -----------  ------------  ------------
                                                                   (unaudited)
                ASSETS
                ------
Current assets:
  Cash and cash equivalents........... $19,091,688  $ 80,022,591  $239,530,162
  Accounts receivable.................   1,092,853       163,434     9,175,541
  Inventory...........................          --     9,648,856    38,458,678
  Prepaid expenses and other current
   assets.............................     110,503       770,979     5,388,835
                                       -----------  ------------  ------------
    Total current assets..............  20,295,044    90,605,860   292,553,216
Property and equipment................   1,016,698     5,314,990    29,725,293
Other assets..........................         500        24,246        17,119
Intangibles...........................          --       737,500       533,750
Goodwill..............................          --     4,259,879     2,839,919
                                       -----------  ------------  ------------
    Total assets...................... $21,312,242  $100,942,475  $325,669,297
                                       ===========  ============  ============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------
Current liabilities:
  Accounts payable.................... $   201,647  $  2,594,555  $    936,717
  Accrued liabilities.................     426,365     6,086,784    19,846,105
  Deferred revenue....................          --            --       357,715
  Current portion of capital lease
   obligations........................      40,002       166,612       174,798
                                       -----------  ------------  ------------
    Total current liabilities.........     668,014     8,847,951    21,315,335
Capital lease obligations, less
 current portion......................      79,322       366,704       246,562
                                       -----------  ------------  ------------
    Total liabilities.................     747,336     9,214,655    21,561,897
                                       -----------  ------------  ------------
Commitments and contingencies
Stockholders' equity:
  Convertible preferred stock, $0.0001
   par value per share, 61,786,664,
   80,309,408 and 10,000,000 shares
   authorized at December 31, 1998 and
   1999 and June 30, 2000,
   respectively; 50,580,190,
   78,855,900 and zero shares issued
   and outstanding at December 31,
   1998 and 1999 and June 30, 2000,
   respectively; aggregate liquidation
   preference of $28,770,616,
   $125,955,511 and $0 at December 31,
   1998 and 1999 and June 30, 2000,
   respectively.......................       5,058         7,885            --
  Common stock, $0.0001 par value per
   share, 112,000,000, 159,690,592 and
   700,000,000 shares authorized at
   December 31, 1998 and 1999 and June
   30, 2000, respectively; 18,001,248,
   31,279,590 and 126,143,466 shares
   issued and outstanding at December
   31, 1998 and 1999 and June 30,
   2000, respectively.................       1,800         3,128        12,614
  Additional paid-in capital..........  34,955,432   186,781,010   530,823,085
  Notes receivable from stockholders..    (122,585)   (3,824,079)   (8,249,615)
  Services receivable from
   stockholder........................          --       (85,164)      (12,162)
  Deferred stock compensation.........  (5,223,575)  (35,532,165)  (89,299,713)
  Accumulated deficit.................  (9,051,224)  (55,622,795) (129,166,809)
                                       -----------  ------------  ------------
    Total stockholders' equity........  20,564,906    91,727,820   304,107,400
                                       -----------  ------------  ------------
    Total liabilities and
     stockholders' equity............. $21,312,242  $100,942,475  $325,669,297
                                       ===========  ============  ============

          See accompanying notes to consolidated financial statements.

                               ONI SYSTEMS CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                          Period from
                          October 20,
                              1997
                          (inception)
                               to      Year ended December 31,    Six months ended June 30,
                          December 31, -------------------------  --------------------------
                              1997        1998          1999          1999          2000
                          ------------ -----------  ------------  ------------  ------------
                                                                         (unaudited)
Revenue.................   $      --   $ 1,732,730  $  3,033,995  $    965,250  $ 13,117,146
 Cost of goods sold.....          --     1,207,897     1,032,144       758,317     9,718,940
                           ---------   -----------  ------------  ------------  ------------
   Gross profit.........          --       524,833     2,001,851       206,933     3,398,206
                           ---------   -----------  ------------  ------------  ------------
Operating expenses:
 Research and
  development,
  excluding deferred
  stock compensation
  amortization amounts..      38,865     4,008,489    24,857,708     7,126,211    24,344,692
 Sales and marketing,
  excluding deferred
  stock compensation
  amortization amounts..      20,430       649,176     4,557,245     1,438,656     8,927,933
 General and
  administrative,
  excluding deferred
  stock compensation
  amortization amounts..      49,060     1,590,847     3,455,142     1,040,706     7,530,266
 Amortization of
  deferred stock
  compensation*.........      89,249     3,310,368    11,421,739     2,945,487    32,064,705
 Common stock warrant
  expense...............          --            --     2,890,500            --     4,544,842
 Amortization of
  goodwill and
  intangibles...........          --            --     1,842,460            --     1,873,710
 In-process research
  and development.......          --            --       170,000       170,000            --
                           ---------   -----------  ------------  ------------  ------------
   Total operating
    expenses............     197,604     9,558,880    49,194,794    12,721,060    79,286,148
                           ---------   -----------  ------------  ------------  ------------
   Operating loss.......    (197,604)   (9,034,047)  (47,192,943)  (12,514,127)  (75,887,942)
Interest income
 (expense), net.........      (1,452)      182,705       622,972       413,773     2,399,189
Other income (expense),
 net....................          --            --            --        (7,244)      (52,761)
                           ---------   -----------  ------------  ------------  ------------
   Loss before income
    taxes...............    (199,056)   (8,851,342)  (46,569,971)  (12,107,598)  (73,541,514)
Income taxes............          --           826         1,600         1,600         2,500
                           ---------   -----------  ------------  ------------  ------------
   Net loss.............    (199,056)   (8,852,168)  (46,571,571)  (12,109,198)  (73,544,014)
Beneficial conversion of
 preferred stock........   $      --    $       --   $        --   $        --  $ (4,242,424)
                           ---------   -----------  ------------  ------------  ------------
Net loss attributable to
 common
 shareholders...........   $(199,056)  $(8,852,168) $(46,571,571) $(12,109,198) $(77,786,438)
                           =========   ===========  ============  ============  ============
Basic and diluted net
 loss per share.........   $   (0.77)  $     (0.74) $      (2.58) $      (0.85) $      (0.73)
                           =========   ===========  ============  ============  ============
Weighted-average shares
 outstanding used in
 computing basic and
 diluted net loss per
 share..................     257,017    11,918,628    18,043,188    14,309,564   106,359,436
                           =========   ===========  ============  ============  ============

--------
*Amortization of deferred stock compensation:

 Cost of goods sold.....   $      --   $        --  $         --  $         --  $  3,781,215
 Research and
  development...........      32,012     2,509,473     8,142,230     2,316,354    16,712,971
 Sales and marketing....      16,828       160,179     1,583,211       257,373     5,898,696
 General and
  administrative........      40,409       640,716     1,696,298       371,760     5,671,823
                           ---------   -----------  ------------  ------------  ------------
                           $  89,249   $ 3,310,368  $ 11,421,739  $  2,945,487  $ 32,064,705
                           =========   ===========  ============  ============  ============


          See accompanying notes to consolidated financial statements.

                               ONI SYSTEMS CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                        Period from
                        October 20,
                            1997
                        (inception)
                             to       Year ended    Year ended   Six months ended June 30,
                        December 31, December 31,  December 31,  --------------------------
                            1997         1998          1999          1999          2000
                        ------------ ------------  ------------  ------------  ------------
                                                                        (unaudited)
Cash flows from
 operating activities:
 Net loss..............  $(199,056)  $(8,852,168)  $(46,571,571) $(12,109,198) $(73,544,014)
 Adjustments to
  reconcile net loss
  to net cash used in
  operating
  activities:
   Depreciation and
    amortization.......         --       289,265      2,806,047       292,196     4,717,710
   Amortization of
    deferred stock
    compensation.......     89,249     3,310,368     11,421,739     2,945,487    32,064,705
   Loss on disposal of
    property and
    equipment..........         --            --        164,094            --        33,508
   Value of leased
    facilities received
    in exchange for
    preferred stock....         --            --         97,336        24,334        73,002
   Purchased in-process
    research and
    development........         --            --        170,000       170,000            --
   Amortization of debt
    financing costs....         --            --         54,572        21,828        32,742
   Common stock warrant
    expense............         --            --      2,890,500            --     4,544,842
   Stock-based
    compensation for
    non-employees......         --            --         73,065            --       240,773
 Changes in operating
  assets and
  liabilities:
   Accounts receivable.    (91,162)   (1,001,691)     1,569,976       721,144    (9,012,107)
   Inventory...........         --            --     (9,648,856)           --   (28,809,822)
   Prepaid expenses and
    other current
    assets.............         --      (111,003)      (533,915)     (119,277)   (4,617,856)
   Other assets........         --            --             --            --       (25,615)
   Accounts payable....     29,440       172,207      2,392,876       590,076    (1,657,838)
   Other accrued
    liabilities........     43,760       382,605      5,527,511       (30,650)   13,759,321
   Deferred revenue....         --            --             --        50,250       357,715
                         ---------   -----------   ------------  ------------  ------------
     Net cash used in
      operating
      activities.......   (127,769)   (5,810,417)   (29,586,626)   (7,443,810)  (61,842,934)
                         ---------   -----------   ------------  ------------  ------------
Cash flows used in
 investing activities:
 Purchase of property
  and equipment........         --    (1,016,205)    (4,858,824)   (1,361,889)  (27,537,811)
 Acquisition of
  Object-Mart, net of
  cash acquired........         --            --     (1,744,645)   (1,744,645)           --
                         ---------   -----------   ------------  ------------  ------------
     Net cash used in
      investing
      activities.......         --    (1,016,205)    (6,603,469)   (3,106,534)  (27,537,811)
                         ---------   -----------   ------------  ------------  ------------
Cash flows from
 financing activities:
 Repayment of short-
  term borrowings......         --      (130,000)            --            --            --
 Proceeds from
  issuance of notes....    130,000            --             --            --            --
 Payments under
  capital lease
  obligations..........         --       (13,651)       (52,589)      (19,354)     (111,956)
 Proceeds from
  issuance of
  preferred stock, net
  of issuance costs....         --    27,015,177     96,889,288     7,264,193    21,960,696
 Repurchase of
  preferred stock......         --    (1,000,000)            --            --            --
 Payment on
  stockholder notes....         --            --         12,000            --            --
 Proceeds from
  issuance of common
  stock................     10,000        34,553        272,299        64,307   227,039,576
                         ---------   -----------   ------------  ------------  ------------
     Net cash provided
      by financing
      activities.......    140,000    25,906,079     97,120,998     7,309,146   248,888,316
                         ---------   -----------   ------------  ------------  ------------
     Net increase in
      cash and cash
      equivalents......     12,231    19,079,457     60,930,903    (3,241,198)  159,507,571
Cash and cash
 equivalents at
 beginning of
 year/period...........         --        12,231     19,091,688    19,091,688    80,022,591
                         ---------   -----------   ------------  ------------  ------------
Cash and cash
 equivalents at end of
 year/period...........  $  12,231   $19,091,688   $ 80,022,591  $ 15,850,490  $239,530,162
                         ---------   -----------   ------------  ------------  ------------
Supplemental
 disclosures of cash
 flow information:
 Interest paid during
  year/period..........  $      --   $     4,065   $     15,747  $      7,244  $     18,159
                         =========   ===========   ============  ============  ============
 Noncash investing and
  financing
  activities:
   Equipment recorded
    under capital
    leases.............  $      --   $   132,975   $    466,581  $    466,581  $         --
                         =========   ===========   ============  ============  ============
   Contribution of
    property and
    equipment by common
    stockholder........  $  14,716   $   142,067   $         --  $         --  $         --
                         =========   ===========   ============  ============  ============
   Issuance of common
    stock upon exercise
    of options in
    exchange for notes
    receivable.........  $      --   $   122,585   $  3,713,494  $         --  $  4,652,357
                         =========   ===========   ============  ============  ============
   Issuance of
    preferred stock in
    exchange for leased
    facilities.........  $      --   $        --   $    182,500  $    182,500  $         --
                         =========   ===========   ============  ============  ============
   Issuance of common
    stock in connection
    with Object-Mart,
    Inc. acquisition...  $      --   $        --   $  5,874,677  $  5,874,677  $         --
                         =========   ===========   ============  ============  ============
   Issuance of warrants
    in connection with
    debt financing.....  $      --   $        --   $    203,581  $    203,581  $         --
                         =========   ===========   ============  ============  ============
   Issuance of common
    stock for future
    services...........  $ 190,875   $ 8,432,317   $ 41,730,329  $  2,945,487  $ 83,228,733
                         =========   ===========   ============  ============  ============

          See accompanying notes to consolidated financial statements.

                               ONI SYSTEMS CORP.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
 Period from October 20, 1997 (inception) to December 31, 1997 and years ended
                          December 31, 1998, 1999 and
               (unaudited) six month period ended June 30, 2000

                     Convertible                                        Notes      Services
                   preferred stock      Common stock    Additional    receivable  receivable    Deferred
                  ------------------  -----------------   paid-in        from        from        stock      Accumulated
                    Shares    Amount    Shares   Amount   capital    stockholders stockholder compensation    deficit
                  ----------  ------  ---------- ------ -----------  ------------ ----------- ------------  -----------
Balances as of
October 20, 1997
(inception).....          --  $   --          -- $   -- $        --   $      --       $--     $        --   $        --
Issuance of
common stock....          --      --  11,565,752  1,157      23,559          --        --              --            --
Deferred stock
compensation....          --      --          --     --     190,875          --        --        (190,875)           --
Amortization of
deferred stock
compensation....          --      --          --     --          --          --        --          89,249            --
Issuance of
Series A
preferred stock.   8,000,000      --          --     --          --          --        --              --            --
Net loss........          --      --          --     --          --          --        --              --      (199,056)
                  ----------  ------  ---------- ------ -----------   ---------       ---     -----------   -----------
Balances as of
December 31,
1997............   8,000,000      --  11,565,752  1,157     214,434          --        --        (101,626)     (199,056)
Issuance of
common stock for
notes
receivable......          --      --   5,991,496    599     121,986    (122,585)       --              --            --
Exercise of
stock purchase
rights for cash.          --      --     440,000     44      27,343          --        --              --            --
Exercise of
options for
cash............          --      --       4,000     --       7,166          --        --              --            --
Contribution of
property and
equipment by
common
stockholder.....          --      --          --     --     142,067          --        --              --            --
Exchange of
Series A
preferred stock
for Series B
preferred stock.  (8,000,000)     --          --     --          --          --        --              --            --
Issuance of
Series B
preferred stock,
net of $50,058
in issuance
costs...........  26,128,843   2,613          --     --   4,206,190          --        --              --            --
Repurchase and
cancellation of
Series B
preferred stock.  (1,333,333)   (133)         --     --    (999,867)         --        --              --            --
Issuance of
Series C
preferred stock,
net of $61,823
in issuance
costs...........   2,733,332     273          --     --   1,987,904          --        --              --            --
Issuance of
Series D
preferred stock,
net of $45,632
in issuance
costs...........   4,969,148     497          --     --   4,334,300          --        --              --            --
Issuance of
Series E
preferred stock,
net of $16,609
in issuance
costs...........  18,082,200   1,808          --     --  16,481,592          --        --              --            --
Deferred stock
compensation....          --      --          --     --   8,432,317          --        --      (8,432,317)           --
Amortization of
deferred stock
compensation....          --      --          --     --          --          --        --       3,310,368            --
Net loss........          --      --          --     --          --          --        --              --    (8,852,168)
                  ----------  ------  ---------- ------ -----------   ---------       ---     -----------   -----------
Balances as of
December 31,
1998............  50,580,190  $5,058  18,001,248 $1,800 $34,955,432   $(122,585)      $--     $(5,223,575)  $(9,051,224)
                  ==========  ======  ========== ====== ===========   =========       ===     ===========   ===========
                      Total
                  stockholders'
                    (deficit)
                     equity
                  -------------
Balances as of
October 20, 1997
(inception).....   $        --
Issuance of
common stock....        24,716
Deferred stock
compensation....            --
Amortization of
deferred stock
compensation....        89,249
Issuance of
Series A
preferred stock.            --
Net loss........      (199,056)
                  -------------
Balances as of
December 31,
1997............       (85,091)
Issuance of
common stock for
notes
receivable......            --
Exercise of
stock purchase
rights for cash.        27,387
Exercise of
options for
cash............         7,166
Contribution of
property and
equipment by
common
stockholder.....       142,067
Exchange of
Series A
preferred stock
for Series B
preferred stock.            --
Issuance of
Series B
preferred stock,
net of $50,058
in issuance
costs...........     4,208,803
Repurchase and
cancellation of
Series B
preferred stock.    (1,000,000)
Issuance of
Series C
preferred stock,
net of $61,823
in issuance
costs...........     1,988,177
Issuance of
Series D
preferred stock,
net of $45,632
in issuance
costs...........     4,334,797
Issuance of
Series E
preferred stock,
net of $16,609
in issuance
costs...........    16,483,400
Deferred stock
compensation....            --
Amortization of
deferred stock
compensation....     3,310,368
Net loss........    (8,852,168)
                  -------------
Balances as of
December 31,
1998............   $20,564,906
                  =============

         See accompanying notes to consolidated financial statements.

                               ONI SYSTEMS CORP

 Period from October 20, 1997 (inception) to December 31, 1997 and years ended
                          December 31, 1998 and 1999
             and (unaudited) six month period ended June 30, 2000

                     Convertible                                      Notes       Services
                   preferred stock    Common stock     Additional   receivable   receivable    Deferred
                  ----------------- -----------------   paid-in        from         from        stock      Accumulated
                    Shares   Amount   Shares   Amount   capital    stockholders  stockholder compensation    deficit
                  ---------- ------ ---------- ------ ------------ ------------  ----------- ------------  ------------
Exercise of
options for
cash............          -- $   --  3,023,220 $  302 $    271,997 $        --    $     --   $         --  $         --
Issuance of
Series E
preferred stock,
net of $37,471
in issuance
costs...........   8,001,824    800         --     --    7,263,393          --          --             --            --
Issuance of
Series E
preferred stock
in exchange for
services........     200,000     20         --     --      182,480          --    (182,500)            --            --
Performance of
services........          --     --         --     --           --          --      97,336             --            --
Issuance of
common stock for
acquisition of
Object-Mart.....          --     --  4,569,276    457    5,874,220          --          --             --            --
Issuance of
Series F
preferred stock,
net of $20,607
in issuance
costs...........   8,249,468    825         --     --   14,968,576          --          --             --            --
Exercise of
options for
notes
receivable......          --     --  5,685,846    569    3,712,925  (3,713,494)         --             --            --
Payment on
stockholder
notes...........          --     --         --     --           --      12,000          --             --            --
Issuance of
warrants in
connection with
debt financing..          --     --         --     --      203,581          --          --             --            --
Issuance of
Series G
preferred stock,
net of $44,668
in issuance
costs...........  11,824,418  1,182         --     --   74,654,512          --          --             --            --
Issuance of
warrants in
connection with
purchase and
license
agreement.......          --     --         --     --    2,890,500          --          --             --            --
Stock-based
compensation to
non-employees...          --     --         --     --       73,065          --          --             --            --
Deferred stock
compensation....          --     --         --     --   41,730,329          --          --    (41,730,329)           --
Amortization of
deferred stock
compensation....          --     --         --     --           --          --          --     11,421,739            --
Net loss........          --     --         --     --           --          --          --             --   (46,571,571)
                  ---------- ------ ---------- ------ ------------ -----------    --------   ------------  ------------
Balances as of
December 31,
1999............  78,855,900 $7,885 31,279,590 $3,128 $186,781,010 $(3,824,079)   $(85,164)  $(35,532,165) $(55,622,795)
                  ========== ====== ========== ====== ============ ===========    ========   ============  ============
                      Total
                  stockholders'
                    (deficit)
                     equity
                  --------------
Exercise of
options for
cash............  $    272,299
Issuance of
Series E
preferred stock,
net of $37,471
in issuance
costs...........     7,264,193
Issuance of
Series E
preferred stock
in exchange for
services........            --
Performance of
services........        97,336
Issuance of
common stock for
acquisition of
Object-Mart.....     5,874,677
Issuance of
Series F
preferred stock,
net of $20,607
in issuance
costs...........    14,969,401
Exercise of
options for
notes
receivable......            --
Payment on
stockholder
notes...........        12,000
Issuance of
warrants in
connection with
debt financing..       203,581
Issuance of
Series G
preferred stock,
net of $44,668
in issuance
costs...........    74,655,694
Issuance of
warrants in
connection with
purchase and
license
agreement.......     2,890,500
Stock-based
compensation to
non-employees...        73,065
Deferred stock
compensation....            --
Amortization of
deferred stock
compensation....    11,421,739
Net loss........   (46,571,571)
                  --------------
Balances as of
December 31,
1999............  $ 91,727,820
                  ==============

          See accompanying notes to consolidated financial statements

                               ONI SYSTEMS CORP.

 Period from October 20, 1997 (inception) to December 31, 1997 and years ended
                        December 31, 1998 and 1999 and
               (unaudited) six month period ended June 30, 2000

                                                                                        Services
                     Convertible                                             Notes     receivable   Deferred
                   preferred stock        Common stock        Additional  receivable      from       stock
                  -------------------  --------------------    paid-in    from stock-    stock-     compen-      Accumulated
                    Shares     Amount    Shares     Amount     capital      holders      holder      sation        deficit
                  -----------  ------  -----------  -------  ------------ -----------  ---------- ------------  -------------
Exercise of
options for cash
(unaudited).....           --  $   --    2,675,699  $   267  $    903,710 $        --   $     --  $         --  $          --
Exercise of
options for
notes receivable
(unaudited).....           --      --    2,675,860      268     4,652,089  (4,652,357)        --            --             --
Issuance of
common shares in
exchange for
services
(unaudited).....           --      --       18,002        2        57,501          --         --            --             --
Issuance of
Series G shares,
net of $8,207 in
issuance costs
(unaudited).....      310,000      31           --       --     4,341,470          --         --   (2,380,800)             --
Issuance of
Series G shares
in exchange for
services
(unaudited).....       29,000       3           --       --       405,987          --         --     (222,720)             --
Amortization of
cost of
preferred stock
issued for
leased facility
(unaudited).....           --      --           --       --            --          --     73,002            --             --
Issuance of
warrants in
connection with
purchase and
license
agreement
(unaudited).....           --      --           --       --     3,000,242          --         --            --             --
Issuance of
warrants in
exchange for
services
(unaudited).....           --      --           --       --     1,544,600          --         --            --             --
Deferred stock
compensation
(unaudited).....           --      --           --       --    83,228,733          --         --  (83,228,733)             --
Amortization of
deferred stock
compensation
(unaudited).....           --      --           --       --            --          --         --    32,064,705             --
Issuance of
Series H shares
(unaudited).....    1,333,333     133           --       --    19,999,862          --         --            --             --
Repurchase of
common stock
(unaudited).....           --      --     (430,282)     (43)    (226,778)     226,821         --            --             --
Issuance of
common stock,
net of issuance
costs of
$17,864,401
(unaudited).....           --      --    9,760,000      976   226,134,623          --         --            --             --
Conversion of
preferred stock
to common stock
(unaudited).....  (80,528,233) (8,052)  80,164,597    8,016            36          --         --            --             --
Net loss
(unaudited).....           --      --           --       --            --          --         --            --    (73,544,014)
                  -----------  ------  -----------  -------  ------------ -----------   --------  ------------  -------------
Balance at June
30, 2000
(unaudited).....           --  $   --  126,143,466  $12,614  $530,823,085 $(8,249,615)  $(12,162) $(89,299,713) $(129,166,809)
                  ===========  ======  ===========  =======  ============ ===========   ========  ============  =============
                     Total
                     stock-
                    holders'
                   (deficit)
                     equity
                  -------------
Exercise of
options for cash
(unaudited).....  $    903,977
Exercise of
options for
notes receivable
(unaudited).....            --
Issuance of
common shares in
exchange for
services
(unaudited).....        57,503
Issuance of
Series G shares,
net of $8,207 in
issuance costs
(unaudited).....     1,960,701
Issuance of
Series G shares
in exchange for
services
(unaudited).....       183,270
Amortization of
cost of
preferred stock
issued for
leased facility
(unaudited).....        73,002
Issuance of
warrants in
connection with
purchase and
license
agreement
(unaudited).....     3,000,242
Issuance of
warrants in
exchange for
services
(unaudited).....     1,544,600
Deferred stock
compensation
(unaudited).....            --
Amortization of
deferred stock
compensation
(unaudited).....    32,064,705
Issuance of
Series H shares
(unaudited).....    19,999,995
Repurchase of
common stock
(unaudited).....            --
Issuance of
common stock,
net of issuance
costs of
$17,864,401
(unaudited).....   226,135,599
Conversion of
preferred stock
to common stock
(unaudited).....            --
Net loss
(unaudited).....   (73,544,014)
                  -------------
Balance at June
30, 2000
(unaudited).....  $304,107,400
                  =============

         See accompanying notes to consolidated financial statements.

                               ONI SYSTEMS CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Period from October 20, 1997 (inception) to December 31, 1997 and years ended December 31, 1998 and 1999
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

(1) Description of Business and Significant Accounting Policies

 (a) Description of Business

   ONI Systems Corp. develops, markets and sells optical communications equipment to communications service providers in the metropolitan and regional area markets.

   ONI was originally incorporated in California, as Optical Networks, Incorporated, on October 20, 1997, and through November 1999, was considered to be in the development stage, principally engaged in research and development, raising capital and building its management team. ONI recognized its first commercial sale in the fourth quarter of 1999 with the licensing of its network operating system. Historically, ONI also recognized revenue derived from research and development contracts with agencies of the United States government. These contracts were completed in June 1999. ONI was reincorporated in Delaware and changed its name to ONI Systems Corp. in April 2000. Share capital information for all periods has been retroactively adjusted to reflect the par value of common and preferred stock and amounts of paid-in capital.

 (b) Principles of Consolidation

   The accompanying consolidated financial statements include the financial statements of ONI and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated on consolidation.

 (c) Stock Splits

   Share information for all periods has been retroactively adjusted to reflect a one-for-three reverse split of common stock effected in March 1998, a two-for-three reverse split of Series B and Series C preferred stock effected in August 1999, a two-for-one split of common stock, Series D and Series E preferred stock effected in August 1999 and a two-for-one common and preferred stock split effected in February 2000.

 (d) Use of Estimates

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires ONI to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and to disclose contingent assets and liabilities at the date of the consolidated financial statements and the reported results of operations during the reporting period. Actual results could differ from those estimates.

 (e) Cash and Cash Equivalents

   ONI considers all highly liquid investments with remaining maturities of three months or less at the date of purchase to be cash equivalents. As of December 31, 1998 and 1999 and June 30, 2000, cash equivalents totaled $19,091,688, $79,004,976 and $238,499,905, respectively. Cash equivalents consisted primarily of money market funds.

 (f) Inventory

   Inventories are stated at the lower of average cost or market.

                               ONI SYSTEMS, CORP.

         Period from October 20, 1997 (inception) to December 31, 1997 and years ended December 31, 1998 and 1999
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)


 (g) Property and Equipment

   Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from one to five years. Leasehold improvements and assets recorded under capital leases are amortized on a straight-line basis over the lesser of the related asset's estimated useful life or the remaining lease term.

 (h) Intangibles

   ONI has capitalized the cost of identifiable intangibles associated with the acquisition of Object-Mart, Inc. These intangibles are amortized over their estimated useful lives, not exceeding two years.

 (i) Research and Development Costs

   ONI's products are technical in nature and require a significant and continuing research and development effort. All research and development costs are expensed as incurred. Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed", requires the capitalization of certain software development costs incurred subsequent to the date technological feasibility is established and prior to the date the product is generally available for sale. The capitalized cost is then amortized over the estimated life of the product. To date, ONI has not capitalized any software development costs because capitalizable costs meeting the requirements of SFAS No. 86 have not been significant.

 (j) Revenue Recognition

   ONI recognizes revenue from product sales upon shipment, assuming collectibility of the resulting receivable is probable. When the arrangement with the customer includes future obligations or obtaining customer acceptance, revenue is recognized when those obligations have been met or customer acceptance has been received.

   ONI sells licenses for embedded software and application software. Revenue from transactions involving ONI's software products is accounted for in accordance with Statement of Position (SOP) 97-2, "Software Revenue Recognition", SOP 98-4, "Deferral of Effective Date of SOP 97-2", and SOP 98-9, "Software Revenue Recognition with Respect to Certain Arrangements". Accordingly, ONI recognizes revenue from licenses of software products provided that a purchase order has been received, the software and related documentation have been shipped, collection of the resulting receivable is deemed probable, and the fee is fixed or determinable.

   Services revenue consists primarily of training and installation services. Revenues from training and installation services are recognized as the services are performed. To date service revenue has not been significant.

   Deferred revenue represents amounts billed in excess of revenue recognized.

   In 1998 and 1999, ONI derived most of its revenue from contracts with agencies of the United States government. These contracts include cost-plus and fixed price contracts, and revenue is

                               ONI SYSTEMS, CORP.

         Period from October 20, 1997 (inception) to December 31, 1997 and years ended December 31, 1998 and 1999
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

recorded as earned as defined within the specific agreements. Revenue from cost-plus contracts is billed and recognized at the time the costs are incurred. Revenue for fixed price contracts is recognized when milestones are completed and product or reports, if any, committed for the milestones are shipped, which approximates the percentage-of-completion method. Amounts designated as withholdings are not recognized until completion of the contract.

 (k) Warranty Reserves

   ONI provides a limited warranty for its products. Estimated expenses for warranty obligations are recorded at the time revenue is recognized.

 (l) Income Taxes

   ONI utilizes the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

 (m) Fair Value of Financial Instruments

   The fair value of ONI's cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued liabilities approximates their carrying values due to the short-term nature of those instruments.

   The fair value of short-term and long-term capital lease obligations is estimated based on current interest rates available to ONI for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying values of these obligations approximate their respective fair values.

 (n) Concentration of Risk

   Financial instruments, that potentially subject ONI to concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivable. ONI's cash and cash equivalents are maintained with a highly accredited financial institution. In 1998, accounts receivable were due from agencies of the United States government, resulting in minimal collection risks. For the year ended December 31, 1999, there were two customers that represented 46% and 26% of total revenue.

   In 2000, ONI's revenue has primarily been derived from the sale of one product, the ONLINE9000. For the six month period ended June 30, 2000, four customers accounted for 26%, 22%, 18% and 12% of revenue and 41%, 31%, 16% and 12% of accounts receivable.

                               ONI SYSTEMS, CORP.

         Period from October 20, 1997 (inception) to December 31, 1997 and years ended December 31, 1998 and 1999
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)


 (o) Stock-Based Compensation

   ONI accounts for stock-based awards to employees using the intrinsic value method. Expense associated with stock-based compensation is being amortized on an accelerated basis over the vesting period of the individual award consistent with the method described in Financial Accounting Standards Board (FASB) Interpretation No. 28. Accordingly, approximately 59% of the unearned deferred compensation is amortized in the first year, 25% in the second year, 12% in the third year, and 4% in the fourth year following the date of the grant. Pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation", ONI discloses the pro-forma effect of using the fair value method of accounting for employee stock-based compensation arrangements.

   For non-employees, ONI computes the fair value of stock-based compensation in accordance with SFAS No. 123 and Emerging Issues Task Force (EITF) 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services".

 (p) Impairment of Long-Lived Assets

   ONI evaluates its long-lived assets, including certain intangibles, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (undiscounted and without interest charges) expected to be generated by the asset. If these assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

 (q) Comprehensive Loss

   Other comprehensive income refers to revenues, expenses, gains and losses that are not included in net income, but rather are recorded directly in stockholders' (deficit) equity. To date, ONI has no items of other comprehensive loss and, accordingly, comprehensive loss is the same as net loss.

                              ONI SYSTEMS, CORP.

         Period from October 20, 1997 (inception) to December 31, 1997 and years ended December 31, 1998 and 1999
            (Information as of June 30, 2000 and for the six months
                  ended June 30, 1999 and 2000 is unaudited)


 (r) Net Loss Per Share

   Basic and diluted net loss per share have been computed in accordance with SFAS No. 128, "Earnings per Share". Basic net loss per share has been computed using the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed using the weighted-average number of common shares and dilutive potential common shares outstanding during the period, using the as-if-converted method for convertible preferred shares and the treasury stock method for options and warrants. All potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would be antidilutive. The following table presents the calculation of basic and diluted net loss per share:

                             Period from
                             October 20,
                                 1997
                             (inception)                                 Six months ended
                                  to      Year ended December 31,            June 30,
                             December 31, -------------------------  --------------------------
                                 1997        1998          1999          1999          2000
                             ------------ -----------  ------------  ------------  ------------
   Net loss attributable to
    Common stockholders....   $(199,056)  $(8,852,168) $(46,571,571) $(12,109,198) $(77,786,438)
   Basic and diluted:
   Weighted-average shares
    of stock outstanding...     257,017    17,140,923    21,873,721    18,628,237   115,065,815
   Less: weighted-average
    shares subject to
    repurchase.............          --     5,222,241     3,830,533     4,318,673     8,706,379
   Weighted-average shares
    used in computing basic
    and diluted net loss
    per common share.......     257,017    11,918,682    18,043,188    14,309,564   106,359,436
   Basic and diluted net
    loss per common share..   $   (0.77)  $     (0.74) $      (2.58) $      (0.85) $      (0.73)

   Diluted net loss per share does not include the effects of the following potential common shares:

                              Period from
                              October 20,
                                  1997           Year ended         Six months ended
                             (inception) to     December 31,            June 30,
                              December 31,  --------------------- ---------------------
                                  1997         1998       1999       1999       2000
                             -------------- ---------- ---------- ---------- ----------
   Shares issuable under
    stock options..........    1,078,220     8,789,776 17,548,724 17,957,026 20,249,990
   Shares of unvested stock
    subject to repurchase..           --     5,992,684  8,587,699  4,318,673  9,097,575
   Shares issuable pursuant
    to warrants to purchase
    common stock...........      233,468       233,468    733,468    233,468  1,156,468
   Shares issuable pursuant
    to warrants to purchase
    convertible preferred
    stock..................           --            --    277,926    277,926    277,926
   Shares issuable related
    to convertible
    preferred stock on an
    "as-if- converted"
    basis..................    8,000,000    50,580,190 78,855,900 58,782,014         --

                               ONI SYSTEMS, CORP.

         Period from October 20, 1997 (inception) to December 31, 1997 and years ended December 31, 1998 and 1999
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)


   The weighted-average exercise price of stock options outstanding was $0.005, $0.08, $0.29 and $2.60 as of December 31, 1997, 1998, 1999 and June 30, 2000
respectively. The weighted-average purchase price of shares of common stock subject to the Company's right of repurchase was $0.02, $0.44 and $0.91 as of December 31, 1998, 1999 and June 30, 2000, respectively. The exercise price of warrants to purchase shares of convertible preferred stock remained $0.88 as of December 31, 1999 and June 30, 2000. The weighted-average exercise price of warrants to purchase shares of common stock was $0.62 and $3.16 as of December 31, 1999 and June 30, 2000, respectively.

 (s) Segment Reporting

   ONI adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, for the year ended December 31, 1999. SFAS No. 131 establishes standards for the manner in which public companies report information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The method for determining what information to report is based on the way management organizes the operating segments within a company for making operating decisions and assessing financial performances.

   ONI's chief executive officer is its chief operating decision-maker. The financial information that the CEO reviews is identical to the information presented in the accompanying statements of operations. ONI has determined that it operates in a single operating segment: development and sale of optical networking equipment to communications service providers in the metropolitan and regional area markets.

   Beginning January 1, 2000, ONI's revenue has been derived from sales of its ONLINE9000 product. ONI expects to continue selling the ONLINE9000 in the future, and also to develop other lines of products for sale. ONI's geographic distribution of revenues for the six months ended June 30, 2000, is as follows:

                                                                Six months ended
                                                                 June 30, 2000
                                                                ----------------
   North America...............................................        54%
   Asia........................................................        28%
   Europe......................................................        18%

   For the six month period ended June 30, 2000, export sales to Europe and Asia were denominated in United States dollars.

   Through December 31, 1999, ONI's revenue was primarily from government research and development contracts. These contracts were completed in June 1999, and they will not contribute to ONI's revenue in the future as ONI will not continue these activities.

 (t) Recent Accounting Pronouncements

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, which summarizes views of the Commission staff in applying generally accepted accounting principles to revenue recognition in financial statements. ONI believes that its current revenue recognition principles comply with this bulletin.

                               ONI SYSTEMS, CORP.

         Period from October 20, 1997 (inception) to December 31, 1997 and years ended December 31, 1998 and 1999
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)


   In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation No. 44 (FIN 44) "Accounting for Certain Transactions involving Stock Compensation--an Interpretation of Accounting Principles Board (APB) Opinion No. 25". FIN 44 clarifies the application of APB Opinion No. 25 and is effective July 1, 2000. Management believes that FIN 44 will not have a material effect on ONI's financial position or results of operations.

   In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, and amendment to SFAS No. 133". Statement No. 138 addresses a limited number of issues causing implementation difficulties for companies that are required to apply SFAS No.
133. SFAS No. 133, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-- Deferral of the effective date of SFAS No. 133", and SFAS No. 138 are effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. ONI has not determined the impact that SFAS 133 and SFAS 138 will have on its financial statements and believes that such determination will not be meaningful until closer to the date of initial adoption.

 (u) Reclassification

   Certain prior period financial information has been reclassified to conform to the current period presentation.

(2) Business Combination

   On June 29, 1999, ONI acquired all of the outstanding common shares of Object-Mart, Inc. in exchange for 4,569,276 shares of ONI's common stock and approximately $3,222,000 in cash for a total purchase price of approximately $9,096,677. Object-Mart was located in San Jose, California, and provided software products and services to software development companies, software providers and equipment manufacturers in the telecommunications industry. The combination was accounted for using the purchase method and, accordingly, the results of operations of Object-Mart have been included in ONI's consolidated financial statements only since June 29, 1999. The excess of the purchase price over the fair value of the net identifiable assets acquired of $5,679,839 has been recorded as goodwill and is being amortized on a straight-line basis over two years. Identifiable intangibles are amortized on a straight-line basis over periods not exceeding two years.

   The amount of $170,000 allocated to purchased in-process research and development was determined through established valuation techniques in the high-technology communications industry and was expensed upon acquisition because technological feasibility had not been established and no future alternative uses existed.

                               ONI SYSTEMS, CORP.

         Period from October 20, 1997 (inception) to December 31, 1997 and years ended December 31, 1998 and 1999
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)


   The following unaudited pro forma financial information presents the combined results of operations of ONI and Object-Mart as if the acquisition had occurred as of the beginning of 1998 and 1999, after giving effect to certain adjustments, including amortization of goodwill and other intangibles, additional depreciation expense and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had ONI and Object-Mart constituted a single entity during these periods.

                                      Year ended December 31,      Six months
                                     --------------------------  ended June 30,
                                         1998          1999           1999
                                     ------------  ------------  --------------
                                            (unaudited)
   Revenue.......................... $  3,665,811  $  4,625,795   $  2,557,050
   Net loss......................... $(11,172,005) $(47,779,504)  $(13,487,131)
   Basic and diluted net loss per
    share........................... $      (0.94) $      (2.65)  $      (0.72)

(3) Inventory

   Inventory consists of:

                                                        December 31,  June 30,
                                                            1999        2000
                                                        ------------ -----------
   Raw materials.......................................  $8,914,321  $12,030,648
   Work in progress....................................          --   15,992,441
   Finished goods......................................     734,535    9,227,743
   Consignment inventory...............................          --    1,207,846
                                                         ----------  -----------
                                                         $9,648,856  $38,458,678
                                                         ==========  ===========

(4) Property and Equipment

   Property and equipment is as follows:

                                                  December 31,
                                              ---------------------  June 30,
                                                 1998       1999       2000
                                              ---------- ---------- -----------
   Computers and equipment................... $1,050,541 $5,569,889 $28,182,147
   Furniture and fixtures....................    204,734    714,592   2,208,480
   Leasehold improvements....................     50,688    273,663   3,409,158
                                              ---------- ---------- -----------
                                               1,305,963  6,558,144  33,799,785
   Less accumulated depreciation and
    amortization.............................    289,265  1,243,154   4,074,492
                                              ---------- ---------- -----------
                                              $1,016,698 $5,314,990 $29,725,293
                                              ========== ========== ===========

   Equipment recorded under capital leases was $132,975, $541,580 and $452,763 as of December 31, 1998 and 1999 and June 30, 2000, respectively, and the related accumulated amortization was $13,651, $57,976 and $146,793 as of December 31, 1998 and 1999 and June 30, 2000, respectively. There was no equipment recorded under capital leases as of December 31, 1997.

                               ONI SYSTEMS, CORP.

         Period from October 20, 1997 (inception) to December 31, 1997 and years ended December 31, 1998 and 1999
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)


(5) Intangibles

   A summary of intangibles is as follows:

                                                         December 31,  June 30,
                                                             1999        2000
                                                         ------------ ----------
   Purchased technology and workforce...................  $  530,000  $  530,000
   Assembled workforce and non-compete agreements.......     630,000     630,000
   Other intangibles....................................          --     250,000
                                                          ----------  ----------
                                                           1,160,000   1,410,000
   Less accumulated amortization........................     422,500     876,250
                                                          ----------  ----------
                                                          $  737,500  $  533,750
                                                          ==========  ==========

(6) Accrued Liabilities

   Accrued liabilities are comprised of the following:

                                                       December 31,  June 30,
                                                           1999        2000
                                                       ------------ -----------
   Accrued Employee benefits..........................  $  671,155  $ 2,484,388
   Uninvoiced receipts................................   4,307,740   11,457,333
   Other..............................................   1,107,889    5,904,384
                                                        ----------  -----------
                                                        $6,086,784  $19,846,105
                                                        ==========  ===========

(7) Related Party Transactions

   On October 20, 1997, ONI was incorporated as a wholly-owned subsidiary of Optivision, Inc. and in connection therewith issued 11,565,752 shares of common stock, 8,000,000 shares of Series A preferred stock and a $90,000 promissory note to Optivision in exchange for cash of $100,000, property and equipment of $14,716, and certain intellectual property and technology rights. On December 22, 1997, ONI was spun-out from Optivision. In conjunction with the spin-out, ONI reserved 233,468 shares of common stock issuable to a third party holding warrants to purchase common shares of Optivision. In January 1998, a further $142,067 of property and equipment was provided by Optivision to ONI for no additional consideration.

   In 1998, in conjunction with the issuance of the Series B and Series C preferred stock, 8,000,000 shares of Series A preferred stock were converted to Series B preferred stock, and the Company repurchased and canceled 1,333,333 shares of Series B preferred stock from Optivision in exchange for $1,000,000 in cash.

   During 1998 and 1999, ONI received $122,585 and $3,713,494, respectively, in promissory notes from certain officers in exchange for common stock. As of December 31, 1999, $12,000 had been repaid by the stockholders. The notes are repayable over a period of five to ten years and bear interest at rates ranging from 4.46% to 6.20%. The notes are secured by the underlying common shares. In the six month period ended June 30, 2000, ONI received an additional $4,652,357 in promissory notes in exchange for common stock. In addition, ONI repurchased 430,282 shares of restricted common stock and cancelled $226,821 in notes receivable from stockholders.

                               ONI SYSTEMS, CORP.

         Period from October 20, 1997 (inception) to December 31, 1997 and years ended December 31, 1998 and 1999
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)


(8) Financing Arrangements

   In February 1999, ONI entered into a Loan and Security Agreement with a financing company that allowed ONI to borrow up to $2,000,000. The loan bears interest at the prime rate, is repayable in 36 equal monthly installments of principal and interest and is secured by certain assets of ONI. ONI also entered into a Subordinated Loan and Security Agreement with the same financing company, which allowed ONI to borrow up to $1,000,000. The subordinated loan bears interest at 12% per annum, is repayable in 36 equal monthly installments of principal and interest and is secured by certain assets of ONI. As of December 31, 1999, ONI had not borrowed any amounts under these agreements. These agreements expired unutilized on February 10, 2000.

   In connection with the loan and security agreement and subordinated loan and security agreement, ONI issued warrants to purchase 90,750 and 119,116 shares of Series B convertible preferred stock, respectively, at $0.88 per share. The warrants expire on the earlier of February 10, 2009, or five years from the effectiveness of ONI's initial public offering. No warrants had been exercised as of December 31, 1999. The fair value of the warrants was determined to be $66,474 and $87,252, respectively, calculated using the Black-Scholes option pricing model, using the following assumptions: no dividends; contractual term of ten years; risk-free interest rate of 5.5%; and expected volatility of 70%. The fair value of the warrants has been recorded as additional capital and was amortized to interest expense over the term of the loan agreements.

(9) Stockholders' Equity

 (a) Preferred Stock

   As of December 31, 1999, ONI had 80,309,408 shares of preferred stock authorized. ONI has designated and issued preferred stock as follows:

                                                      December 31,
                                    ------------------------------------------------
                                             1998                     1999                June 30, 2000
                            1999    ----------------------- ------------------------ -----------------------
                         Designated   Shares    Liquidation   Shares    Liquidation    Shares    Liquidation
                           shares   outstanding preference  outstanding  preference  outstanding preference
                         ---------- ----------- ----------- ----------- ------------ ----------- -----------
Series B................ 25,073,436 24,795,510  $ 5,840,181 24,795,510  $  5,840,181        --     $    --
Series C................  2,733,332  2,733,332    2,049,999  2,733,332     2,049,999        --          --
Series D................  4,969,148  4,969,148    4,380,428  4,969,148     4,380,428        --          --
Series E................ 26,284,024 18,082,200   16,500,008 26,284,024    23,984,172        --          --
Series F................  8,249,468        --           --   8,249,468    15,000,008        --          --
Series G................ 13,000,000        --           --  11,824,418    74,700,723        --          --
                         ---------- ----------  ----------- ----------  ------------  --------     -------
                         80,309,408 50,580,190  $28,770,616 78,855,900  $125,955,511        --     $    --
                         ========== ==========  =========== ==========  ============  ========     =======

   In January 1998, ONI raised $4,208,803, net of issuance costs of $50,058, through the sale of 18,128,843 shares of Series B preferred stock for cash of $0.24 per share. In addition, ONI issued 8,000,000 shares of Series B preferred stock in exchange for the redemption and cancellation of 8,000,000 shares of Series A preferred stock and repurchased 1,333,333 shares of Series B preferred stock for cash consideration of $1,000,000. Concurrently, ONI raised $1,988,177, net of issuance costs of $61,823, from the sale of 2,733,332 shares of Series C preferred stock for cash of $0.75 per share.

                               ONI SYSTEMS, CORP.

         Period from October 20, 1997 (inception) to December 31, 1997 and years ended December 31, 1998 and 1999
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)


   In April 1998, ONI raised $4,334,797, net of issuance costs of $45,632, from the sale of 4,969,148 shares of Series D preferred stock for cash of $0.88 per share.

   In December 1998, ONI raised $16,483,400, net of issuance costs of $16,609, from the sale of 18,082,200 shares of Series E preferred stock for cash of $0.91 per share. In March 1999, ONI closed a second round of Series E preferred financing, raising $7,264,193, net of issuance costs of $37,471, from the sale of 8,001,824 shares of Series E preferred stock. In addition ONI issued 200,000 shares of Series E preferred stock in exchange for additional lease space at its 166 Baypointe Parkway location. The value of $182,500 ascribed to the Series E preferred stock was recorded as a reduction of stockholders' equity and is being amortized to rent expense over the period of the lease agreement.

   In September 1999, ONI raised $14,969,401, net of issuance costs of $20,607, from the sale of 8,249,468 shares of Series F preferred stock for cash of $1.82 per share.

   In December 1999, ONI completed another round of private financing, raising $74,655,694, net of issuance costs of $44,668, from the sale of 11,824,418 shares of Series G preferred stock for cash of $6.32 per share. In March 2000, ONI raised an additional $1,960,701, net of issuance costs of $8,207, from the sale of 310,000 shares of Series G preferred stock for cash of $6.32 per share. In addition 29,000 shares of Series G preferred stock were issued in exchange for services. The value of $183,270 ascribed to these services was expensed upon issuance of the shares in accordance with EITF 96-18. The Series G preferred stock issued in March was issued to an employee, a director and consultants as consideration for both services previously rendered as well as for services to be rendered in the future. ONI recorded deferred stock compensation of $2,603,520, for the difference between the purchase price of the shares and the fair market value of the shares of $14.00 per share. This amount is being amortized on an accelerated basis over the vesting period, or the period in which the services were rendered if shorter, consistent with the method described in FASB Interpretation No. 28. Amortization of deferred stock compensation associated with these shares was $1,019,999 for the six months ended June 30, 2000.

   In May 2000, ONI sold 1,333,333 shares of Series H preferred stock to Sun Microsystems, Inc., at a price per share of $15.00. In June 2000, concurrent with the completion of ONI's initial public offering, or IPO, these shares of preferred stock automatically converted into 969,697 shares of common stock and ONI recorded a non-cash charge of $4,242,424 to accrete the value of the preferred stock to its fair value. This non-cash charge was recorded in additional paid-in capital.

   Upon the completion of the IPO, all outstanding shares of Series B, C, D, E, F and G preferred stock converted into an aggregate of 79,194,900 shares of common stock.

   The rights, preferences and restrictions of the Series B, C, D, E, F and G preferred stock are as follows:

  . Each share of Series B, C, D, E, F and G preferred stock is convertible at the option of the holder at any time after the date of issuance on a one-for-one basis subject to certain antidilution provisions. Conversion of all Series B, C, D, E, F and G preferred stock is

                              ONI SYSTEMS, CORP.

         Period from October 20, 1997 (inception) to December 31, 1997 and years ended December 31, 1998 and 1999
            (Information as of June 30, 2000 and for the six months
                  ended June 30, 1999 and 2000 is unaudited)

   automatic upon the earlier of (1) the closing of a firm underwritten commitment with respect to an initial public offering of shares of common stock of ONI, in which ONI receives cash proceeds of at least $20,000,000 (net of underwriters' commissions and expenses) or (2) the written consent of the holders of 66-2/3% of the outstanding shares of preferred stock, voting together as a single class.

  . Holders of Series B, C, D, E, F and G preferred stock are entitled to receive dividends equal to 10% of their respective liquidation preference in preference to any dividend on common stock when, as and if declared by the Board of Directors out of legally available funds. These preferential dividends are noncumulative. In addition, the holders of Series B, C, D, E, F and G preferred stock are entitled to receive dividends on a basis equal to common stockholders out of funds legally available therefor, when, as and if declared by the Board of Directors. No dividends have been declared through December 31, 1999.

  . Series B, C, D, E, F and G preferred stock have liquidation preferences of $0.24, $0.75, $0.88, $0.91, $1.82 and $6.32, respectively, plus all declared but unpaid dividends on such shares.

  . Series B, C, D, E, F and G preferred stock have the same voting rights as the number of shares of common stock issuable upon conversion of such shares. Four directors are elected by the holders of record of the Series B, C and E preferred stock voting as a separate class; one director is elected by the holders of record of the common stock voting as a separate class; and two directors are elected by the holders of record of the Series B, C, D, E, F and G preferred stock and common stock voting together as a single class.

 (b) Common Stock

   As of December 31, 1999, ONI had 159,690,592 shares of common stock authorized.

   In 1998, ONI issued 6,431,496 shares of restricted common stock at prices ranging from $0.0016 to $0.0882 per share, 5,991,496 of which were issued in exchange for notes receivable of $122,585. In 1999, ONI issued an additional 513,332 shares of restricted common stock at prices ranging from $0.09 to $0.91, 20,000 of which were issued in exchange for notes receivable of $18,200. In the six month period ended June 30, 2000, ONI issued 2,675,860 shares of restricted common stock at prices ranging from $0.09 to $3.20, all of which were issued in exchange for notes receivable of $4,652,357. The restricted shares of common stock vest 25% within 12 months of issuance with the remainder vesting in 36 equal monthly amounts. On the occurrence of a change in control event, as defined, 50% of the unvested shares of common stock becomes vested. Upon termination of employment, ONI may repurchase all unvested shares at an amount equal to the original purchase price.

   ONI maintains a right of first refusal with respect to restricted common stock. A stockholder must notify ONI prior to selling these shares to a third party. Upon notification, ONI may purchase the shares from the holder at the price offered by the third party.

   In December 1999, in connection with the signing of a Purchase and License Agreement with a customer to provide certain ONI products in the future, ONI issued a warrant to purchase 500,000

                               ONI SYSTEMS, CORP.

         Period from October 20, 1997 (inception) to December 31, 1997 and years ended December 31, 1998 and 1999
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

shares of common stock at an exercise price of $0.91 per share. The value of $2,890,500 ascribed to the warrant was estimated using the Black-Scholes option valuation model with the following assumptions: no expected dividend yield; risk free interest rate of 5.50%; expected volatility of 70%; and contractual term of six years. The warrant was nonforfeitable when issued, and becomes exercisable on the ratio of the dollar volume of purchases of ONI's products by the customer under the agreement to $30 million. Notwithstanding the above formula, the warrant becomes fully exercisable on December 7, 2005, the date of expiration of the warrant. The customer is not obligated to purchase any of ONI's products as a condition to exercising the warrant. Accordingly, the warrant was expensed in 1999.

   In February 2000, in connection with the signing of a Purchase and License Agreement with a customer to provide certain ONI products in the future, ONI issued a warrant to purchase 223,000 shares of common stock at an exercise price of $0.91 per share. The value of $3,000,242 ascribed to the warrant was estimated using the Black-Scholes option valuation model with the following assumptions: no expected dividend yield; risk free interest rate of 5.50%; expected volatility of 70%; and contractual term of seven years. The warrant was nonforfeitable when issued, and becomes exercisable on the ratio of the dollar volume of purchases of ONI's products by the customer under the agreement to $20 million. Notwithstanding the above formula, the warrant becomes fully exercisable on February 14, 2007, the date of expiration of the warrant. Under the terms of the Purchase and License Agreement, the customer has the ability to terminate the agreement upon 120 days written notice, and provided the customer purchased $1 million of product from ONI in fiscal 2000. The customer is not obligated to purchase any of ONI's products as a condition to exercising the warrant. Accordingly, the warrant was expensed upon issuance.

   In March, 2000, as consideration for professional services rendered, ONI issued a warrant to purchase 200,000 shares of common stock at an exercise price of $15.00 per share. The value of $1,544,600 ascribed to the warrant was estimated using the Black-Scholes option valuation model with the following assumptions: no expected dividend yield; risk free interest rate of 5.50%; expected volatility of 70%; and a contractual term of four years. The warrant was expensed upon issuance.

   In June 2000, ONI completed its IPO in which it sold 9,200,000 shares of common stock, including 1,200,000 shares in connection with the exercise of the underwriters' over-allotment option, at $25 per share. Concurrently with the completion of the IPO, ONI sold in two private placements an aggregate of 560,000 shares of common stock to Internet Initiative Japan Inc. and CCT Telecom Holdings Limited for $25 per share. The net proceeds of the IPO and private placements, after deducting underwriters' discount and other offering expenses, were approximately $226.1 million. Subsequent to the IPO, ONI's authorized capital consisted of 700,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of preferred stock, $0.0001 par value. There were 126,143,466 shares of common stock outstanding as of June 30, 2000.

 (c) Stock Option Plans

   1997 Stock Option Plan

   On October 29, 1997, ONI's Board of Directors adopted the 1997 Stock Option Plan (the 1997 Plan) and reserved a total of 7,638,508 shares of ONI's common stock for issuance thereunder. ONI did not file a timely notice of Issuance of Shares pursuant to California securities law and

                               ONI SYSTEMS, CORP.

         Period from October 20, 1997 (inception) to December 31, 1997 and years ended December 31, 1998 and 1999
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

consequently any options to purchase shares or restricted stock purchase offers issued under the 1997 Plan did not qualify for an exemption from qualification under California securities law. As a result, the Board of Directors terminated the 1997 Plan in April 1998 and approved a repurchase offer for any holder of options of shares under the 1997 Plan. The repurchase offer expired without any shares being repurchased.

   Options granted under the 1997 Plan may be designated as "Incentive Stock Options" or "Nonstatutory Stock Options" at the discretion of ONI, with exercise prices not less than the fair market value at the date of grant. Options generally vest 25% on the first anniversary of the vesting start date and then monthly over the next three years. Options expire ten years from the date of grant.

   1998 Equity Incentive Plan

   In 1998, the Board of Directors of ONI adopted the 1998 Equity Incentive Plan (the 1998 Plan) and reserved a total of 23,407,604 shares of ONI's common stock for issuance thereunder.

   Under the 1998 Plan, the Board of Directors may grant incentive stock options, nonqualified stock options and restricted stock awards. Options granted under the 1998 Plan generally vest 25% on the first anniversary of the vesting start date and then monthly over the next three years. Options granted under the 1998 Plan expire ten years from the date of grant.

 1999 Equity Incentive Plan

   In 1999, the Board of Directors of ONI adopted the 1999 Equity Incentive Plan (the 1999 Plan) and reserved a total of 6,200,000 shares of ONI's common stock for issuance thereunder. The terms of the 1999 Plan are substantially similar to those of the 1998 Plan.

 2000 Equity Incentive Plan

   On May 31, 2000, ONI's 2000 Equity Incentive Plan became effective. Under the Plan 7,048,905 shares of ONI's common stock were reserved exclusively for issuance under the plan. The terms of the 2000 Equity Incentive Plan are substantially similar to those under the 1999 Plan.

 2000 Employee Stock Purchase Plan

   ONI's 2000 Employee Stock Purchase Plan became effective on June 1, 2000, the first day on which price quotations were available for our common stock on the Nasdaq National Market. ONI initially reserved 1,000,000 shares of common stock under this plan. On each January 1, the aggregate number of shares reserved for issuance under the 2000 Employee Stock Purchase Plan will increase automatically by a number of shares equal to 1% of the outstanding shares on December 31 of the preceding year.

                               ONI SYSTEMS, CORP.

         Period from October 20, 1997 (inception) to December 31, 1997 and years ended December 31, 1998 and 1999
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)


   Except for the first offering period, each offering period under the 2000 Employee Stock Purchase Plan will be for two years and consists of four six-month purchase periods. Offering periods and purchase periods will begin on February 1 and August 1 of each year. Because the first day on which price quotations for ONI's common stock was available on the Nasdaq National Market was June 1, the length of the first offering period is more than two years, and the length of the first purchase period is more than six months.

   The 2000 Employee Stock Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee's compensation, and is subject to maximum purchase limitations. The purchase price for common stock purchased under this plan will be 85% of the lessor of the fair market value of ONI's common stock on the first day of the applicable offering period or the last day of the applicable purchase period.

   A summary of the status of ONI's option plans is as follows:

                                                             Outstanding options
                                                             -------------------
                                                             Weighted  Weighted
                                      Shares                 average   average
                                     available   Number of   exercise grant date
                                     for grant     shares     price   fair value
                                    -----------  ----------  -------- ----------
Authorized.........................  29,751,768          --
  Granted..........................  (1,078,220)  1,078,220   $0.005    $ 0.19
  Exercised........................          --          --       --
  Cancelled........................          --          --       --
                                    -----------  ----------
Balance as of December 31, 1997....  28,673,548   1,078,220    0.005
  Granted.......................... (10,885,796) 10,885,796    0.08     $ 0.69
  Exercised........................          --  (1,651,332)   0.08
  Cancelled........................   1,522,908  (1,522,908)   0.07
                                    -----------  ----------
Balance as of December 31, 1998....  19,310,660   8,789,776    0.08
  Granted.......................... (20,178,438) 20,178,438    0.42     $ 1.90
  Exercised........................          --  (8,709,066)   0.46
  Cancelled........................   2,710,424  (2,710,424)   0.08
                                    -----------  ----------
Balance as of December 31, 1999....   1,842,646  17,548,724    0.29
  Authorized.......................  12,760,676          --
  Granted..........................  (8,850,927)  8,850,927    6.17     $15.45
  Exercised........................          --  (5,369,561)   1.05
  Cancelled........................     780,100    (780,100)   2.07
  Repurchased......................     430,282          --    0.53
                                    -----------  ----------
Balance as of June 30, 2000........   6,962,777  20,249,990   $2.60
                                    ===========  ==========   ======

   ONI granted 1,078,220, 10,885,796 and 20,178,438 options with exercise prices less than fair value at date of grant for the periods ended December 31, 1997, 1998 and 1999, respectively. For the six months ended June 30, 2000, ONI granted 8,166,002 options with exercise prices less than fair value at date of grant, with a weighted average fair value of $14.00 per share. For the six months ended June 30, 2000, ONI granted 684,925 options with exercise prices equal to fair value at date of grant, with a weighted average fair value of $32.70 per share.

                               ONI SYSTEMS, CORP.

         Period from October 20, 1997 (inception) to December 31, 1997 and years ended December 31, 1998 and 1999
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

   The following table summarizes information with respect to stock options outstanding as of June 30, 2000:

                                                    Contractual
     Exercise             Options                      life                     Exercisable
      price             outstanding                   (years)                     Options
     --------           -----------                 -----------                 -----------
     $ 0.005               126,131                     7.46                         39,352
       0.075               106,502                     7.62                         10,945
       0.09              9,445,832                     8.55                        928,684
       0.456                15,000                     9.08                            417
       0.91              3,574,950                     9.29                             --
       1.25              2,748,900                     9.56                         23,750
       3.20                824,650                     9.66                             --
       4.00              1,000,000                     9.84                      1,000,000
       5.25                146,625                     9.70                             --
       7.50                118,625                     9.73                             --
      10.00              1,478,675                     9.82                             --
      15.00                341,200                     9.87                             --
      22.00                152,750                     9.88                             --
      25.00                 10,150                     9.92                             --
      82.57                160,000                     9.92                             --
                        ----------                                               ---------
     $ 2.60             20,249,990                     9.15                      2,003,148
                        ==========                                               =========

 Accounting for Stock-Based Compensation

   ONI uses the intrinsic value method prescribed by APB No. 25 in accounting for its stock-based compensation arrangements for employees whereby compensation cost is recognized to the extent the fair value of the underlying common stock exceeds the exercise price of the stock options at the date of grant. Deferred stock compensation of $190,875 for the period from October 20, 1997 (inception) to December 31, 1997, and $8,432,317, and $41,730,329 for the
year ended December 31, 1998 and 1999, respectively, has been recorded for the excess of the fair value of the common stock underlying the options at the grant date over the exercise price of the options. An additional $83,228,733 of deferred stock compensation was recorded for the six months ended June 30, 2000. These amounts are being amortized on an accelerated basis over the vesting period, generally four years, consistent with the method described in FASB Interpretation No. 28. Amortization of deferred compensation was $89,249 for the period from October 20, 1997 (inception) to December 31, 1997, $3,310,368 in 1998 and $11,421,739 in 1999. Amortization of deferred compensation for the six months ended June 30, 1999 and 2000 was $2,854,887 and $31,044,706, respectively.

   In 1998, ONI's Chief Executive Officer purchased 717,624 shares of common stock that were subject to repurchase pending the achievement of certain milestones in 1998 and 1999. The shares were remeasured at each date the milestones were achieved based on the fair value of the common stock at that date, pursuant to the variable plan treatment ascribed under APB 25. All the milestones stipulated in the employment agreement were met as of December 31, 1999. Accordingly, additional compensation expense of $836,929 was recorded in 1999, $90,600 of which was recorded in the six

                               ONI SYSTEMS, CORP.

         Period from October 20, 1997 (inception) to December 31, 1997 and years ended December 31, 1998 and 1999
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

months ended June 30, 1999. Had compensation cost for ONI's stock-based compensation plan been determined consistent with the fair value approach set forth in SFAS No. 123, ONI's net losses would have been as follows:

                            Period from          Year ended            Six months ended
                         October 20, 1997       December 31,               June 30,
                          (inception) to   -----------------------  ------------------------
                         December 31, 1997    1998        1999         1999         2000
                         ----------------- ----------  -----------  -----------  -----------
Net loss--as reported...     $199,056      $8,852,168  $46,571,571  $12,109,198  $73,544,014
Net loss--pro forma.....     $199,056      $8,900,007  $46,917,722  $12,187,444  $75,093,476
Basic and diluted net
 loss per share
 --as reported..........     $  (0.77)     $    (0.74) $     (2.58) $     (0.85) $     (0.73)
Basic and diluted net
 loss per share
 --pro forma............     $  (0.77)     $    (0.75) $     (2.60) $     (0.85) $     (0.75)

   The fair value of options granted is estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividend yield; risk-free interest rates of 5.75% and 5.5% in 1998 and 1999, respectively, and an expected life of five years. From January 1, 2000, to May 31, 2000, ONI estimated the fair value of options granted using the minimum value method with the following weighted average assumptions: no dividend yield, risk-free interest rate of 5.5% and an expected life of 5 years. From June 1, 2000 to June 30, 2000, ONI estimated the fair value of options granted using the Black-Scholes option pricing model, with the following assumptions: no dividend yield, risk-free interest rate of 5.5%, volatility of 70% and expected life of 5 years.

(10) Commitments and Contingencies

 (a) Leases

   In February 1999, the Company entered into a leasing agreement with a financing company which allows ONI to draw up to $1,050,000 for the lease of certain equipment and $450,000 for the lease of software and tenant improvements. The leases are accounted for as capital leases. The lease obligations under this agreement are repayable in 42 equal monthly installments of principal plus interest commencing on the individual lease inception dates and are secured by the leased assets.

   In connection with the equipment leasing agreement, ONI issued to the financing company warrants to purchase 68,062 shares of Series B preferred stock at a price of $0.88 per share. The warrants expire on February 10, 2009, or five years from the effectiveness of the ONI's initial public offering, if earlier. No warrants had been exercised as of December 31, 1999. The fair value of the warrants was determined to be $49,855, calculated using the Black-Scholes option pricing model, using the following assumptions: no dividends; contractual term of ten years; risk-free interest rate of 5.5%; and expected volatility of 70%. The fair value of the warrants has been recorded as additional paid-in capital and is being amortized as interest expense over the term of the lease agreement.

                               ONI SYSTEMS, CORP.

         Period from October 20, 1997 (inception) to December 31, 1997 and years ended December 31, 1998 and 1999
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)


   ONI leases its headquarters facility under a noncancelable operating lease, and has acquired furniture and other equipment through capital leases. Future minimum payments for both operating and capital leases as of June 30, 2000 are as follows:

Year ending                                                Capital   Operating
December 31,                                                leases    leases
------------                                               -------- -----------
  6 months ended 2000..................................... $ 75,360 $ 1,746,350
  2001....................................................  186,524  10,221,241
  2002....................................................  151,060   9,763,855
  2003....................................................   62,941  12,588,618
  2004....................................................       --  13,097,135
  Thereafter..............................................       --  16,463,988
                                                           -------- -----------
  Future minimum lease payments........................... $475,885 $63,881,187
                                                                    ===========
  Less amount representing interest.......................   54,525
                                                           --------
  Present value of future minimum lease payments..........  421,360
  Less current portion....................................  174,798
                                                           --------
  Long-term portion....................................... $246,562
                                                           ========

   Total rent expense under the operating leases was $494,308, $908,115 and $1,998,941 for the years ended December 31, 1998 and 1999 and the six months ended June 30, 2000, respectively, and $0 for the period from October 20, 1997 (inception) to December 31, 1997.

 (b) Contingencies

   In March 2000, Nortel Networks filed suit against ONI in the United States District Court for the Northern District of California. The suit alleges that ONI's products infringe five patents held by Nortel Networks, and sets forth allegations of misappropriation of trade secrets, unlawful business practices and common law unfair competition. Nortel Networks is seeking preliminary and permanent injunctions and damages against ONI in connection with these claims. In April 2000, ONI filed a motion to dismiss Nortel Networks' claims for misappropriation of trade secrets, unlawful business practices and common law unfair competition. ONI also filed an answer and counterclaims asserting unfair business practices, tortious interference, breach of contract and seeking declarations of invalidity, unenforceability and non-infringement of the patents against Nortel Networks. On June 23, 2000, the court dismissed one of Nortel Networks' unfair competition claims and stayed its remaining claims for trade secret misappropriation and unlawful business practices in California. On July 14, 2000, Nortel Networks filed a Notice of Motion to lift the stay of the trade secret misappropriation and unlawful business practices claims in the California suit, which was granted in September 2000. ONI expects to incur substantial legal and other expenses in connection with the Nortel Networks litigation. In the event of an adverse ruling, ONI also could be required to pay damages to Nortel Networks. The accompanying consolidated financial statements do not include any costs for damages, if any, that might result from this uncertainty.

   From time-to-time ONI may be subject to other legal proceedings and claims in the ordinary course of business. ONI is not aware of any legal proceedings or claims, including the above matter

                               ONI SYSTEMS, CORP.

         Period from October 20, 1997 (inception) to December 31, 1997 and years ended December 31, 1998 and 1999
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

that ONI believes will have, individually or in the aggregate, a material adverse effect on ONI's business, financial condition or results of operations.

(11) Income Taxes

   Income tax expense consists of current state tax of $826 and $1,600 for the years ended December 31, 1998 and 1999, respectively, and current state tax of $2,500 for the six months ended June 30, 2000.

   The reconciliation between the amount computed by applying the U.S. federal statutory tax rate of 34% to loss before income tax and the actual provision for income taxes is a follows:

                                                                   Six months
                                 Period ended December 31,           ended
                             -----------------------------------    June 30,
                               1997       1998          1999          2000
                             --------  -----------  ------------  ------------
Income tax (benefit) at
 statutory rate............. $(67,679) $(3,009,456) $(15,833,790) $(25,004,115)
State taxes net of federal
 income tax benefit.........       --          826         1,600         2,500
Permanent differences.......       48        4,039        24,612        25,097
Stock Compensation..........       53      417,762     3,161,650     8,360,400
Goodwill Amortization.......       --           --       482,780       455,586
Current year net operating
 loss and temporary
 differences for which no
 benefit is recognized......   67,578    2,587,655    12,164,748    16,163,032
                             --------  -----------  ------------  ------------
Total income tax expense.... $     --  $       826  $      1,600  $      2,500
                             ========  ===========  ============  ============

   The effects of temporary differences that give rise to significant portions of deferred tax assets are as follows:

                                             December 31,
                                       -------------------------    June 30,
                                          1998          1999          2000
                                       -----------  ------------  ------------
Deferred tax assets:
  Deferred state taxes................ $        --  $      1,000  $      1,000
  Fixed assets........................      39,000       141,000        88,000
  Capitalized start-up and
   organizational expense.............     343,000       236,000       155,000
  Net operating loss carryforwards....   2,011,000    14,707,000    26,865,000
  Deferred stock compensation.........     930,000     3,502,000     8,138,000
  Research and other credit
   carryforwards......................     394,000     2,047,000     1,944,000
  Accrual amounts.....................      12,000       293,000     1,185,000
                                       -----------  ------------  ------------
    Total gross deferred tax assets...   3,729,000    20,927,000    38,376,000
Valuation allowance...................  (3,729,000)  (20,682,000)  (38,083,000)
                                       -----------  ------------  ------------
    Total deferred tax assets.........          --       245,000       293,000
  Deferred tax liabilities:
   Intangibles........................          --      (245,000)     (293,000)
                                       -----------  ------------  ------------
  Net deferred tax assets, net of
   deferred tax liabilities........... $        --  $         --  $         --
                                       ===========  ============  ============

                               ONI SYSTEMS, CORP.

         Period from October 20, 1997 (inception) to December 31, 1997 and years ended December 31, 1998 and 1999
            (Information as of June 30, 2000 and for the six months
                   ended June 30, 1999 and 2000 is unaudited)

   Management has established a valuation allowance for the portion of deferred tax assets for which realization is uncertain. The change in the valuation allowance for deferred tax assets was an increase of $3,729,000 in 1998 and an increase of $16,650,000 in 1999.

   As of December 31, 1999, ONI has net operating loss carryforwards for federal and California income tax purposes of approximately $34,000,000 available to reduce future income subject to incomes taxes. The net operating loss carryforwards for federal income tax purposes expire in various years beginning in 2012 through 2019. The net operating loss carryforwards for California purposes expire in 2005.

   ONI also has research credit carryforwards as of December 31, 1999 for federal and California income tax return purposes of approximately $1,125,000 and $864,000, respectively, available to reduce future income taxes. The federal research credit carryforward will expire in various years from 2012 through 2019. The California research credit carryforward carries forward indefinitely until realized. ONI also has a California manufacturing investment credit carryforward of $59,000 which will expire in various years beginning in 2007 through 2008.

   ONI's ability to use net operating loss and credit carryforwards may be subject to limitations pursuant to the ownership change rule of the Internal Revenue Code, Section 382 and corresponding state tax law.

(12) Employee Benefit Plan

   ONI has an Employee Savings and Retirement Plan (the Benefit Plan) under
Section 401(k) of the Internal Revenue Code for its eligible employees. The Benefit Plan is available to all of ONI's employees who meet minimum age and service requirements, and provides employees with tax deferred salary deductions and alternative investment options. Employees may contribute up to 15% of their eligible earnings, subject to certain limitations. There are no matching contributions under the Benefit Plan.

(13) Subsequent Events (unaudited)

   In September 2000, the Board of Directors authorized the filing of registration statements with the Securities and Exchange Commission that would permit ONI and certain existing stockholders to sell shares of ONI's common stock and ONI to sell convertible subordinated notes in a public offering.

                          Independent Auditors' Report

The Board of Directors
Object-Mart, Inc.:

   We have audited the accompanying balance sheet of Object-Mart, Inc. as of December 31, 1998, and the related statements of operations, shareholders' equity, and cash flows for the year ended December 31, 1998 and for the six months ended June 29, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Object-Mart, Inc. as of December 31, 1998, and the results of operations and cash flows of Object-Mart, Inc. for the year ended December 31, 1998 and for the six months ended June 29, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Mountain View, California
April 10, 2000

                               OBJECT-MART, INC.

                                 BALANCE SHEET

                                                                        December 31,
                                  ASSETS                                    1998
                                  ------                                ------------
    Current assets:
      Cash and cash equivalents........................................  $  54,568
      Accounts receivable..............................................    383,907
      Other current assets.............................................     12,623
                                                                         ---------
        Total current assets...........................................    451,098
    Property and equipment.............................................     62,428
    Other assets.......................................................      1,298
                                                                         ---------
        Total assets...................................................  $ 514,824
                                                                         =========
                   LIABILITIES AND SHAREHOLDERS' EQUITY
                   ------------------------------------
    Current liabilities:
      Accounts payable.................................................  $  15,869
      Accrued expenses.................................................      9,127
      Deferred income taxes............................................    136,863
                                                                         ---------
        Total current liabilities......................................    161,859
    Shareholders' equity:
    Common Stock, no par value; 10,000,000 shares authorized and
     2,751,000 shares issued and outstanding at December 31, 1998......    146,060
    Notes receivable from shareholder..................................   (143,360)
    Retained earnings..................................................    350,265
                                                                         ---------
        Total shareholders' equity.....................................    352,965
                                                                         ---------
          Total liabilities and shareholders' equity...................  $ 514,824
                                                                         =========



                 See accompanying notes to financial statements

                               OBJECT-MART, INC.

                            STATEMENTS OF OPERATIONS

                                                                    Six months
                                                        Year ended    ended
                                                       December 31,  June 29,
                                                           1998        1999
                                                       ------------ ----------
Revenue...............................................  $1,933,081  $1,744,600
  Cost of revenue.....................................   1,023,922     509,013
                                                        ----------  ----------
    Gross profit......................................     909,159   1,235,587
                                                        ----------  ----------
Operating expenses:
  Research and development............................     198,526     582,927
  Sales and marketing.................................     129,451      52,888
  General and administrative..........................      69,237     105,524
  Stock compensation..................................          --     466,507
                                                        ----------  ----------
    Total operating expenses..........................     397,214   1,207,846
                                                        ----------  ----------
    Operating income..................................     511,945      27,741
Interest income, net..................................       8,138      14,286
                                                        ----------  ----------
  Income before income taxes..........................     520,083      42,027
Income taxes..........................................     207,140     109,023
                                                        ----------  ----------
    Net income/(loss).................................  $  312,943  $  (66,996)
                                                        ==========  ==========




                See accompanying notes to financial statements.

                               OBJECT-MART, INC.

                            STATEMENTS OF CASH FLOWS

                                                                    Six months
                                                        Year ended    ended
                                                       December 31,  June 29,
                                                           1998        1999
                                                       ------------ ----------
Cash flows from operating activities:
 Net income/(loss)....................................  $ 312,943   $  (66,996)
 Deferred tax expense.................................         --       28,543
 Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.......................     46,521       20,811
  Amortization of deferred stock compensation.........         --      466,507
 Changes in operating assets and liabilities:
  Accounts receivable.................................   (349,750)    (206,400)
  Prepaid expenses and other current assets...........    (12,208)    (198,000)
  Other assets........................................        410           --
  Accounts payable....................................      9,536      (15,836)
  Accrued liabilities.................................     (7,475)     275,838
  Deferred income taxes...............................    136,863     (121,828)
  Deferred revenue....................................         --    1,000,000
                                                        ---------   ----------
    Net cash provided by operating activities.........   (136,840)   1,182,639
Cash flows used in investing activities:
 Purchase of property and equipment...................   (108,948)     (58,951)
                                                        ---------   ----------
    Net cash used in investing activities.............   (108,948)     (58,951)
                                                        ---------   ----------
Cash flows from financing activities:
 Proceeds from issuance of common stock...............      2,700      255,638
                                                        ---------   ----------
    Net cash provided by financing activities.........      2,700      255,638
                                                        ---------   ----------
    Net increase in cash and cash equivalents.........     30,592    1,379,326
Cash and cash equivalents at beginning of period......     23,976       54,568
                                                        ---------   ----------
Cash and cash equivalents at end of period............  $  54,568   $1,433,894
                                                        =========   ==========



                See accompanying notes to financial statements.

                               OBJECT-MART, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
        Year ended December 31, 1998 and six months ended June 29, 1999

                                               Notes
                            Common stock     receivable                Total
                         ------------------     from     Retained  shareholders'
                          Shares    Amount  shareholders earnings     equity
                         --------- -------- ------------ --------  -------------
Balance as of December
 31, 1997............... 2,500,000 $ 65,500  $ (65,500)  $ 37,322   $   37,322
Issuance of common
 stock..................   251,000   80,560    (77,860)        --        2,700
Net income..............        --       --         --    312,943      312,943
                         --------- --------  ---------   --------   ----------
Balance as of December
 31, 1998............... 2,751,000 $146,060  $(143,360)  $350,265   $  352,965
Exercise of options for
 cash...................   877,500  255,638         --         --      255,638
Stock compensation......        --  466,507         --         --      466,507
Net loss................        --       --         --    (66,996)     (66,996)
                         --------- --------  ---------   --------   ----------
                         3,628,500 $868,205  $(143,360)  $283,269   $1,008,114
                         ========= ========  =========   ========   ==========





                See accompanying notes to financial statements.

                               OBJECT-MART, INC.

                         NOTES TO FINANCIAL STATEMENTS

        Year ended December 31, 1998 and six months ended June 29, 1999

(1) Description of Business and Significant Accounting Policies

 (a) Description of Business

   Object-Mart, Inc. was incorporated in California on February 27, 1997. The company provided telecommunications software products and services to telecommunications software development companies, service providers and equipment manufacturers.

 (b) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires Object-Mart to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and to disclose contingent assets and liabilities at the date of the financial statements and the reported results of operations during the reporting period. Actual results could differ from those estimates.

 (c) Cash and Cash Equivalents

   Object-Mart considers highly liquid investments with remaining maturities of less than three months at the date of purchase to be cash equivalents. As of December 31, 1998, cash equivalents consisted of a money market account in the amount of $50,862.

 (d) Accounts Receivable

   Accounts receivable is comprised of unbilled trade accounts receivable. As of December 31, 1998, there was no allowance for uncollectible accounts receivable.

 (e) Property and Equipment

   Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from one to three years. Depreciation expense for the year ended December 31, 1998 was $46,521 and for the six month period ended June 29, 1999 was $20,811.

 (f) Software Development Costs

   Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", requires the capitalization of certain software development costs incurred subsequent to the date technological feasibility is established and prior to the date the product is generally available for sale. The capitalized cost is then amortized over the estimated life of the product. To date, Object-Mart has not capitalized any software development costs because capitalizable costs meeting the requirements SFAS No. 86 have not been significant.

 (g) Revenue Recognition

   Object-Mart derives its revenue from software license agreements and consulting services. Software license revenues are recognized upon execution of the license agreement and delivery of the software. In all cases, however, no significant post-contract obligations of Object-Mart shall be remaining. Otherwise, software license fees are deferred until all of the requirements for revenue

                               OBJECT-MART, INC.

recognition have been satisfied. Consulting services contracts include both hourly service-based contracts and milestone based contracts. Hourly service-based contracts are billed and recognized as the services are performed. Milestone-based contracts are billed and recognized when the milestones are completed and when product, if any, committed for the milestones is shipped and accepted.

   Revenue from the sale of software was accounted for in accordance with Statement of Position (SOP) 97-2, "Software Revenue Recognition", SOP 98-4, "Deferral of Effective Date of SOP 97-2", and SOP 98-9, "Software Revenue Recognition with Respect to Certain Arrangements".

 (h) Research and Development

   All research and development costs are expensed as incurred.

 (i) Fair Value of Financial Instruments

   The fair value of Object-Mart's cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued liabilities approximates their carrying value due to the short-term nature of those instruments.

 (j) Stock-Based Compensation

   Object-Mart accounts for stock-based awards to employees using the intrinsic value method. Expense associated with stock-based compensation is being amortized on an accelerated basis over the vesting period of the individual award consistent with the method described in Financial Accounting Standards Board (FASB) Interpretation No. 28. Consistent with the fair value approach enumerated in SFAS No. 123, Object-Mart discloses the pro forma effects of using the fair value method of accounting for stock-based compensation arrangements.

 (k) Comprehensive Income/Loss

   Other comprehensive income/loss refers to revenue, expenses, gains and losses that are not included in net income/loss, but rather are recorded directly in stockholders' equity. To date, Object-Mart has no items of other comprehensive income/loss and, accordingly, comprehensive loss is the same as net loss.

 (l) Income Taxes

   Object-Mart utilizes the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

                               OBJECT-MART, INC.

   Income tax expense for the year ended December 31, 1998 and the six months ended June 29, 1999 consisted of:

                                                                     Six months
                                                         Year ended    ended
                                                        December 31,  June 29,
                                                            1998        1999
                                                        ------------ ----------
   Current:
     Federal...........................................   $ 54,798   $ 182,007
     State.............................................     15,479      48,845
                                                          --------   ---------
       Total current tax expense.......................   $ 70,277   $ 230,852
                                                          --------   ---------
   Deferred:
     Federal...........................................    106,414     (97,429)
     State.............................................     30,449     (24,400)
                                                          --------   ---------
       Total deferred tax expense (credit).............    136,863    (121,829)
                                                          --------   ---------
       Total tax expense...............................   $207,140   $ 109,023
                                                          ========   =========

   The income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of the following:

                                                          December 31, June 29,
                                                              1998       1999
                                                          ------------ --------
   Federal tax at statutory rate.........................   $176,828   $ 14,289
   State taxes, net of federal income tax benefit........     30,312     18,011
   Deferred stock compensation...........................         --     79,362
   Other.................................................         --     (2,639)
                                                            --------   --------
       Total tax expense.................................   $207,140   $109,023
                                                            ========   ========

   The types of temporary differences that give rise to significant portions of Object-Mart's deferred tax assets and liabilities are set out below.

                                                                    December 31,
                                                                        1998
                                                                    ------------
   Deferred tax assets:
     State income taxes............................................  $  15,616
     Plant and equipment...........................................      1,279
                                                                     ---------
   Gross deferred tax assets.......................................     16,895
   Deferred tax liabilities:
     Accruals and reserves.........................................   (153,758)
                                                                     ---------
   Net deferred tax liabilities....................................  $(136,863)
                                                                     =========

                               OBJECT-MART, INC.

(2) Property and Equipment

   Property and equipment as of December 31, 1998 consisted of the following:

                                                                    December 31,
                                                                        1998
                                                                    ------------
    Computers......................................................   $ 85,488
    Software.......................................................     18,985
    Furniture......................................................      4,476
                                                                      --------
                                                                       108,949
    Less accumulated depreciation..................................     46,521
                                                                      --------
    Total..........................................................   $ 62,428
                                                                      ========

(3) Concentrations of Credit Risk

   Financial instruments, which potentially subject Object-Mart to concentrations of credit risk, consist principally of cash equivalents and accounts receivable. Cash equivalents are money market funds maintained with a high quality financial institution. Object-Mart generally does not require collateral for sales on credit. Object-Mart closely monitors extensions of credit and has not experienced significant credit losses in the past.

   A summary of sales to major customers that exceeded 10% of total sales during the year ended December 31, 1998 and the six months ended June 29, 1999, and the amount due from these customers as of December 31, 1998 follows:

                                                   Sales
                                        --------------------------- December 31,
                                         Year ended    Six months       1998
                                        December 31, ended June 29,   Accounts
                                            1998          1999       receivable
                                        ------------ -------------- ------------
    Customer A.........................   $725,810      $     --      $ 90,000
    Customer B.........................   $661,521      $     --      $     --
    Customer C.........................   $277,350      $279,900      $277,350
    Customer D.........................   $268,400      $788,800      $ 18,400
    Customer E.........................   $     --      $387,600      $     --

(4) Shareholders' Equity

 (a) Common Stock

   In June 1999, in connection with the acquisition by ONI Systems, Corp., all outstanding shares of common stock of Object-Mart were acquired by ONI in exchange for ONI's common stock and cash consideration. Pursuant to the acquisition agreement, all shares of Object-Mart's common stock and outstanding options became vested upon acquisition were exchanged into ONI's common stock. As a result, Object-Mart recorded $466,507 of stock compensation.

 (b) Stock Option Plan

 1998 Stock Option Plan

   In July 1998, Object-Mart's Board of Directors adopted the 1998 Stock Option Plan (1998 Plan) and reserved a total of 1,000,000 share of Object-Mart's common stock for issuance thereunder.

                               OBJECT-MART, INC.

Options granted under the 1998 Plan may be designated as "Incentive Stock Options" or "Nonstatutory Stock Options" at the discretion of Object-Mart, with exercise prices not less than the fair market value at the date of grant. Options generally vest 25% on the first anniversary of the vesting start date and then monthly over the next three years. Options expire ten years from the date of grant. All options were vested upon Object-Mart's acquisition by ONI.

   A summary of the status of Object-Mart's option plan is as follows:

                                                                 Outstanding
                                                                   options
                                                              -----------------
                                                                       Weighted
                                                                       average
                                                              Weighted  grant
                                          Shares     Number   average    date
                                         available     of     exercise   fair
                                         for grant   shares    price    value
                                         ---------  --------  -------- --------
   Balance as of December 31, 1997......        --        --
   Authorized in July, 1998............. 1,000,000
     Granted............................  (900,000)  900,000   $0.20    $0.20
     Exercised..........................        --   (75,000)   0.20
     Cancelled..........................   200,000  (200,000)   0.20
                                         ---------  --------   -----
   Balance as of 12/31/98...............   300,000   625,000   $0.20
     Granted............................  (295,500)  295,500    0.60    $0.60
     Exercised..........................        --  (917,500)   0.33
     Cancelled..........................     3,000    (3,000)   0.20
                                         ---------  --------   -----
   Balance as of June 29, 1999..........     7,500        --   $  --
                                         =========  ========   =====

 (c) Accounting for Stock-Based Compensation

   Object-Mart uses the intrinsic value method in accounting for its employee stock-based compensation plan. Accordingly, no compensation cost has been recognized for any of its stock options granted because the exercise price of each option equaled or exceeded the fair value of the underlying common stock as of the grant date for each stock option.

   Had compensation cost for Object-Mart's stock-based compensation plan been determined consistent with the fair value approach set forth in SFAS No. 123, Object-Mart's net loss applicable to common stockholders for the year ended December 31, 1998, and the six month ended June 29, 1999, would not have been materially different from the reported net income/loss.

                               ONI SYSTEMS CORP.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

   The following unaudited pro forma combined condensed statement of operations is presented for illustrative purposes only and is not necessarily indicative of the combined results of operations for future periods or the results of operations that actually would have been realized had ONI Systems and Object-Mart, Inc. been a combined company during the specified periods. The unaudited pro forma combined condensed statement of operations, including the related notes, is qualified in its entirety by reference to, and should be read in conjunction with, the historical financial statements and related notes thereto of ONI Systems and Object-Mart, Inc., included elsewhere in this prospectus. The following unaudited pro forma combined condensed statement of operations gives effect to the acquisition of Object-Mart, Inc. by ONI Systems using the purchase method of accounting. The unaudited pro forma combined condensed statement of operations is based on the respective historical audited financial statements and related notes of ONI Systems and Object-Mart, Inc.

   The unaudited pro forma combined condensed statement of operations assumes that the acquisition took place on January 1, 1999 and combines ONI Systems, audited consolidated statement of operations for the year ended December 31, 1999 which includes Object-Mart's results of operations subsequent to June 29, 1999, the date of acquisition, with Object-Mart's audited consolidated statement of operations for the six months ended June 29, 1999.

                               ONI SYSTEMS CORP.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          Year ended December 31, 1999

                               Historical                 Pro forma
                         ------------------------  ----------------------------
                                        Object-
                         ONI Systems      Mart     Adjustments       Combined
                         ------------  ----------  -----------     ------------
Revenue................. $  3,033,995  $1,744,600  $  (152,800)(a) $  4,625,795
  Cost of revenues......    1,032,144     509,013      (64,384)(b)    1,476,773
                         ------------  ----------  -----------     ------------
                            2,001,851   1,235,587      (88,416)       3,149,022
                         ------------  ----------  -----------     ------------
Operating expenses:
  Research and
   development..........   24,857,708     582,927     (101,108)(c)   25,339,527
  Sales and marketing...    4,557,245      52,888       12,692 (d)    4,622,825
  General and
   administrative.......    3,455,142     105,524           --        3,560,666
  Amortization of
   deferred stock
   compensation.........   11,421,739     466,507           --       11,888,246
  Amortization of common
   stock warrants.......    2,890,500          --           --        2,890,500
  Amortization of
   goodwill and
   intangibles..........    1,842,460          --    1,419,960(e)     3,262,420
  In-process research
   and development......      170,000          --     (170,000)(f)           --
                         ------------  ----------  -----------     ------------
    Total operating
     expenses...........   49,194,794   1,207,846    1,161,544       51,564,184
                         ------------  ----------  -----------     ------------
    Operating loss......  (47,192,943)     27,741   (1,249,960)     (48,415,162)
Interest income, net....      622,972      14,286           --          637,258
    Income (loss) before
     income taxes         (46,569,971)     42,027   (1,249,960)     (47,777,904)
Income taxes............        1,600     109,023     (109,023)(g)        1,600
                         ------------  ----------  -----------     ------------
    Net income (loss)... $(46,571,571) $  (66,996) $(1,140,937)    $(47,779,504)
                         ============  ==========  ===========     ============
Basic and diluted net
 loss per share          $      (2.58)                             $      (2.65)
                         ============                              ============
Shares used to compute
 basic and diluted net
 loss per share.........   18,043,188                                18,043,188
                         ============                              ============


 See accompanying notes to unaudited pro forma combined condensed statement of operations.

                               ONI SYSTEMS CORP.

    NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

(1) Unaudited Pro Forma Combined Condensed Statement of Operations

   The pro forma combined condensed statement of operations give effect to the acquisition as if it had occurred on January 1,1999.

   The following adjustments have been reflected in the unaudited pro forma combined condensed statement of operations:

  (a) Adjustment to eliminate intercompany revenue;

  (b) Adjustment to eliminate cost of revenue related to intercompany revenue;

  (c) Adjustment to eliminate intercompany expense of $152,800 netted against reclassification of cost of revenue of $51,692;

  (d) Adjustment to reclassify cost of revenue;

  (e) The adjustment to record additional amortization of goodwill for the six month period ended June 29, 1999 is calculated as the six-month amortization of the $5,679,839 goodwill recorded in relation to the Object-Mart acquisition, to be amortized over a two-year period;

  (f) Adjustment to reverse the value of purchased in-process research and development as this is a non-recurring charge; and

  (g) Adjustment to reverse income tax expense for the amount of the combined company

[LOGO OF ONI SYSTEMS]

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  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    9
Special Notice Regarding Forward-Looking Statements.......................   21
Use of Proceeds...........................................................   22
Price Range of Common Stock...............................................   22
Dividend Policy...........................................................   22
Capitalization............................................................   23
Selected Consolidated Financial Data......................................   24
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   25
Business..................................................................   35
Management................................................................   48
Related Party Transactions................................................   61
Principal Stockholders....................................................   66
Description of Notes......................................................   69
Description of Capital Stock..............................................   83
Certain United States Federal Income Tax Considerations...................   87
Shares Eligible for Future Sale...........................................   90
Underwriting..............................................................   93
Validity of Securities....................................................   95
Experts...................................................................   95
Where You Can Find Additional Information.................................   95
Index to Financial Statements.............................................  F-1

                               ----------------


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                                 $300,000,000

                               ONI Systems Corp.

            5% Convertible Subordinated Notes due October 15, 2005

                               ----------------

                              [ONI SYSTEMS LOGO]

                               ----------------

                             Goldman, Sachs & Co.

                          Credit Suisse First Boston

                              Robertson Stephens

                                   Chase H&Q

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